    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                 WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

                GEORGIA                                     4813                                   58-1521612
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                                 (601) 360-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               BERNARD J. EBBERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                                 (601)360-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

    P. BRUCE BORGHARDT, ESQ.             DON G. LENTS, ESQ.              ALLEN FINKELSON, ESQ.
       GENERAL COUNSEL--               R. RANDALL WANG, ESQ.            ROBERT A. KINDLER, ESQ.
     CORPORATE DEVELOPMENT                 BRYAN CAVE LLP               CRAVATH, SWAINE & MOORE
         WORLDCOM, INC.            211 NORTH BROADWAY, SUITE 3600           WORLDWIDE PLAZA
10777 SUNSET OFFICE DRIVE, STE.         ST. LOUIS, MO 63102                825 EIGHTH AVENUE
              330                          (314) 259-2000                  NEW YORK, NY 10019
      ST. LOUIS, MO 63127                                                    (212) 474-1000
         (314) 909-4100

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
             TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED              BE REGISTERED(1)        PER UNIT            PRICE(2)             FEE(2)
Common Stock, par value $.01, and associated
  Preferred Stock Purchase Rights(3).............     952,718,139             N/A           $23,001,321,206        $6,970,098

(1) Represents the maximum amount of common stock, par value $.01 per share (the "WorldCom Common Stock"), of WorldCom, Inc. ("WorldCom"), issuable upon the consummation of the exchange offer for shares (the "Shares") of common stock, par value $.10 per share (the "MCI Common Stock"), of MCI Communications Corporation ("MCI") (including the shares of MCI Common Stock into which the outstanding shares of Class A common stock, par value $.10 per share, of MCI (the "MCI Class A Common Stock") would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares pursuant to the exchange offer), together with associated preferred stock purchase rights. According to MCI's Current Report on Form 8-K, dated August 26, 1997, as of August 19, 1997, there were issued and outstanding 694,419,141 Shares, based on (i) 558,420,209 shares of MCI Common Stock and (ii) 135,998,932 shares of MCI Class A Common Stock. Based on the foregoing and assuming that (i) no Shares have been issued since August 19, 1997 and (ii) no options for Shares have been issued other than the 86,113,498 options to purchase MCI Common Stock reported in MCI's Current Report on Form 8-K, dated August 26, 1997, the maximum number of Shares to be received in the exchange would be 780,532,639. However, the actual maximum number of Shares will depend on the facts as they exist on the date of the exchange.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the registration fee was computed on the basis of $29.47 per Share, the average of the high and low prices of MCI Common Stock as reported on The Nasdaq Stock Market on September 24, 1997.

(3) Preferred Stock Purchase Rights are attached to and trade with the WorldCom Common Stock. Value attributable to such Rights, if any, is reflected in the market price of the WorldCom Common Stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  PROSPECTUS

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         MCI COMMUNICATIONS CORPORATION
                                      FOR
                             $41.50 OF COMMON STOCK
                            (SUBJECT TO ADJUSTMENT)
                                       OF
                                 WORLDCOM, INC.

WorldCom, Inc., a Georgia corporation ("WorldCom"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (collectively, the "Offer"), to exchange shares of common stock, par value $.01 per share, of WorldCom (the "WorldCom Common Stock") for each outstanding share (each, a "Share") of common stock, par value $.10 per share (the "MCI Common Stock"), of MCI Communications Corporation, a Delaware corporation ("MCI") (including the shares of MCI Common Stock into which the outstanding shares of Class A common stock, par value $.10 per share of MCI (the "Class A Common Stock") would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares pursuant to the Offer), together with the associated preferred stock purchase rights (each a "Right" and, collectively, the "Rights") issued pursuant to a Rights Agreement, dated as of September 30, 1994, between MCI and Mellon Bank, N.A., as Rights Agent, as amended (the "MCI Rights Agreement"), validly tendered on or prior to the Expiration Date and not properly withdrawn. The holder of each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $41.50 by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market (the "WorldCom Average Price") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided, that the Exchange Ratio shall not be less than 1.0375 nor greater than 1.2206. Accordingly, each Share will be exchanged for WorldCom Common Stock having a market value of $41.50 if the WorldCom Average Price is between $40.00 and $34.00. If the WorldCom Average Price is greater than $40.00, each Share will be exchanged for WorldCom Common Stock having a market value of more than $41.50 and, conversely, if the WorldCom Average Price is less than $34.00, each Share will be exchanged for WorldCom Common Stock having a market value of less than $41.50 . Cash will be paid in lieu of any fractional shares of WorldCom Common
Stock. On [            ], the closing price of WorldCom Common Stock as reported
in The Nasdaq National Market was $[    ]. Based on a WorldCom Average Price
equal to that amount, each Share would be exchanged for WorldCom Common Stock
having a market value of $    . The Exchange Ratio will change as the market
value of WorldCom Common Stock changes. The actual WorldCom Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time). Unless the context otherwise requires and unless the Rights are redeemed, invalidated or inapplicable to the acquisition of Shares pursuant to the Offer and the Merger (as hereinafter defined), all references to the Shares shall include the associated Rights.

(COVER PAGE CONTINUES)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
ON [             ], 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").
TENDERS OF SHARES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEALER MANAGER FOR THE OFFER IS:

----------------------------------------------
SALOMON BROTHERS INC
---------------------------------------------------------

The date of this Prospectus is             , 1997.

(COVER PAGE CONTINUED)

WORLDCOM'S OBLIGATION TO EXCHANGE SHARES OF WORLDCOM COMMON STOCK FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES THAT WILL CONSTITUTE AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (I.E., AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES (INCLUDING THE CLASS A COMMON STOCK OF MCI), OTHER THAN THE RIGHTS, HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) AS OF THE DATE THE SHARES ARE ACCEPTED FOR EXCHANGE BY WORLDCOM PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"),
(II) APPROVAL OF THE ISSUANCE OF SHARES OF THE WORLDCOM COMMON STOCK PURSUANT TO THE OFFER AND OF THE MERGER BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF SHARES OF WORLDCOM CAPITAL STOCK REPRESENTING A MAJORITY OF THE VOTING POWER OF THE SHARES OF WORLDCOM CAPITAL STOCK THAT ARE DULY VOTED, VOTING AS A SINGLE CLASS, AT A MEETING OF SUCH HOLDERS (THE "WORLDCOM SHAREHOLDER APPROVAL CONDITION"), (III) THE STOCKHOLDERS OF MCI HAVING DISAPPROVED THE AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 3, 1996 BETWEEN MCI, BRITISH TELECOMMUNICATIONS PLC ("BT") AND A WHOLLY-OWNED SUBSIDIARY OF BT, AS AMENDED (THE "BT/MCI MERGER AGREEMENT CONDITION"), (IV) WORLDCOM BEING SATISFIED IN ITS SOLE DISCRETION THAT THE RIGHTS ARE INVALID OR ARE NOT APPLICABLE TO THE ACQUISITION OF THE SHARES PURSUANT TO THE OFFER AND THE MERGER (THE "RIGHTS PLAN CONDITION"), (V) THE RECEIPT OF APPROVAL FROM THE FEDERAL COMMUNICATIONS COMMISSION TO THE INTERIM TRANSFER OF CONTROL OF MCI TO AN INDEPENDENT VOTING TRUSTEE IN ACCORDANCE WITH THE FCC'S POLICY STATEMENT ON TENDER OFFERS AND PROXY CONTESTS (THE "VOTING TRUST CONDITION"), (VI) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE MERGER AND THE RECEIPT OF ALL REQUISITE FOREIGN ANTITRUST APPROVALS (THE "ANTITRUST CONDITION") AND THE OTHER CONDITIONS TO THE OFFER DESCRIBED UNDER "CONDITIONS TO THE OFFER." SEE "CONDITIONS OF THE OFFER."

THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES. ANY SUCH SOLICITATIONS WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THIS PROSPECTUS CONTAINS CERTAIN ANALYSES AND STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF WORLDCOM FOLLOWING THE CONSUMMATION OF THE OFFER AND THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS THAT MAY BE REALIZED FROM THE MERGER. SEE "PROSPECTUS SUMMARY--COMPARISON OF THE PROPOSALS" AND "BACKGROUND OF THE OFFER--COMPARISON OF THE PROPOSALS." SUCH ANALYSES AND STATEMENTS INCLUDE FORWARD-LOOKING STATEMENTS WITH RESPECT TO, AMONG OTHER THINGS: (1) EXPECTED COST SAVINGS FROM THE MERGER; (2) REGULATORY TREATMENT; (3) FUTURE BUSINESS DECISIONS; AND (4) OTHER UNCERTAINTIES, WHICH STATEMENTS, THOUGH CONSIDERED REASONABLE BY WORLDCOM, ARE SUBJECT TO UNCERTAINTIES AND INVOLVE MATTERS THAT ARE BEYOND WORLDCOM'S CONTROL AND DIFFICULT TO PREDICT. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS." FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF WORLDCOM AFTER THE MERGER IS INCLUDED IN THE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCORPORATED BY REFERENCE HEREIN.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of his or her Shares and the associated Rights should either (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such
facsimile and any other required documents to [             ] (the "Exchange
Agent") and either deliver the certificates for such Shares and Rights to the Exchange Agent along with the Letter of Transmittal, deliver such Shares and Rights pursuant to the procedures for book-entry transfer set forth herein or comply with the guaranteed delivery procedures set forth below or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares and Rights registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares and Rights.

    Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the MCI Distribution Date (as defined herein) occurs, a tender of Shares will constitute a tender of the associated Rights.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WORLDCOM OR SALOMON BROTHERS INC (THE "DEALER MANAGER"). THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, WORLDCOM MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WORLDCOM OR MCI SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                               TABLE OF CONTENTS

Index Of Defined Terms.................         iv

Available Information..................         vi

Incorporation Of Certain Documents By
  Reference............................         vi

MCI Information........................        vii

Prospectus Summary.....................          1

Cautionary Statement Regarding Forward-
  Looking Statements...................         22

Background Of The Offer................         22

The Offer..............................         30

Conditions Of The Offer................         38

Purpose Of The Offer; The Merger.......         44

Certain Federal Income Tax
  Consequences.........................         46

Effect Of Offer On Market For Shares;
  Registration Under The Exchange
  Act..................................         48

Regulatory Filings and Approvals.......         50

Fees And Expenses......................         50

Accounting Treatment...................         51

Trading Market.........................         52

Material Contacts Between MCI And
  WorldCom.............................         52

Pro Forma Financial Information........         53

Information Regarding MCI..............         69

Information Regarding WorldCom.........         69

Description Of WorldCom Capital
  Stock................................         75

Comparative Rights Of Shareholders.....         83

Market Prices And Dividends............         92

Legal Matters..........................         93

Experts................................         93

Directors And Executive Officers Of
  WorldCom.............................         94

                             INDEX OF DEFINED TERMS

"Accumulated Unpaid Dividends"........
"Acquiring Person"....................
"Acquisition".........................
"Acquisition Transaction".............
"ADS".................................
"Affiliate"...........................
"Agent's Message".....................
"ANS".................................
"Antitrust Condition".................
"Antitrust Division"..................
"AOL".................................
"AOL HSR Condition" ..................
"AOL Purchase and Sale Agreement".....
"Associate"...........................
"AT&T"................................
"BFP".................................
"BFP Merger Agreement"................
"BOC".................................
"Book-Entry Confirmation".............
"Book-Entry Transfer Facilities"......
"BT"..................................
"BT/MCI Merger Agreement Condition"...
"BT/MCI Merger Agreement".............
"BT Sub"..............................
"Business Combination"................
"Business Day"........................
"Business Transaction"................
"Call Price"..........................
"Cautionary Statements"...............
"CNS".................................
"Code"................................
"Commission"..........................
"Common Equivalent Rate"..............
"Concert".............................
"Continuing Director".................
"Control".............................
"CompuServe"..........................
"CompuServe Merger"...................
"CompuServe Merger Agreement".........
"Dealer Manager"......................
"Deposit Agreement"...................
"Depositary"..........................
"Depositary Receipts".................
"DGCL"................................
"Distribution Date"...................
"DOJ".................................
"Election Contest"....................
"Eligible Institution"................
"European Commission".................
"Exchange Act"........................
"Exchange Agent"......................
"Exchange Ratio"......................
"Expiration Date".....................
"Extraordinary Cash Dividend".........
"Facility A Loans"....................
"Facility B Loans"....................
"fair price"..........................
"FCC".................................
"FCC Approval"........................
"FCC Transfer Applications"...........
"Final Expiration Date"...............
"FTC".................................
"GBCC"................................
"HSR Act".............................
"ILECs"...............................
"Information Agent"...................
"Initial Redemption Date".............
"Interested Stockholder"..............
"ISPs"................................
"IXCs"................................
"Letter Agreement"....................
"Letter of Transmittal"...............
"MCI".................................
"MCI 1996 Form 10-K"..................
"MCI Acquiring Person"................
"MCI By-laws".........................
"MCI Class A Common Stock"............
"MCI Common Stock"....................
"MCI Distribution Date"...............
"MCI Rights Plan".....................
"Mandatory Conversion Date"...........
"Material Adverse Effect".............
"Merger"..............................
"MFS Merger"..........................

"Minimum Tender Condition"............
"NASD"................................
"Nasdaq"..............................
"New Credit Facilities"...............
"Notice of Guarantied Delivery".......
"NPRM"................................
"Offer"...............................
"Offer Conditions"....................
"Old Credit Facilities"...............
"Optional Conversion Rate"............
"Original BT Acquisition Proposal"....
"Original BT/MCI Merger Agreement"....
"Original BT/MCI Proxy Statement/
  Prospectus".........................
"Policy Statement"....................
"PoPs"................................
"Preferred Shares"....................
"Prospectus"..........................
"Proxy Solicitation"..................
"PUC".................................
"Radio Applications"..................
"Redemption Price"....................
"Registration Statement"..............
"Regulators"..........................
"Related Person"......................
"Requisite Regulatory Approvals"......
"Revised BT Acquisition Proposal".....
"Right"...............................
"Rights Agreement"....................
"Rights Delivery Period"..............
"Rights Plan Condition"...............
"Salomon".............................
"Section 214 Application".............
"Securities Act"......................
"Service".............................
"Shares"..............................
"short-form merger"...................
"STA".................................
"STA Application".....................
"State Application"...................
"State Approvals".....................
"Stock Acquisition Date"..............
"Subdivision".........................
"Telecom Act".........................
"Trust Stock".........................
"Trustee".............................
"U.S. Holders"........................
"UUNET"...............................
"UUNET Acquisition"...................
"Voting Preferred Stock"..............
"Voting Trust"........................
"Voting Trust Condition"..............
"WorldCom"............................
"WorldCom 1996 Form 10-K".............
"WorldCom Acquiring Person"...........
"WorldCom Articles"...................
"WorldCom Average Price"..............
"WorldCom Common Stock"...............
"WorldCom Depositary Shares"..........
"WorldCom Right"......................
"WorldCom Rights Plan"................
"WorldCom Series 3 Preferred Stock"...
"WorldCom Series A Preferred Stock"...
"WorldCom Series B Conversion Rate"...
"WorldCom Series B Preferred Stock"...
"WorldCom Shareholder Approval
  Condition"..........................
"WorldCom Special Meeting"............
"WorldCom Voting Stock"...............
"WilTel"..............................
"WTO Agreement".......................

                             AVAILABLE INFORMATION

    Each of WorldCom and MCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by each of WorldCom and MCI may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Shares of WorldCom's Common Stock, depositary shares representing WorldCom's Series A 8% Cumulative Convertible Preferred Stock (the "WorldCom Series A Preferred Stock"), and the MCI Common Stock are included on The Nasdaq Stock Market and the reports, proxy statements and other information filed by WorldCom and MCI also can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), at 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by WorldCom with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the WorldCom Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits thereto for further information with respect to WorldCom, WorldCom Common Stock, MCI and the Shares. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

    Not later than the date of commencement of the Offer, WorldCom will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such Schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

    Pursuant to Rule 409 promulgated under the Securities Act, and Rule 12b-21 promulgated under the Exchange Act, WorldCom will request that MCI and its independent public accountants, Price Waterhouse LLP, provide to WorldCom the information required for complete disclosure concerning the business, operations, financial condition and management of MCI. WorldCom will provide any and all information that it receives from MCI or Price Waterhouse LLP prior to the expiration of the Offer and that WorldCom deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by WorldCom (formerly Resurgens Communications Group, Inc. ("Resurgens")) under File No. 0-11258 (formerly File No. 1-10415) and by MCI under File No. 0-6457 pursuant to the Exchange Act are incorporated herein by reference:

        (a) (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "WorldCom 1996 Form 10-K");

           (2) WorldCom's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997;

           (3) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996 and as amended on Forms 8-K/A filed November 4, 1996 and November 20, 1996), December 31, 1996 (filed January 15, 1997), March 18, 1997 (filed March 24, 1997), March 26, 1997 (filed April 2,

    1997), June 30, 1997 (filed July 7, 1997), August 5, 1997 (filed August 5,
    1997), August 8, 1997 (filed August 11, 1997), August 22, 1997 (filed August 25, 1997), August 28, 1997 (filed September 10, 1997), and September 7, 1997 (filed September 17, 1997);

           (4) the description of WorldCom's (formerly Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in WorldCom's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to WorldCom's Special Meeting of Shareholders held on December 20, 1996, under the following captions: "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders;"

           (5) the description of WorldCom's Preferred Stock Purchase Rights contained in WorldCom's Registration Statement on Form 8-A dated August 26, 1996, as updated by WorldCom's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997);

           (6) the descriptions of the WorldCom Series A Preferred Stock, the WorldCom Series B Convertible Preferred Stock and the WorldCom Depositary Shares contained in WorldCom's Registration Statements on Form 8-A dated November 13, 1996; and

           (7) MFS Communications Company, Inc. ("MFS") Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 33-72594 (formerly File No. 0-21594)).

        (b) (1) MCI's Annual Report on Form 10-K for the year ended December 31, 1996 (the "MCI 1996 Form 10-K");

           (2) MCI's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997;

           (3) MCI's Current Reports on Form 8-K dated November 5, 1996, July 10, 1997 and August 26, 1997; and

          (4) MCI's Proxy Statement on Schedule 14A dated March 3, 1997 (the "Original BT/MCI Proxy Statement/Prospectus") and filed with the Commission on March 7, 1997.

    All documents filed by WorldCom and MCI with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein, or in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO WORLDCOM, 515 EAST AMITE STREET, JACKSON, MISSISSIPPI 39201-2702, ATTENTION: STEPHANIE Q. SCOTT, DIRECTOR OF FINANCIAL REPORTING (TELEPHONE: (601)360-8600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY [      ,] 1997.

                                MCI INFORMATION

    While WorldCom has included herein information concerning MCI insofar as it is known or reasonably available to WorldCom, MCI is not affiliated with WorldCom and MCI has not yet permitted access by WorldCom to MCI's books and records. Therefore, information concerning MCI that has not been made public is not available to WorldCom. Although WorldCom has no knowledge that would indicate that statements relating to MCI contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, WorldCom was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DESCRIPTIONS AND FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IN PARTICULAR, MCI STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS." AS USED IN THIS PROSPECTUS, THE TERM "WORLDCOM" REFERS TO WORLDCOM, INC. AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS SUBSIDIARIES, AND THE TERM "MCI" REFERS TO MCI COMMUNICATIONS CORPORATION AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS SUBSIDIARIES.

WORLDCOM

    WorldCom, Inc. ("WorldCom") is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

    WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide business with high quality local, long distance, data, and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access ATM-based service and interconnection via Network Access Points to Internet service providers.

    WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

MCI

    The following information concerning MCI Communications Corporation ("MCI") is derived from the MCI 1996 Form 10-K:

    MCI is one of the world's leading providers of communication services. It is the second largest carrier of long-distance telecommunication services in the United States and the third largest carrier of international long-distance telecommunication services in the world.

    MCI provides a broad range of communication services, including long-distance telecommunications services, local and wireless services, Internet/Intranet services and information technology and outsourcing services. The provision of long-distance telecommunication services is MCI's core business. Long-distance communication services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone services, data communication services, teleconferencing services and electronic messaging services. During each of the last three years, more than 90% of MCI's operating revenues and operating income were derived from its core business.

    MCI has its principal executive offices at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number (202) 872-1600).

BACKGROUND OF THE OFFER

    THE ORIGINAL BT ACQUISITION PROPOSAL. The following information concerning MCI and British Telecommunications plc ("BT") has been derived from information filed by them with the Commission. BT acquired a 20% ownership interest in MCI in 1994, and the companies subsequently created a joint venture known as Concert Communications Company to provide global communications services. On November 3, 1996, MCI entered into an Agreement and Plan of Merger with BT and a subsidiary of BT ("BT Sub") (the "Original BT/MCI Merger Agreement"), under which the stockholders of MCI and of BT would become the owners of a combined company, to be known as Concert plc ("Concert"). In the transaction, each share (each, a "Share") of common stock, par value $.10 per share, of MCI (the "MCI Common Stock") would have been converted into the equivalent of 0.54 Concert American Depositary Shares ("ADSs") plus $6.00 cash (the "Original BT Acquisition Proposal"). For more information about the Original BT Acquisition Proposal, see the Original BT/MCI Proxy Statement/Prospectus. The Original BT Acquisition Proposal was approved by the MCI and BT stockholders in April 1997 and by the European Commission on May 14, 1997. MCI and BT agreed to amendments to an existing consent decree that were proposed by the Department of Justice ("DOJ") on July 7, 1997, and the merger was approved by the Federal Communications Commission (the "FCC") on August 21, 1997.

    THE REVISED BT ACQUISITION PROPOSAL. On July 10, 1997, MCI announced that previously-unanticipated material charges for 1997 could be incurred in its local communications business. Following this announcement, MCI and BT conducted a joint management review and subsequently announced, on August 22, 1997, revised terms for the BT acquisition of MCI (the "Revised BT Acquisition Proposal") and an amendment to the Original BT/MCI Merger Agreement (as so amended, the "BT/MCI Merger Agreement") pursuant to which each outstanding Share would be converted into the equivalent of 0.375 Concert ADSs plus a cash payment
of $7.75. As of the close of business on [         ], the current market
valuation of the Revised BT Acquisition Proposal is $     per Share (after
giving effect to the expected 1998 dividends payable to BT shareholders that are not payable to holders of Shares).

    THE WORLDCOM OFFER. On October 1, 1997, WorldCom announced its intention to offer to exchange shares of common stock, par value $.01 per share, of WorldCom (the "WorldCom Common Stock") for each outstanding share of MCI Common Stock (the "Offer"). In a publicly-released letter to Bert C. Roberts, Jr., the Chairman and Chief Executive Officer of MCI, describing the Offer, Bernard J. Ebbers, the President and Chief Executive Officer of WorldCom, noted that the Offer represents a 41% premium to MCI's closing stock price on September 30, 1997 and that the Offer is valued at approximately $30 billion--a premium of $9 billion to the market's current valuation of the Revised BT Acquisition Proposal. Mr. Ebbers described WorldCom's intention to establish a voting trust (the "Voting Trust") that would permit WorldCom to consummate the exchange offer prior to receipt of final FCC and state public utility commission ("PUC") approvals. Mr. Ebbers noted that clearances by U.S. and other antitrust authorities are the only regulatory conditions to the Offer other than FCC approval of the Voting Trust and that WorldCom was confident that it would obtain such clearances not later than the first quarter of 1998. Mr. Ebbers stated that WorldCom was prepared to meet promptly with MCI and BT to achieve a negotiated transaction. Mr. Ebbers indicated WorldCom's willingness to enter into a merger agreement between WorldCom and MCI with terms substantially similar to the existing BT/MCI Merger Agreement, including the absence of a material adverse change condition and the requirement that WorldCom pay a $750 million termination fee if WorldCom's shareholders fail to approve the issuance of WorldCom Common Stock in the Merger. Mr. Ebbers stated that WorldCom also believes that a negotiated transaction could be structured to be accounted for as a pooling of interests and that such a transaction would be even more beneficial to the stockholders of MCI, BT and WorldCom than the Offer. Mr. Ebbers stated that WorldCom expected that MCI's management would be an important part of the combined company and that WorldCom would welcome members of MCI's Board to its Board. Mr. Ebbers stated that the combined company would be headquartered in Jackson, Mississippi and that WorldCom expected to maintain a significant operating presence in Washington, D.C.

    As part of the October 1, 1997 announcement, WorldCom also stated that it would be filing preliminary proxy solicitation materials with the Commission for use in soliciting proxies from stockholders of MCI against approval of the Revised BT Acquisition Proposal. This Prospectus and the Offer made hereby do not constitute a solicitation of any proxies from holders of MCI Common Stock. Any such solicitation will be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

CONDITIONS OF THE OFFER

    WorldCom's obligation to exchange shares of WorldCom Common Stock for Shares pursuant to the Offer is conditioned upon the satisfaction or waiver, as applicable, of the following conditions and the other conditions described under "Conditions of the Offer."

    MINIMUM TENDER CONDITION. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) a number of Shares which will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable or exchangeable for Shares (including the Class A common stock, par value $.10 per share, of MCI (the "Class A Common Stock")), other than the preferred stock purchase rights (each a "Right" and, collectively, the "Rights") issued pursuant to a Rights Agreement, dated as of September 30, 1994, between MCI and Mellon Bank, N.A., as Rights Agent, as amended (the "MCI Rights Agreement"), had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by WorldCom pursuant to the Offer. Based upon MCI's Current Report on Form 8-K dated August 26, 1997, as of August 19, 1997, there were 558,420,209 shares outstanding and 135,998,932 shares of Class A Common Stock outstanding, 80,543,486 shares of MCI Common Stock reserved for issuance pursuant to MCI stock option plans and 5,570,012 shares of MCI Common Stock reserved for issuance under incentive stock units. Based on the foregoing, and assuming no options, warrants, rights or other securities convertible into or exercisable or exchangeable for Shares were issued or granted after August 19, 1997, WorldCom believes that the Minimum Tender Condition would be satisfied if at least an aggregate of 390,265,718 Shares are validly tendered pursuant to the Offer and not withdrawn. WorldCom reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to purchase fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer. In the event of such waiver or amendment, the Offer shall expire no sooner than ten business days after announcement thereof.

    WORLDCOM SHAREHOLDER APPROVAL CONDITION. The Offer is conditioned upon, among other things, approval of the issuance of shares of WorldCom Common Stock pursuant to the Offer and the Merger by the affirmative vote of the holders of shares of WorldCom capital stock representing a majority of the voting power of the shares of WorldCom capital stock that are duly voted at a meeting of such holders.

    BT/MCI MERGER AGREEMENT CONDITION. The Offer is conditioned upon, among other things, the stockholders of MCI having disapproved the BT/MCI Merger Agreement (as amended) at the special meeting of stockholders of MCI to be called to consider the Revised BT Acquisition Proposal.

    RIGHTS PLAN CONDITION. The Offer is conditioned upon, among other things, WorldCom being satisfied in its sole discretion that the Rights are invalid or are not applicable to the acquisition of the Shares pursuant to the Offer and the Merger. In order to satisfy the Rights Plan Condition, WorldCom has requested that MCI amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger. WorldCom believes that, given that the BT/MCI Merger Agreement constitutes a sale of control of MCI, it would constitute a breach of the fiduciary duties of the MCI Board for the MCI Board to fail to do so and thereby fail to obtain the highest possible price. In addition, WorldCom has commenced litigation in the Delaware Court of Chancery seeking, among other things, preliminary and permanent injunctive relief requiring MCI and its directors to amend the Rights Agreement to make the Rights inapplicable to the Offer.

    VOTING TRUST CONDITION. The Offer is conditioned on, among other things, the receipt of approval from the FCC to the interim transfer of control of MCI (the "Step I Ttransfer") to an independent voting trustee (the "Voting Trustee") in accordance with FCC's Policy Statement on Tender Offers and Proxy Contests (the "Policy Statement"). The approval of the FCC and of certain state regulatory agencies, as well as other regulatory approvals, is required prior to the transfer of control of MCI to WorldCom. In order to permit the Offer to be consummated promptly consistent with regulatory requirements, WorldCom will establish the Voting Trust to hold the Shares to be acquired by WorldCom pursuant to the Offer. The Voting Trust will be established pursuant to existing FCC procedures designed to permit a tender offer to proceed pending the FCC's final approval of the application for transfer of control to the offeror. Pursuant to the Voting Trust, a trustee will hold the Shares acquired pursuant to the Offer until such time as the FCC has granted authority to permit WorldCom to obtain control of MCI and all other regulatory approvals that WorldCom deems necessary to consummate the Offer have been obtained, whereupon the trustee will transfer the Shares to WorldCom or vote the Shares in favor of the Merger. While WorldCom cannot predict whether the use of the Voting Trust procedure in connection with the Offer will be satisfactory to, and not be challenged by, any of the state regulatory agencies, WorldCom believes that, while there is no controlling precedent, there are strong constitutional and statutory bases for utilizing a Voting Trust prior to final approval by such agencies.

    ANTITRUST CONDITION. The Offer is conditioned on, among other things, the expiration or termination of any waiting period under the HSR Act applicable to the acquisition of Shares pursuant to the Offer and the Merger and the receipt of all requisite foreign antitrust approvals.

    See "Conditions of the Offer" and "Regulatory Filings and Approvals."

TERMINATION AND TERMINATION FEE PROVISIONS OF THE BT/MCI MERGER AGREEMENT

    In connection with the Revised BT Acquisition Proposal, the termination provisions of the BT/MCI Merger Agreement were amended to provide that the BT/MCI Merger Agreement can be terminated (a) by mutual written consent of BT and MCI, (b) by either MCI or BT if the effective time of the merger provided for thereunder has not occurred by December 31, 1997 (extendable to April 30, 1998 under certain circumstances), (c) by either MCI or BT if any governmental entity has issued an order or taken any other action prohibiting the transaction or has failed to issue an order that is required to permit the transaction, (d) by either MCI or BT if the approval of the stockholders of MCI or of BT required for the consummation of the merger provided for thereunder (or in the case of BT, the issuance of BT ADSs) is not obtained, (e) by either MCI or BT if the Board of Directors of the other party withdraws its recommendation of the BT/MCI Merger Agreement, fails to reaffirm its recommendation on request or approves any acquisition (other than by the other party) prior to the applicable stockholders meeting, (f) by either MCI or BT if, as a result of a Superior Proposal (as defined in the BT/MCI Merger Agreement), such party determines in good faith that its fiduciary obligations under applicable law require that the Superior Proposal be accepted or (g) by either MCI or BT if the other party is in breach of the BT/ MCI Merger Agreement.

    MCI would be required to pay BT a termination fee of $450 million plus expenses of up to $15 million if (x) BT terminates the BT/MCI Merger Agreement pursuant to the provision described in clause (e) above while an Acquisition Proposal (as defined in the BT/MCI Merger Agreement) is pending or (y) if MCI terminates the BT/MCI Merger Agreement pursuant to the provision described in clause (f) above. Although MCI could be required to pay BT the termination fee plus expenses described above if, in response to the Offer, MCI were to change, withdraw or fail to reaffirm its recommendation of the BT/ MCI Merger Agreement or approve a transaction with WorldCom, or if MCI were to terminate the BT/ MCI Merger Agreement on the grounds that the Offer constitutes a Superior Proposal that the MCI Board determines it is required to accept, UNDER THE TERMS OF THE BT/MCI MERGER AGREEMENT AS AMENDED, MCI WOULD NOT BE REQUIRED TO PAY A TERMINATION FEE IF THE BT/MCI MERGER AGREEMENT IS TERMINATED BECAUSE APPROVAL OF THE STOCKHOLDERS OF MCI OF THE REVISED BT ACQUISITION PROPOSAL HAS NOT BEEN OBTAINED AT THE SPECIAL MEETING OF STOCKHOLDERS OF MCI TO BE HELD ON
[          ], 1997 (SO LONG AS THE MCI BOARD HAD NOT MADE A DETERMINATION THAT
THE OFFER CONSTITUTES A SUPERIOR PROPOSAL OR CHANGED, WITHDRAWN OR FAILED TO

REAFFIRM ITS RECOMMENDATION OF THE BT/MCI MERGER AGREEMENT). As described under "Background of the Offer--Litigation," WorldCom has commenced litigation in the Delaware Court of Chancery seeking, among other things, an order enjoining the enforcement of the termination fee provisions of the BT/MCI Merger Agreement.

RECENT DEVELOPMENTS WITH RESPECT TO WORLDCOM

    BFP ACQUISITION

    On October 1, 1997, WorldCom announced that it had entered into an Agreement and Plan of Merger (the "BFP Merger Agreement") with Brooks Fiber Properties, Inc., a Delaware corporation ("BFP"), under which WorldCom would acquire BFP through a merger of a subsidiary of WorldCom into BFP. Each outstanding share of BFP common stock would be converted into the right to receive 1.65 shares of WorldCom Common Stock, subject to adjustment as provided in the BFP Merger Agreement. The transaction has been structured to qualify as a pooling of interests. Consummation of the BFP merger is subject to the satisfaction of certain conditions, including the expiration or termination of any applicable waiting periods under the HSR Act, the receipt of other required regulatory approvals and the absence of certain material adverse changes. Consummation of the BFP merger is also subject to the approval and adoption of the BFP Merger Agreement by stockholders of BFP. The closing of the BFP merger is expected to occur as soon as practicable after satisfaction of the conditions set forth in the BFP Merger Agreement.

    The following information concerning BFP has been prepared on the basis of information filed by BFP with the Commission.

    BFP, founded in 1993, is a leading facilities-based provider of competitive local telecommunications services in selected markets within the United States. BFP competes with incumbent local exchange carriers ("ILECs") by providing high quality, integrated local telecommunications services over fiber optic digital networks to meet the voice, data and video transmission needs of its customers. BFP's customers are principally inter-exchange carriers ("IXCs"), Internet service providers ("ISPs"), wireless carriers, telecommunications-intensive business, government, and institutional end users, and residential customers.

    BFP's goal is to become the primary full-service provider of competitive local telecommunications services to its customers in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of BFP's strategy include targeting selected U.S. markets with an emphasis on second-and third-tier markets, aggressively pursuing switched services opportunities, further building out existing systems and expanding service offerings. As of June 30, 1997, BFP had networks in operation or under construction in a total of 44 U.S. cities, and planned to expand its network operations to have systems in operation or under construction in a total of 50 cities by the end of 1998. As of June 30, 1997, BFP had a total of 22 digital telephone switches installed serving a total of 26 of its operating networks. BFP plans to offer local dial tone, switched access termination and origination services, centrex and desktop products in all of its operating networks. BFP is also expanding its capabilities to provide enhanced services such as high speed video transport, frame relay and ATM-based packet transport services and Internet access products. BFP is currently offering such services in certain markets and expects to offer such services in all of its currently operating networks by the end of 1997.

    The Offer is not conditioned upon the consummation of the BFP merger, and the BFP merger is not conditioned upon the consummation of the Offer.

    COMPUSERVE ACQUISITION

    On September 7, 1997, WorldCom entered into an Agreement and Plan of Merger (the "CompuServe Merger Agreement") with H&R Block, Inc. ("Block"), H&R Block Group, Inc., a wholly-owned subsidiary of Block, CompuServe Corporation ("CompuServe") and a wholly-owned acquisition subsidiary of

WorldCom ("WorldCom Sub"). Pursuant to the CompuServe Merger Agreement, WorldCom would acquire CompuServe through a merger of WorldCom Sub with and into CompuServe (the "CompuServe Merger") in accordance with the laws of the State of Delaware and the provisions of the CompuServe Merger Agreement. Pursuant to the CompuServe Merger Agreement, each of the CompuServe Common Shares (as defined in the CompuServe Merger Agreement) will be converted into the right to receive
0.40625 of a share of WorldCom Common Stock, subject to adjustment as provided in the CompuServe Merger Agreement. Consummation of the CompuServe Merger is subject to the satisfaction of certain conditions, including, among others, the expiration or termination of any applicable waiting periods under the HSR Act and any foreign competition law or similar law, the receipt of other required regulatory approvals and the absence of certain material adverse changes. Consummation of the CompuServe Merger is also subject to the approval and adoption of the CompuServe Merger Agreement by the requisite number of CompuServe Common Shares. Block has agreed to vote all of the shares directly or indirectly owned by it in favor of approval of the CompuServe Merger Agreement, which number of shares is sufficient to approve the CompuServe Merger Agreement and the CompuServe Merger. The closing of the CompuServe Merger is expected to occur as soon as practicable after the satisfaction of all the conditions set forth in the CompuServe Merger Agreement.

    The Offer is not conditioned upon the consummation of the CompuServe Merger, and the CompuServe Merger is not conditioned upon the consummation of the Offer.

    AOL PURCHASE AND SALE AGREEMENT

    On September 7, 1997, WorldCom also entered into a Purchase and Sale Agreement by and among WorldCom, America Online, Inc. ("AOL") and ANS Communications, Inc. ("ANS"), a wholly-owned subsidiary of AOL (the "AOL Purchase and Sale Agreement"), pursuant to which WorldCom agreed to (a) transfer to AOL the on-line services business of CompuServe, which it will acquire as a result of the CompuServe Merger Agreement, and $175 million in cash, subject to certain adjustments; and (b) acquire all outstanding shares of ANS. Consummation of the AOL Purchase and Sale Agreement is subject to the satisfaction of certain conditions, including, among others, the expiration or termination of any applicable waiting periods under the HSR Act and any foreign competition law or similar law, the receipt of other required regulatory approvals, and the absence of certain adverse changes. Consummation of the AOL Purchase and Sale Agreement is also subject to the consummation of the CompuServe Merger.

    ON-LINE SERVICES BUSINESS

    The on-line services business of ANS to be acquired under the Purchase and Sale Agreement, as well as the CompuServe Network Services business ("CNS") to be acquired under the CompuServe Merger Agreement, are expected to be combined with the business of UUNET Technologies, Inc. ("UUNET"), a wholly-owned subsidiary of WorldCom.

    UUNET is a leading worldwide provider of a comprehensive range of Internet access options, applications, and consulting services to businesses, professionals and on-line services providers, providing both dedicated and dial-up access and other applications and services which include Web server hosting and integration services, client software and security products, training and network integration and consulting services. UUNET is the world's largest provider of Internet services, with over 1,000 Points of Presence ("PoPs") throughout the United States and in Canada, Europe and the Asia-Pacific region.

    According to CompuServe's Annual Report on Form 10-K for the fiscal year ending April 30, 1997, CNS provides virtual private networking, Internet, Intranet and Extranet services plus groupware application and Web hosting services to corporate clients around the world. In addition to providing network connectivity and Internet access for CompuServe's CSi and SPRYNET services, CNS offers dial and dedicated connectivity solutions that allow corporate customers' dispersed users to gain secure, seamless access to IP-based applications as well as proprietary systems. At the end of fiscal year 1997 CNS had a client base of 1,200 corporate customers.

    According to AOL's Annual Report on Form 10-K for the fiscal year ending June 30, 1997, ANS designs, develops and operates high performance wide-area networks for business, research, education and governmental organizations. The ANS backbone, built on the proprietary expertise developed by ANS as the principal architect of the National Science Foundation Backbone Network Service, was the first and remains one of the largest and fastest public TCP/IP networks in the world. Through this network, ANS delivers Internet, Intranet and virtual private data networks services to enterprises.

COMPARISON OF THE PROPOSALS

    PURCHASE PRICE. The Offer provides a significant premium to the market value of the Revised BT Acquisition Proposal.

                       IMPLIED PURCHASE PRICE PER SHARE*

                                                   REVISED BT
        DATE                 THE OFFER        ACQUISITION PROPOSAL       DIFFERENTIAL
       [  ], 1997                $                      $                      $

*    Based on the closing price per share of WorldCom Common Stock and BT ADSs,
     as the case may be, on [           ], 1997, plus, in the case of the
     Revised BT Acquisition Proposal, $7.75 in cash. The value of BT ADSs has been adjusted to give effect to the expected 1998 dividends payable to BT shareholders that would not be received by holders of Shares.

    FEDERAL INCOME TAX CONSEQUENCES. The Offer is structured to be tax-free to holders of Shares, while the Revised BT Acquisition Proposal would result in holders of Shares being taxed on gain from the exchange to the extent of the cash received. In the opinion of Bryan Cave LLP, special counsel to WorldCom, exchanges of Shares for WorldCom Common Stock pursuant to the Offer and the Merger, as described below, should be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, no gain or loss should be recognized by holders of Shares upon such exchanges, except with respect to the receipt of cash in lieu of fractional shares of WorldCom Common Stock.

    According to the Original BT/MCI Proxy Statement/Prospectus, a MCI stockholder exchanging Shares for Concert ADSs and cash would realize gain measured by the excess, if any, of (i) the sum of the amount in cash and the fair market value of the Concert ADSs received over (ii) such stockholder's tax basis in the Shares, which realized gain will be taxable to the extent of the cash received. ACCORDINGLY, EVEN IF THE MARKET VALUE OF THE REVISED BT ACQUISITION PROPOSAL WERE EQUAL TO THE MARKET VALUE OF THE OFFER, MCI STOCKHOLDERS WOULD RETAIN MORE VALUE UNDER THE OFFER BECAUSE OF ITS TAX-FREE NATURE.

    VALUE OF COMBINED COMPANY'S STOCK FOLLOWING THE TRANSACTION. As noted above, the Offer provides a substantial premium to holders of Shares compared to the Revised BT Acquisition Proposal. However, MCI stockholders should also consider the prospects of the combined company that would result from each proposed transaction in assessing the likely value of each prospective combined company's stock after a combination with MCI. WorldCom believes that MCI stockholders would be better positioned to realize higher returns in the future through ownership of a WorldCom/MCI combined entity than through ownership of a BT/MCI combined entity.

    Historical returns realized by WorldCom shareholders (which are not necessarily indicative of future results) over the past decade have exceeded those realized by investors in all other major U.S., telecommunications companies. Since 1989, WorldCom has provided investors with a total compound annual return of 55.8%, compared to 4.3% for MCI and 9.4% for BT. As described below under "Strategic Fit," both MCI and WorldCom stockholders are expected to benefit from the opportunity to own an entrepreneurial telecommunications operator with a proven track record of shareholder value creation.

    According to the Original BT/MCI Proxy Statement/Prospectus, in considering the Original BT Acquisition Proposal, the MCI Board considered concerns expressed by members of MCI's management that BT's earnings forecasts indicated slow to moderate growth and that BT had been losing market share and could continue to do so in light of the new competitive environments in the U.K. and Europe. According to the Original BT/MCI Proxy Statement/Prospectus, in determining to approve the Original BT Acquisition Proposal despite these concerns, the MCI Board relied in part upon "the anticipated benefits to be received by the MCI stockholders in the proposed merger" (a consideration that MCI stockholders may now want to reevaluate given the significantly lower value of the Revised BT Acquisition Proposal as compared to the Original BT Acquisition Proposal) and the MCI Board's view at the time that it was unlikely that MCI would be able to "negotiate a combination with another company on terms superior to the proposed Merger with BT." Given the reduced value of the Revised BT Acquisition Proposal as compared to the Original BT Acquisition Proposal and the availability of the Offer--a merger proposal with a market value significantly in excess of the market value of the Revised BT Acquisition Proposal--as an alternative, WorldCom believes that MCI's original rationale for combining with an entity whose future growth may be slow to moderate no longer applies.

    The Offer would permit MCI's stockholders to participate in the future results of the combined WorldCom/MCI entity with an approximately 45% ownership position in the combined entity (based on certain assumptions), while under the Revised BT Acquisition Proposal stockholders of MCI would only own about 25% of the combined entity. See "The Offer-General."

    SYNERGIES. WorldCom believes that MCI stockholders, as well as MCI's customers, employees and the communities it serves, would realize benefits from the Offer and the Merger that are greater than the benefits that would be realized if MCI either remains an independent entity or is acquired by BT. WorldCom believes such greater benefits would be realized through the following operational and structural synergies:

    - Operational cost savings. Operational cost savings are expected to be realized primarily in four areas: avoided costs in MCI local activities; reduced sales, general and administrative costs in the combined company's domestic operations; reduced domestic network costs; and reduced network costs associated with terminating international traffic.

       -- AVOIDED COSTS IN MCI'S LOCAL ACTIVITIES. As a result of WorldCom's existing extensive local network and operations, the combined company will be able to execute MCI's plans to expand in the local market at a lower cost than MCI would be able to on a standalone basis. The combined company will avoid the need to duplicate certain sales, marketing and administrative functions and will enjoy reduced network costs resulting from the more rapid transfer of traffic to the combined company's network facilities.

       -- REDUCED SALES AND ADMINISTRATIVE COSTS IN THE COMBINED COMPANY'S
         DOMESTIC OPERATIONS. The increased scale of activities in the combined company's operations will result in opportunities to reduce costs by avoiding expenditures on duplicative activities, greater purchasing power and the adoption of best practices in cost containment across the entire company.

       -- REDUCED DOMESTIC NETWORK COSTS. As a result of WorldCom's existing extensive local network, the combined company will carry an increased proportion of its domestic traffic on its own local network facilities resulting in a reduction in leased line costs and access costs associated with switched traffic. By combining WorldCom's and MCI's traffic, a reduction in variable network costs such as in-WATS, out-WATS and directory services are expected as a result of the combined company's greater purchasing power.

       -- REDUCED COST OF TERMINATING INTERNATIONAL TRAFFIC. MCI currently enjoys more extensive settlement agreements for international traffic than does WorldCom. The combined company will benefit from terminating traffic on its facilities. In addition, as a result of construction of transatlantic facilities and network facilities in Europe, the combined company will be able to lower MCI's average costs of terminating certain traffic in Europe.

      Taking into account the costs expected to be incurred in achieving these potential operational savings and the time required to implement plans to lower costs, aggregate pre-tax operational costs savings (prior to interest and depreciation savings) of between $2.0 billion and $2.7 billion are expected in 1999 and between $4.0 billion and $4.6 billion in 2002.

    - Capital expenditure savings. Capital expenditure savings are expected to be realized primarily in two areas: the combined company's domestic long distance network activities and the combined company's local network buildout. Capital expenditures relating to the combined company's long distance activities will be reduced primarily as a result of avoided duplicative fixed capital expenses and the cost benefits realized from increased purchasing power. Capital expenditures relating to the combined company's local activities will be reduced primarily as a result of avoided duplicative capital expenditures.

      Taking into account the costs expected to be incurred in achieving these potential capital expenditure savings and the time required to implement plans to lower capital expenditures, aggregate capital expenditure savings between $1.0 billion and $1.5 billion are expected in 1999 and between $1.5 billion and $1.6 billion in 2002.

    - Revenue benefits. WorldCom expects that the combined company will benefit from greater revenues than the two companies would enjoy on a standalone basis. This increase in revenues is expected to result primarily from a reduction in customer attrition and from cross-selling a broader range of products and services. Although WorldCom believes that the potential revenue benefits are substantial, no attempt has been made to quantify these potential benefits.

    WorldCom has a track record of successfully integrating acquisitions and has completed more than forty transactions over the past five years. The expertise WorldCom has gained from these transactions is expected to assist WorldCom and MCI in realizing the potential merger benefits. WorldCom's analyses of these potential savings and benefits was based on publicly available information, analysts' forecasts and WorldCom's knowledge of the telecommunications industry. See "Cautionary Statement Regarding Forward-Looking Statements."

    STRATEGIC FIT. The combination of MCI and WorldCom will accelerate competition--especially in local markets--by creating a company with the capital, marketing abilities and state-of-the-art network to compete against the incumbent network carriers, domestically and abroad.

    Unlike BT, WorldCom is already a seasoned competitor in the U.S. local market. WorldCom has an established presence in 52 local markets. WorldCom's local network would both accelerate MCI's local strategy and result in significant savings for the combined company. Creating a stronger competitor in the local market helps fulfill the intent of the Telecommunications Act of 1996 (the "Telecom Act"). Moreover, WorldCom believes that its extensive local network would solve the widely recognized local market entry problem facing MCI.

    Combining WorldCom's pan-European fiber network in 12 cities in Europe with MCI's international operations will create a leading alternative provider of telecommunications services in key markets abroad. WorldCom and MCI will bring complementary skills to compete in rapidly deregulating global markets.

    TIMING CONSIDERATIONS.  The Offer is currently scheduled to expire on
[      ]; however, it is WorldCom's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. WorldCom expects that the WorldCom Shareholder Approval Condition
will be satisfied by [      ] (the date by which it expects to hold a special
meeting of its shareholders to approve the issuance of shares of WorldCom Common Stock pursuant to the Offer and Merger) and that the other conditions to the Offer could be satisfied not later than the first quarter of 1998.

    With respect to FCC and state PUC approval, WorldCom will establish the Voting Trust to facilitate the transaction. As a result, WorldCom believes that it will be able to consummate the Offer prior to receipt of final FCC and state PUC approvals and that, accordingly, it could be in a position to consummate the Offer not later than the first quarter of 1998. See "Conditions to the Offer." Given that BT and MCI must recirculate proxy materials to MCI stockholders reflecting the Revised BT Acquisition Proposal and schedule a second stockholders meeting, any acquisition of MCI by BT could not be consummated prior to the latter half of the fourth quarter of 1997, at the earliest. Accordingly, WorldCom does not believe that the Revised BT Acquisition Proposal offers any significant advantage over the Offer in terms of timing of completion. While BT does have the ability under the terms of its MCI Class A Common Stock to veto any second-step merger between a subsidiary of WorldCom and MCI until October 1998, BT's consent is not required in order for WorldCom to consummate the Offer. Since the Offer can be consummated without the need of any consent from BT and since the Offer is being made for all outstanding Shares, the ability of BT to block a second-step merger until October 1998 need not delay the receipt of WorldCom Common Stock by any holder of Shares.

THE OFFER

    GENERAL. WorldCom hereby offers, upon the terms and subject to the conditions of the Offer, to exchange shares of WorldCom Common Stock for each outstanding Share (including the Shares into which the outstanding shares of MCI Class A Common Stock would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares pursuant to the Offer) validly tendered on or prior to the Expiration Date and not withdrawn. The holder of each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $41.50 by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market (the "WorldCom Average Price") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided, that the Exchange Ratio shall not be less than 1.0375 nor greater than 1.2206. Accordingly, each Share will be exchanged for WorldCom Common Stock having a market value of $41.50 if the WorldCom Average Price is between $40.00 and $34.00. If the WorldCom Average Price is greater than $40.00, each Share will be exchanged for WorldCom Common Stock having a market value of more than $41.50 and, conversely, if the WorldCom Average Price is less than $34.00, each Share will be exchanged for WorldCom Common Stock having a market value of less than $41.50. Cash will be paid in lieu of any fractional shares of WorldCom Common
Stock. On [           ], the closing price of WorldCom Common Stock as reported
in The Nasdaq

National Market was $[         ]. Based on a WorldCom Average Price equal to
that amount, each Share would be exchanged for WorldCom Common Stock having a
market value of $      . The Exchange Ratio will change as the market value of
WorldCom Common Stock changes. The actual WorldCom Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time). The term "Expiration Date" shall mean 11:59 p.m., New York City time, on
[           ], 1997 unless and until WorldCom extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date and time at which the Offer, as so extended by WorldCom, shall expire. See "The Offer--General."

    Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the MCI Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

    The purpose of the Offer is for WorldCom to obtain control of, and ultimately the entire common equity interest in, MCI. WorldCom will, as soon as practicable after consummation of the Offer, merge one of its wholly-owned subsidiaries with and into MCI. Pursuant to the Merger, each outstanding Share (except for Shares held in the treasury of MCI) would be converted into the right to receive the consideration that was payable in the Offer. Pursuant to the Restated Certificate of Incorporation of MCI, the consent of the holders of a majority of the shares of the Class A Common Stock is required for any "Business Combination" involving MCI (which, as defined, would include the Merger but would not include the exchange of shares pursuant to the Offer) to be effected prior to October 1998. As of the date hereof, WorldCom believes that all of the Class A Common Stock is held by BT. Accordingly, the consent of BT would be required in order to effect the Merger prior to October 1998. It is WorldCom's current intention to consummate the Offer as soon as the conditions to the Offer are satisfied and to consummate the Merger in October 1998, or earlier if the consent of BT is obtained. See "Purpose of the Offer; the Merger."

    WorldCom's obligation to exchange shares of WorldCom Common Stock for Shares pursuant to the Offer is conditioned upon satisfaction or waiver, as applicable, of the Minimum Tender Condition, the WorldCom Shareholder Approval Condition, the Rights Plan Condition, the BT/MCI Merger Agreement Condition, the Voting Trust Condition and the Antitrust Condition (in each case as defined on the cover page of this Prospectus) and the other conditions to the Offer. See "Conditions of the Offer."

    EXTENSION, TERMINATION AND AMENDMENT. WorldCom expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "Conditions of the Offer" shall have occurred or shall have been determined by WorldCom to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered therein to holders of Shares and/or by decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by WorldCom in this paragraph are in addition to WorldCom's right to terminate the Offer as described in "The Offer--Extension, Termination and Amendment." There can be no assurance that WorldCom will exercise its right to extend the Offer. However, it is WorldCom's current intention to extend the Offer until all conditions have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her Shares. See "The Offer--Withdrawal Rights."

    EXCHANGE OF SHARES; DELIVERY OF WORLDCOM COMMON STOCK. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), WorldCom will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable after the Expiration Date. See "The Offer-- Exchange of Certificates; Delivery of WorldCom Common Stock."

    WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by WorldCom for shares of WorldCom Common Stock pursuant
to the Offer, may also be withdrawn at any time after [           ], 1997. See
"The Offer-- Withdrawal Rights."

    PROCEDURE FOR TENDERING SHARES. For an MCI stockholder to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth under "The Offer-- Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case prior to the Expiration Date, or (ii) such MCI stockholder must comply with the guaranteed delivery procedure set forth under "The Offer--Procedure for Tendering." As noted above, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the MCI Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. In the opinion of Bryan Cave LLP, special counsel for WorldCom, the exchange of Shares for WorldCom Common Stock pursuant to the Offer and the Merger should be treated for federal income tax purposes as an exchange pursuant to a plan of reorganization within the meaning of Section 368(a) of the Code. Consequently, no gain or loss should be recognized by holders of Shares upon such exchange except with respect to the receipt of cash in lieu of fractional shares of WorldCom Common Stock. This opinion is based on Bryan Cave LLP's view that the Offer and the Merger should be treated as a single transaction and on certain assumptions, including that
(a) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in WorldCom by holders owning a significant percentage of the Shares prior to the consummation of the Offer) will be satisfied, taking into account holders that exercise dissenters' rights, if any, (b) WorldCom (either directly or through a wholly-owned subsidiary) will continue MCI's historic business or will use a significant portion of MCI's historic business assets in a business, (c) since the Merger will be with a wholly-owned subsidiary of WorldCom, MCI, as the survivor, will continue to hold substantially all of its assets and WorldCom will have no plan to liquidate or merge MCI into any other entity, to dispose of its stock or to cause it to make distributions that would result in it ceasing to hold substantially all of its assets and (d) the Offer and the Merger will generally be consummated as contemplated by this Prospectus.

    In rendering such opinion, Bryan Cave LLP has further assumed that the Merger will in fact be consummated no later than promptly after the September 30, 1998 expiration of the requirement for BT's approval under the MCI Restated Certificate of Incorporation. A significant delay in the consummation of the Merger would substantially increase the risk that the Offer will not qualify as part of a reorganization within the meaning of Section 368(a) of the Code, and if the Merger does not occur the Offer will not be part of a reorganization. See "Cautionary Statement Regarding Forward-Looking Statements."

    Assuming that the Merger qualifies as a reorganization under the Code, no gain or loss will be recognized by WorldCom or MCI as a result of the Offer and the Merger.

    If the Offer and the Merger together qualify as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by a U.S. Holder (as defined under "Certain Federal Income Tax Consequences"), except with respect to cash received by a U.S. Holder in lieu of a fractional share of WorldCom Common Stock.

    If the Merger is not consummated, or if the Merger is consummated but the exchange of Shares pursuant to the Offer is treated as a separate transaction for federal income tax purposes, an exchange pursuant to the Offer will be a taxable transaction for federal income tax purposes. In that case, each U.S. Holder exchanging Shares for shares of WorldCom Common Stock pursuant to the Offer will recognize gain or loss for federal income tax purposes measured by the difference between such U.S. Holder's adjusted basis in the Shares exchanged and the sum of the fair market value of WorldCom Common Stock and any cash received by such U.S. Holder in lieu of a fractional share of WorldCom Common Stock.

    If the exchange of Shares pursuant to the Offer is a taxable transaction, the Merger itself will continue to be considered a reorganization within the meaning of Section 368(a) of the Code if the requirements set forth in the opening paragraph of this section are generally satisfied. In that event, a U.S. Holder receiving WorldCom Common Stock in the Merger would be subject to the rules concerning reorganizations described above with respect to such WorldCom Common Stock, but not with respect to any WorldCom Common Stock received by such U.S. Holder pursuant to the Offer.

    All stockholders should carefully read the discussion under "Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors.

    ACCOUNTING TREATMENT. If the Offer and the Merger are consummated on the terms described in this Prospectus, then the Offer and the Merger will be treated as a purchase for financial reporting purposes. Accordingly, the aggregate Offer and Merger consideration will be allocated to the assets and liabilities of MCI based on their estimated fair value. Any excess of cost over the fair value of net tangible assets of MCI acquired will be recorded as in-process research and development, goodwill and other intangible assets. WorldCom expects that goodwill and other intangible assets will be amortized over periods not to exceed 40 years. However, WorldCom has expressed its willingness to meet promptly with MCI and BT to achieve a negotiated transaction that WorldCom believes could be structured as a pooling of interests. See "Accounting Treatment."

    EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE
ACT. The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

    The Shares are included and principally traded on The Nasdaq Stock Market. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of Nasdaq for continued inclusion in The Nasdaq National Market and the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See "Effect of Offer on Market for Shares; Registration Under the Exchange Act."

    APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights as a result of the Offer. However, in the event the Merger is consummated, and if, on the date fixed to determine stockholders entitled to vote on the Merger, the MCI Common Stock is no longer listed on a national securities exchange or Nasdaq or a similar market, or if the Merger is effected pursuant to
Section 253 of the DGCL (a "short-form merger"), holders of the MCI Common Stock also will have appraisal rights under Section 262 of the DGCL. See "Purpose of the Offer; the Merger." Additionally, in the event the Merger is consummated, under current Delaware law holders of Class A Common Stock will have appraisal rights pursuant to Section 262 of the DGCL because the Class A Common Stock does not meet the public trading requirement described in Section 262.

LITIGATION

    On October 1, 1997, WorldCom filed a complaint in the Delaware Court of Chancery against MCI, the members of the MCI Board, BT and BT Sub. The complaint seeks, among other things, (i) a preliminary and permanent injunctive relief enjoining MCI and its directors from breaching their fiduciary duty to their stockholders by entering into or consummating the Revised BT Acquisition Proposal without giving MCI's stockholders an opportunity to accept the Offer and enjoining BT and BT Sub from aiding and abetting that breach, (ii) preliminary and permanent injunctive relief enjoining MCI and its directors from conducting any stockholder vote on the Revised BT Acquisition Proposal that differs procedurally from the stockholder votes contemplated by the BT/MCI Merger Agreement (prior to any amendments thereto) and enjoining BT and BT Sub from aiding and abetting the same; (iii) preliminary and permanent injunctive relief requiring MCI and the defendant directors to take all steps necessary to amend the Rights to make them inapplicable to the Offer, (iv) preliminary and permanent injunctive relief preventing MCI from otherwise taking actions that impede or delay the Offer, (v) preliminary and permanent injunctive relief enjoining defendants from enforcing the termination fee provisions of the BT/MCI Merger Agreement; and (vi) an order declaring that the Offer does not constitute tortious interference with, or any other business-related tort in connection with, the proposed acquisition of MCI by BT.

DESCRIPTION OF WORLDCOM CAPITAL STOCK

    The authorized capital stock of WorldCom consists of 2,500,000,000 shares of WorldCom Common Stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of September 30, 1997, there were 907,159,586 shares of WorldCom Common Stock issued and outstanding, 94,992 shares of WorldCom Series A 8% Cumulative Convertible Preferred Stock (the "WorldCom Series A Preferred Stock") and 12,445,113 shares of WorldCom Series B Convertible Preferred Stock (the "WorldCom Series B Preferred Stock") issued and outstanding. All the shares of WorldCom Series A Preferred Stock are held by The Bank of New York as Depositary for the holders of WorldCom Series A Depositary Shares (the "WorldCom Depositary Shares"). Each WorldCom Depositary Share represents a one-hundredth interest in a share of WorldCom Series A Preferred Stock.

    Holders of shares of WorldCom Common Stock issued and outstanding are entitled to one vote per share on all matters voted on by the holders of common stock generally, and do not have cumulative voting rights. The holders of WorldCom Series A Preferred Stock and WorldCom Series B Preferred Stock are entitled to vote together with holders of WorldCom Common Stock as a single class on issues presented to a vote of WorldCom's shareholders, except under certain conditions when such holders are entitled to vote as a separate class. The holders of WorldCom Series A Preferred Stock are entitled to vote on the basis of ten votes for each such share held. The holders of WorldCom Series B Preferred Stock are entitled to vote on the basis of one vote per such share held. The WorldCom Series A Preferred Stock is voted by The Bank of New York in accordance with instructions received from the holders of WorldCom Depositary Shares. Consequently, holders of WorldCom Depositary Shares are entitled to direct The Bank of New York with respect to one-tenth of a vote per WorldCom Depositary Share. Holders of WorldCom Series A Preferred Stock and WorldCom Series B Preferred Stock do not have cumulative voting rights.

    For additional information concerning the capital stock of WorldCom, see "Description of WorldCom Capital Stock."

COMPARISON OF SHAREHOLDER RIGHTS

    The rights of MCI stockholders currently are governed by Delaware law, the MCI Restated Certificate of Incorporation and the MCI Bylaws. Upon consummation of the Offer, tendering stockholders will become shareholders of WorldCom, which is a Georgia corporation, and their rights as shareholders will be governed by Georgia law, the WorldCom articles of incorporation and the bylaws of WorldCom. See "Comparative Rights of Shareholders."

MARKET PRICES

    The following table sets forth (A) the closing market price per share of WorldCom Common Stock on The Nasdaq National Market, (B) the market price per share of MCI Common Stock on The Nasdaq National Market and (C) the pro forma equivalent per Share assuming the exchange of such Share for WorldCom Common Stock at an assumed Exchange Ratio, in each case on (i) September 30, 1997, the last trading day before public announcement of WorldCom's intention to make the
Offer, and (ii) [         ] [  ], 1997, the last trading day prior to the date
of this Prospectus. See "Market Prices and Dividends."

                                                                                                           MCI
                                                                             WORLDCOM        MCI        PRO FORMA
                                                                            STOCK PRICE  STOCK PRICE  EQUIVALENT(1)
                                                                            -----------  -----------  -------------
September 30, 1997........................................................   $   35.38    $   29.38     $   41.50
[           ], 1997.......................................................   $            $             $

------------------------

(1) Represents the consideration that would be received per Share based on the closing price of WorldCom Common Stock on September 30, 1997. The actual Exchange Ratio may vary as described above.

    Stockholders are urged to obtain current market information for WorldCom Common Stock and MCI Common Stock. No assurance can be given as to market prices of WorldCom Common Stock or MCI Common Stock at the Expiration Date of the Offer. Because the Exchange Ratio will not be less than 1.0375 (if the WorldCom Average Price is more than $40) or more than 1.2206 (if the WorldCom Average Price is less than $34), if the WorldCom Average Price is less than $34 or more than $40, the market value of the shares of WorldCom Common Stock that holders of Shares will receive upon consummation of the Offer may vary from the market value of shares of WorldCom Common Stock that holders of Shares would receive if the Offer were consummated on the date of this Prospectus.

THE EXCHANGE AGENT

    [          ] has been appointed exchange agent (the "Exchange Agent") in connection with the Offer. Duly executed Letters of Transmittal (or manually executed facsimile copies thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and certificates for Shares should be sent by each tendering MCI stockholder or his or her broker, dealer, bank or other nominee to the Exchange Agent at the addresses set forth on the back cover of this Prospectus.

REQUEST FOR ASSISTANCE AND ADDITIONAL COPIES

    Requests for information or assistance concerning the Offer may be directed to the Dealer Manager or the Information Agent at their respective addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Prospective investors should carefully consider certain factors relating to an investment in the WorldCom Common Stock. See "Cautionary Statement Regarding Forward-Looking Statements" on page 22.

COMPARATIVE PER SHARE DATA

    The following table sets forth certain per share data of WorldCom and MCI on historical, pro forma combined and pro forma equivalent bases. This table should be read in conjunction with the historical financial statements and notes thereto contained in the WorldCom 1996 Form 10-K and the MCI 1996 Form 10-K, both of which are incorporated by reference herein (but which, in the case of MCI, are not covered by the report of MCI's independent accountants for purposes of this Prospectus), and in conjunction with the unaudited pro forma combined financial information appearing elsewhere in this Prospectus. This information should be read in conjunction with and is qualified in its entirety by the historical and pro forma condensed financial statements and related notes thereto. See "Pro Forma Financial Information."

    Pro forma combined per share data reflects the historical results of WorldCom and MCI on a combined basis as if the Offer and the Merger had occurred for the periods indicated. If the Offer and the Merger are consummated on the terms described in this Prospectus, then the Offer and the Merger will be treated as a purchase for financial accounting purposes. However, WorldCom has expressed its willingness to meet promptly with MCI and BT to achieve a negotiated transaction that WorldCom believes could be structured as a pooling of interests. Accordingly, the pro forma combined per share data has been prepared to reflect the basis of accounting for the Merger as both a purchase and a pooling of interests and is based on a preliminary determination and allocation of the total purchase price and the assumptions set forth under "Pro Forma Financial Information." The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or results of operations of the combined company that would actually have occurred had the Offer and the Merger been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the combined company. In particular, WorldCom expects to achieve significant synergies as a result of the Offer and the Merger. See "Background of the Offer--Comparison of the Proposals."

                                                                                PURCHASE
                                                     --------------------------------------------------------------
                                                                                      WORLDCOM/MCI         MCI
                                                      WORLDCOM           MCI            PRO FORMA       PRO FORMA
                                                     HISTORICAL      HISTORICAL        COMBINED(1)    EQUIVALENT(2)
                                                     -----------  -----------------  ---------------  -------------
Book value per common share:
  December 31, 1996................................   $   13.75       $  15.56          $   24.06       $   28.22
  June 30, 1997....................................       13.47          16.40              24.11           28.28
Cash dividends per common share:
  Year ended December 31, 1996.....................          --           0.05                 --              --
  Six months ended June 30, 1997...................          --           0.025                --              --
Income (loss) per common share from continuing
  operations (after preferred dividend
  requirement):
  Primary:
    Year ended December 31, 1996(3)................       (5.50)          1.73               0.08            0.09
    Six months ended June 30, 1997.................        0.13           0.82               0.26            0.31
  Fully Diluted:
    Year ended December 31, 1996(3)................       (5.50)          1.72               0.08            0.09
    Six months ended June 30, 1997.................        0.13           0.81               0.26            0.31

                                                                                     POOLING
                                                             --------------------------------------------------------
                                                                                        WORLDCOM/MCI         MCI
                                                              WORLDCOM        MCI         PRO FORMA       PRO FORMA
                                                             HISTORICAL   HISTORICAL     COMBINED(1)    EQUIVALENT(2)
                                                             -----------  -----------  ---------------  -------------
Book value per common share:
  December 31, 1996........................................   $   13.75    $   15.56      $   13.30       $   15.60
  June 30, 1997............................................       13.47        16.40          13.49           15.83
Cash dividends per common share:
  Year ended December 31, 1994.............................          --         0.05             --              --
  Year ended December 31, 1995.............................          --         0.05             --              --
  Year ended December 31, 1996.............................          --         0.05             --              --
  Six months ended June 30, 1996...........................          --         0.025            --              --
  Six months ended June 30, 1997...........................          --         0.025            --              --
Income (loss) per common share from continuing operations
  (after preferred dividend requirement):
  Primary:
    Year ended December 31, 1994...........................       (0.48)        1.32           0.62            0.73
    Year ended December 31, 1995...........................        0.64         0.80           0.65            0.76
    Year ended December 31, 1996(3)........................       (5.50)        1.73           0.35            0.41
    Six months ended June 30, 1996.........................       (0.41)        0.85           0.36            0.42
    Six months ended June 30, 1997.........................        0.13         0.82           0.39            0.46
  Fully Diluted:
    Year ended December 31, 1994...........................       (0.48)        1.32           0.61            0.72
    Year ended December 31, 1995...........................        0.64         0.79           0.64            0.75
    Year ended December 31, 1996(3)........................       (5.50)        1.72           0.35            0.41
    Six months ended June 30, 1996.........................       (0.41)        0.85           0.36            0.42
    Six months ended June 30, 1997.........................        0.13         0.81           0.39            0.46

------------------------

(1) See "Selected Pro Forma Financial Information."

(2) The MCI pro forma equivalent represents the WorldCom/MCI pro forma combined book value, dividends and income (loss) per common share multiplied by an assumed Exchange Ratio of 1.1731. The actual Exchange Ratio may vary as described herein.

(3) In December 1996, WorldCom acquired MFS in a transaction accounted for as a purchase (the "MFS Merger"). WorldCom's results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the MFS Merger. Additionally, 1996 results include other after-tax charges of $121.0 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and $343.5 million after-tax write-down of operating assets within WorldCom's non-core businesses. On a pre-tax basis, these charges totaled $600.1 million.

SELECTED FINANCIAL DATA

    The summary below sets forth selected historical financial data and selected unaudited pro forma financial data. This financial data should be read in conjunction with the historical financial statements and notes thereto contained in the WorldCom 1996 Form 10-K and MCI 1996 Form 10-K, both incorporated by reference herein (but which, in the case of MCI, are not covered by the report of MCI's independent accountants for purposes of this Prospectus), and in conjunction with the unaudited pro forma financial information, and related notes appearing elsewhere in this Prospectus. See "Pro Forma Financial Information."

    SELECTED HISTORICAL FINANCIAL DATA OF WORLDCOM. The selected historical financial data of WorldCom set forth below has been derived from financial statements of WorldCom as they appeared in WorldCom's Forms 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1996 and WorldCom's Forms 10-Q for the periods ending June 30, 1997 and June 30, 1996.

                                                                                                                 SIX MONTHS
                                                                                                                   ENDED
                                                                  YEAR ENDED DECEMBER 31,                         JUNE 30,
                                              ----------------------------------------------------------------  ------------
                                                  1996         1995         1994         1993         1992          1997
                                              ------------  -----------  -----------  -----------  -----------  ------------
                                                                    (THOUSANDS, EXCEPT PER SHARE DATA)
WORLDCOM--HISTORICAL
Revenues....................................  $  4,485,130  $ 3,696,345  $ 2,245,663  $ 1,474,257  $   948,060  $  3,447,323
Income (loss) from continuing operations
  (after preferred dividend requirement):
  Total.....................................    (2,189,804)     233,080     (151,779)     112,638        6,232       115,050
  Per common share:
    Primary.................................         (5.50)        0.64        (0.48)        0.41         0.03          0.13
    Fully diluted...........................         (5.50)        0.64        (0.48)        0.40         0.03          0.13
Dividends per common share..................            --           --           --           --           --            --
Total assets................................    19,861,977    6,656,629    3,441,474    3,236,718    1,241,278    20,244,585
Long-term debt..............................     4,803,581    3,391,598      794,001      730,023      448,496     5,056,514
Shareholders' investment....................    12,959,976    2,187,681    1,827,410    1,911,800      478,823    13,176,696


                                                 1996
                                              -----------

WORLDCOM--HISTORICAL
Revenues....................................  $ 2,107,598
Income (loss) from continuing operations
  (after preferred dividend requirement):
  Total.....................................     (157,721)
  Per common share:
    Primary.................................        (0.41)
    Fully diluted...........................        (0.41)
Dividends per common share..................           --
Total assets................................    6,673,252
Long-term debt..............................    3,346,596
Shareholders' investment....................    2,096,050

------------------------

(1) On December 31, 1996, WorldCom completed the MFS Merger. The MFS Merger was accounted for as a purchase; accordingly, the operating results for MFS are reflected from the date of acquisition.

(2) WorldCom's results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the MFS Merger. Additionally, 1996 results include other after-tax charges of $121.0 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and $343.5 million after-tax write-down of operating assets within WorldCom's non-core businesses. On a pre-tax basis, these charges totaled $600.1 million.

(3) In 1995, Metromedia Company ("Metromedia") converted its Series 1 Preferred Stock into WorldCom Common Stock, exercised warrants to acquire WorldCom Common Stock and immediately sold its position of 61,699,096 shares of WorldCom Common Stock in a public offering. In connection with the preferred stock conversion, WorldCom made a non-recurring payment of $15.0 million to Metromedia, representing a discount to the minimum nominal dividends that would have been payable on the Series 1 Preferred Stock prior to the September 15, 1996 optional call date of approximately $26.6 million (which amount includes an annual dividend requirement of $24.5 million plus accrued dividends to such call date).

(4) As a result of the acquisitions of IDB Communications Group, Inc. ("IDB") in 1994 (the "IDB Merger") and of Advanced Telecommunications Corporation in 1992 (the "ATC Merger"), WorldCom initiated plans to reorganize and restructure its management and operational organization and facilities to eliminate duplicate personnel, physical facilities and service capacity, to abandon certain products and marketing activities, and to take further advantage of the synergies available to the combined entities. Also, during the fourth quarter of 1993, plans were approved to reduce IDB's cost structure and to improve productivity. Accordingly, in 1994, 1993 and 1992, WorldCom charged to operations the estimated costs of such reorganization and restructuring activities, including employee severance, physical facility abandonment and duplicate service capacity. These costs totaled $43.7 million in 1994, $5.9 million in 1993 and $79.8 million in 1992. Also, during 1994 and 1992, WorldCom incurred direct merger costs of $15.0 million and $7.3 million, respectively, related to the IDB Merger (in 1994) and the ATC Merger (in 1992). These costs include professional fees, proxy solicitation costs, travel and related expenses and certain other direct costs attributable to these mergers.

(5) Long-term debt as of December 31, 1995 includes $1.1 billion under WorldCom's previous credit facilities which were classified as a current maturity on the December 31, 1995 balance sheet. On July 3, 1997, WorldCom replaced its $3.75 billion revolving credit facility with a $3.75 billion Facility A Revolving Credit Agreement and a $1.25 billion Facility B Revolving Credit and Term Loan Agreement.

    SELECTED HISTORICAL FINANCIAL DATA OF MCI. The selected historical financial data of MCI set forth below has been derived from the financial statements of MCI as they appeared in MCI's Forms 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1996 and MCI's Forms 10-Q for the periods ending June 30, 1997 and June 30, 1996.

                                                                                                                SIX MONTHS
                                                                                                                  ENDED
                                                               YEAR ENDED DECEMBER 31,                           JUNE 30,
                                         --------------------------------------------------------------------  ------------
                                             1996          1995          1994          1993          1992          1997
                                         ------------  ------------  ------------  ------------  ------------  ------------
                                                                 (THOUSANDS, EXCEPT PER SHARE DATA)
MCI--HISTORICAL
Revenues...............................  $ 18,494,000  $ 15,265,000  $ 13,338,000  $ 11,921,000  $ 10,562,000  $  9,726,000
Income (loss) from continuing
  operations (after preferred dividend
  requirement):
  Total................................     1,202,000       548,000       794,000       626,000       589,000       575,000
  Per common share:
    Primary............................          1.73          0.80          1.32          1.12          1.11          0.82
    Fully diluted......................          1.72          0.79          1.32          1.11          1.10          0.81
Dividends per common share.............          0.05          0.05          0.05          0.05          0.05         0.025
Total assets...........................    22,978,000    19,301,000    16,366,000    11,276,000     9,678,000    24,251,000
Long-term debt.........................     4,798,000     3,444,000     2,997,000     2,366,000     3,432,000     3,259,000
Stockholders' equity...................    10,661,000     9,602,000     9,004,000     4,713,000     3,150,000    11,350,000


                                             1996
                                         ------------

MCI--HISTORICAL
Revenues...............................  $  9,056,000
Income (loss) from continuing
  operations (after preferred dividend
  requirement):
  Total................................       595,000
  Per common share:
    Primary............................          0.85
    Fully diluted......................          0.85
Dividends per common share.............         0.025
Total assets...........................    21,019,000
Long-term debt.........................     3,468,000
Stockholders' equity...................    10,111,000

------------------------

(1) In May 1996, MCI Capital I, a wholly-owned Delaware statutory business trust ("Trust"), issued $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A ("preferred securities") due June 30, 2026. The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in MCI's 8% Junior Subordinated Deferrable Interest Debentures, Series A due June 30, 2026.

(2) In September and November 1995, MCI acquired all of the outstanding shares of common stock of Nationwide Cellular Service, Inc. and SHL Systemhouse Inc., respectively. These acquisitions were accounted for as purchases; accordingly, the net assets and results of operations of the acquired companies are included in the information above since their respective acquisition dates.

(3) In 1994, BT completed the purchase of 136 million shares of Class A Common Stock for $4.3 billion, which resulted in a 20% voting interest in MCI. This purchase was achieved by MCI's issuance of 108.5 million shares of Class A Common Stock to BT for $3.5 billion on September 30, 1994 and BT's conversion on that date of 13,736 shares of MCI Series D convertible preferred stock, purchased for $830 million in June 1993, into 27.5 million shares of Class A Common Stock. This investment is included in MCI's stockholders' equity.

SELECTED PRO FORMA FINANCIAL INFORMATION

    The following selected pro forma financial information combines the consolidated balance sheets and income statements of WorldCom and MCI as if the Offer and the Merger had occurred for the periods indicated. If the Offer and the Merger are consummated on the terms described in this Prospectus, then the Offer and the Merger will be treated as a purchase for financial accounting purposes. However, WorldCom has expressed its willingness to meet promptly with MCI and BT to achieve a negotiated transaction that WorldCom believes could be structured as a pooling of interests. Accordingly, the selected pro forma financial information reflects the basis of accounting for the Offer and the Merger as both a purchase and a pooling of interests based on the assumptions described under "Pro Forma Financial Information." This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of WorldCom and MCI included in the documents described under "Incorporation of Certain Documents by Reference" (but which, in the case of MCI, are not covered by the reports of MCI's independent accountants for purposes of this Prospectus) and the pro forma combined financial statements and accompanying discussion and notes set forth under "Pro Forma Financial Information." The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Offer and the Merger been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the financial position or future results of operations of the combined company. In particular, WorldCom expects to achieve significant synergies as a result of the Offer and the Merger. See "Background of the Offer--Comparison of the Proposals." No adjustment has been included in the pro forma amounts for the anticipated synergies or in respect of the possible acquisitions by WorldCom of CompuServe and BFP. See "Pro Forma Financial Information."

                                                                                                             SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                                 JUNE 30,
                                   -------------------------------------------------------------------   -------------------------
                                      1996          1995          1994          1993          1992          1997          1996
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                              )                      (THOUSANDS, EXCEPT PER SHARE DATA
PRO FORMA COMBINED -- PURCHASE
Revenues........................   $23,711,223           N/A           N/A           N/A           N/A   $12,993,323           N/A
Income (loss) from continuing
  operations (after preferred
  dividend requirement):
  Total.........................       133,184           N/A           N/A           N/A           N/A       458,989           N/A
  Per common share:
    Primary.....................          0.08           N/A           N/A           N/A           N/A          0.26           N/A
    Fully diluted...............          0.08           N/A           N/A           N/A           N/A          0.26           N/A
Dividends per common share......            --           N/A           N/A           N/A           N/A            --           N/A
Total assets....................    61,324,871           N/A           N/A           N/A           N/A    62,980,479           N/A
Long-term debt..................     9,601,581           N/A           N/A           N/A           N/A     8,315,514           N/A
Shareholders' equity............    42,105,870           N/A           N/A           N/A           N/A    43,011,590           N/A

PRO FORMA COMBINED -- POOLING
Revenues........................   $23,711,223   $18,721,345   $15,403,663   $13,295,257   $11,444,060   $12,993,323   $10,983,598
Income from continuing
  operations (after preferred
  dividend requirement):
  Total.........................       595,306       781,080       642,221       738,638       595,232       690,050       437,279
  Per common share:
    Primary.....................          0.35          0.65          0.62          0.79          0.70          0.39          0.36
    Filly diluted...............          0.35          0.64          0.61          0.78          0.70          0.39          0.36
Dividends per common share......            --            --            --            --            --            --            --
Total assets....................    42,839,977    25,957,629    19,807,474    14,512,718    10,919,278    44,495,585    27,692,252
Long-term debt..................     9,601,581     6,835,598     3,791,001     3,096,023     3,880,496     8,315,514     6,814,596
Shareholders' equity............    23,620,976    11,789,681    10,831,410     6,624,800     3,628,823    24,526,696    12,207,050

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in "Prospectus Summary--Comparison of the Proposals," "Prospectus Summary--Certain Federal Income Tax Consequences," "Certain Federal Income Tax Consequences," and "--Selected Pro Forma Financial Information," or "Background of the Offer--Comparison of the Proposals," including any forecasts, projections and descriptions of anticipated synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by WorldCom and MCI, including any statements contained herein or therein regarding the development or possible assumed future results of operations of WorldCom's and MCI's businesses, the markets for WorldCom's and MCI's services and products, anticipated capital expenditures, regulatory developments and the effects of the Offer and the Merger, any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," or similar expressions, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to WorldCom or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above in this paragraph. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. WorldCom undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                            BACKGROUND OF THE OFFER

    THE ORIGINAL BT ACQUISITION PROPOSAL. According to the Original BT/MCI Proxy Statement Prospectus, BT acquired a 20% ownership interest in MCI in 1994, and the companies subsequently created a joint venture known as Concert Communications Company to provide global communications services. On November 3, 1996, MCI entered into the Original BT/MCI Merger Agreement, under which the stockholders of MCI and of BT would become the owners of a combined company, to be known as Concert plc. In the transaction, each share of MCI Common Stock would have been converted into the equivalent of 0.54 Concert ADSs plus $6.00 cash. The Original BT Acquisition Proposal was approved by the MCI and BT stockholders in April 1997 and by the European Commission on May 14, 1997. MCI and BT agreed to amendments to an existing consent decree that were proposed by the DOJ on July 7, 1997, and the acquisition was approved by the FCC on August 21, 1997. For more information about the Original BT Acquisition Proposal, see the Original BT/MCI Proxy Statement/Prospectus.

    THE REVISED BT ACQUISITION PROPOSAL. On July 10, 1997, MCI announced that previously unanticipated material charges for 1997 could be incurred in its local communications business. Following this announcement, MCI and BT conducted a joint management review and subsequently announced, on August 22, 1997, the Revised BT Acquisition Proposal pursuant to which each outstanding share of MCI Common Stock would be converted in the proposed acquisition into the equivalent
of 0.375 Concert ADSs plus a cash payment of $7.75. As of [            ], the
current market valuation of the Revised BT Acquisition Proposal is $     per
Share (after giving effect to the expected 1998 dividends payable to BT shareholders that are not payable to holders of Shares).

    THE WORLDCOM OFFER. On October 1, 1997, Bernard J. Ebbers, the President and Chief Executive Officer of WorldCom, sent the following letter to Bert C. Roberts, Jr., the Chairman and Chief Executive Officer of MCI.

October 1, 1997
Mr. Bert C. Roberts, Jr.
Chairman and Chief Executive Officer
MCI Communications Corporation
1801 Pennsylvania Avenue, NW
Washington, DC 20006-3606
Dear Mr. Roberts:

    I am writing to inform you that this morning WorldCom is publicly announcing that it will be commencing an offer to acquire all the outstanding shares of MCI for $41.50 of WorldCom common stock per MCI share. The actual number of shares of WorldCom common stock to be exchanged for each MCI share in the exchange offer will be determined by dividing $41.50 by the 20-day average of the high and low sales prices for WorldCom common stock prior to the closing of the exchange offer, but will not be less than 1.0375 shares (if WorldCom's average stock price exceeds $40) or more than 1.2206 shares (if WorldCom's average stock price is less than $34).

    Our offer represents a 41% premium to MCI's closing stock price on September 30, 1997. The transaction is valued at approximately $30 billion--a premium of $9 billion to the market's current valuation of the proposed acquisition of MCI by British Telecom. The transaction will be accounted for as a purchase and will be tax-free to MCI's stockholders.

    The transaction is expected to be accretive to WorldCom's earnings by as much as 22% in the first year after closing with synergies of approximately $2.5 billion in the first year, growing to approximately $5 billion in the fifth year. These synergies are anticipated to result from better utilization of the combined network and other operational savings. Because WorldCom has already established extensive domestic local network facilities, a WorldCom combination with MCI will achieve significantly higher synergies than possible in British Telecom's acquisition of MCI.

    WorldCom and MCI share similar legacies: pioneering the introduction of competition to the telecommunications marketplace and histories of innovation, agility and growth. Indeed, these two companies are the paradigm for the American entrepreneurial spirit--we have both forged significant inroads into industries long dominated by giants, and have been among the first to offer consumers a choice of providers for local, long distance, data, and other services. Combined, we will accelerate competition--especially in local markets--by creating a company with the capital, marketing abilities and state-of-the-art networks to compete more effectively against the incumbent network carriers, domestically and abroad.

    Unlike British Telecom, WorldCom is already a seasoned competitor in the U.S. local market with an established presence in 52 local markets. WorldCom's local network both accelerates MCI's local strategy and results in significant savings for the combined company. WorldCom's announcement today of the Brooks Fiber Properties acquisition significantly increases the number of WorldCom local facilities and further reinforces WorldCom's opportunity for synergies in the WorldCom-MCI combination. Creating a stronger competitor in the local market helps fulfill the intent of the Telecommunications Act of 1996. This is just one of the indisputable reasons why a merger with WorldCom is superior for MCI's stockholders.

    Combining WorldCom's pan-European fiber network in 12 European cities with MCI's international operations will create a leading alternative provider of telecommunications services in key markets abroad. WorldCom and MCI will bring complementary skills to compete in rapidly deregulating global markets.

    MCI's stockholders will benefit from the opportunity to own an entrepreneurial telecommunications operator with a proven track record of shareholder value creation. MCI's stockholders will not only achieve a higher valuation today but will also be better positioned to realize higher returns in the future through ownership in the combined company. Historical returns realized by WorldCom's stockholders over the past decade have exceeded those realized by investors in all other U.S. telecommunications companies. Since the end of 1989, WorldCom has provided investors with a total compound annual return of 55.8% compared to 4.3% for MCI and 9.4% for British Telecom. Our proposal will result in MCI's stockholders owning approximately 45% of the combined company--while under the proposed acquisition of MCI by British Telecom, your stockholders would only own approximately 25% of the combined company.

    WorldCom has a proven track record of successfully integrating acquisitions and has completed more than 40 transactions over the past five years. These transactions have been accomplished smoothly with minimal disruption to the employee base. As in our other significant business combinations, we expect that MCI's management would be an important part of the combined company and we would welcome members of MCI's Board to our Board.

    Our exchange offer can be closed promptly without the need for any consent from British Telecom. The roadmap to a timely completion of WorldCom's exchange offer includes the following:

    ESTABLISH VOTING TRUST. WorldCom will establish a voting trust, which we expect will be approved by the Federal Communications Commission (FCC) within a matter of weeks, that will permit the exchange offer to be consummated prior to receiving final approvals from the FCC and state Public Utility Commissions (PUCs). We are submitting the applicable FCC filings today and will file with all PUCs shortly.

    OBTAIN ANTITRUST CLEARANCE. Clearances by the U.S. and other antitrust authorities are the only regulatory conditions to the exchange offer, other than FCC approval of a voting trust. We are filing with the U.S. antitrust authorities today and will be filing with other authorities shortly. We are confident that we will obtain clearance no later than the first quarter of 1998.

    AMEND RIGHTS PLAN. We request that you amend your Rights Plan to permit MCI's stockholders to participate in the exchange offer. We know MCI has the ability to do this.

    SOLICIT STOCKHOLDER APPROVALS. We will be filing materials with the Securities and Exchange Commission (SEC) promptly to solicit votes of MCI's stockholders against the proposed acquisition of MCI by British Telecom and to obtain the approval of WorldCom's stockholders for the issuance of WorldCom common stock in the exchange offer. To obtain the approval of WorldCom's stockholders, WorldCom needs to obtain only the favorable vote of a majority of the shares voting (which is the same stockholder vote that British Telecom is required to obtain). We are highly confident that our stockholders will approve this transaction.

    MODEL OTHER OFFER CONDITIONS TO BRITISH TELECOM'S. We have structured the other conditions to our offer to be substantially the same as those contained in your agreement with British Telecom. In particular, we have not conditioned our offer on the absence of a material adverse change on MCI's results of operations or financial condition.

    We are confident that the WorldCom exchange offer can be completed no later than the first quarter of 1998. Since British Telecom's acquisition of MCI cannot be closed until the end of 1997, at the earliest, and because of the need for SEC clearance and stockholders meetings, our exchange offer can close on essentially the same timetable as the proposed acquisition by British Telecom. We will consummate a second-step merger between MCI and a subsidiary of WorldCom at the same per share consideration as that provided for in the WorldCom exchange offer as soon as possible following consummation of the exchange offer. This merger could be completed without British Telecom's consent on October 1, 1998, when British Telecom's class vote expires.

    As you are aware, if MCI's stockholders reject the British Telecom acquisition, your agreement with British Telecom permits you to avoid paying British Telecom a $450 million termination fee even if there is a subsequent transaction with WorldCom. Even though our offer and merger can close without British

Telecom's consent, as outlined above, we believe it is in the best interests of all parties to come to a three-way negotiated agreement providing for the merger of WorldCom and MCI. We believe that a negotiated merger transaction (as opposed to our exchange offer) could be structured to be accounted for as a pooling-of-interests, which would be even more beneficial to the stockholders of MCI, British Telecom and WorldCom than the purchase transaction proposed.

    You should understand that in connection with any negotiated transaction, we would enter into a merger agreement with terms substantially similar to the existing British Telecom-MCI acquisition agreement, including no material adverse change condition and payment of a $750 million termination fee if WorldCom's stockholders fail to approve the WorldCom-MCI merger.

    We believe that our proposed transaction is in the best interests of the stockholders of MCI. MCI's stockholders would receive a substantial premium and significantly more upside potential in a combination with WorldCom. We look forward to meeting with you and would welcome the opportunity to present our offer directly to you and your Board.

Sincerely,
/s/ [Bernard J. Ebbers]
Mr. Bernard J. Ebbers
President and Chief Executive Officer
WorldCom, Inc.
cc: MCI Board of Directors

    TERMINATION AND TERMINATION FEE PROVISIONS OF THE BT/MCI MERGER
AGREEMENT. In connection with the Revised BT Acquisition Proposal, the termination provisions of the BT/MCI Merger Agreement were amended to provide that the BT/MCI Merger Agreement can be terminated (a) by mutual written consent of BT and MCI, (b) by either MCI or BT if the effective time of the merger provided for thereunder has not occurred by December 31, 1997 (extendable to April 30, 1998 under certain circumstances), (c) by either MCI or BT if any governmental entity has issued an order or taken any other action prohibiting the transaction or has failed to issue an order that is required to permit the transaction, (d) by either MCI or BT if the approval of the stockholders of MCI or of BT required for the consummation of the merger provided for thereunder (or, in the case of BT, the issuance of BT ADSs) is not obtained, (e) by either MCI or BT if the Board of Directors of the other party withdraws its recommendation of the BT/MCI Merger Agreement, fails to reaffirm its recommendation on request or approves any acquisition (other than by the other party) prior to the applicable stockholders meeting, (f) by either MCI or BT if, as a result of a Superior Proposal (as defined in the BT/MCI Merger Agreement), such party determines in good faith that its fiduciary obligations under applicable law require that the Superior Proposal be accepted or (g) by either MCI or BT if the other party is in breach of the BT/MCI Merger Agreement.

    MCI would be required to pay BT a termination fee of $450 million plus expenses of up to $15 million if (x) BT terminates the BT/MCI Merger Agreement pursuant to the provision described in clause (e) above while an Acquisition Proposal (as defined in the BT/MCI Merger Agreement) is pending or (y) if MCI terminates the BT/MCI Merger Agreement pursuant to the provision described in clause (f) above. Although MCI could be required to pay BT the termination fee plus expenses described above if, in response to the Offer, MCI were to change, withdraw or fail to reaffirm its recommendation of the BT/ MCI Merger Agreement or approve a transaction with WorldCom, or if MCI were to terminate the BT/ MCI Merger Agreement on the grounds that the Offer constitutes a Superior Proposal that the MCI Board determines it is required to accept, UNDER THE TERMS OF THE BT/MCI MERGER AGREEMENT AS AMENDED, MCI WOULD NOT BE REQUIRED TO PAY A TERMINATION FEE IF THE BT/MCI MERGER AGREEMENT IS TERMINATED BECAUSE APPROVAL OF STOCKHOLDERS OF MCI OF THE REVISED BT ACQUISITION PROPOSAL HAS NOT BEEN OBTAINED AT THE

SPECIAL MEETING OF STOCKHOLDERS OF MCI TO BE HELD ON [            ], 1997 (SO
LONG AS THE MCI BOARD HAD NOT MADE A DETERMINATION THAT THE OFFER CONSTITUTES A SUPERIOR PROPOSAL OR CHANGED, WITHDRAWN OR FAILED TO REAFFIRM ITS RECOMMENDATION OF THE BT/MCI MERGER AGREEMENT). As described under "--Litigation," WorldCom has commenced litigation in the Delaware Court of Chancery seeking, among other things, an order enjoining the enforcement of the termination fee provisions of the BT/MCI Merger Agreement.

COMPARISON OF THE PROPOSALS

    PURCHASE PRICE. The Offer provides a significant premium to the market value of the Revised BT Acquisition Proposal.

                       IMPLIED PURCHASE PRICE PER SHARE*

                                                   REVISED BT
                                                   ACQUISITION
        DATE                 THE OFFER              PROPOSAL             DIFFERENTIAL
        [  ], 1997     $                      $                      $

*   Based on the closing price per share of WorldCom Common Stock and BT ADSs,
    as the case may be, on            , 1997, plus, in the case of the Revised
    BT Acquisition Proposal, $7.75 in cash. The value of the BT ADSs has been adjusted to give effect to the expected 1998 dividends payable to BT shareholders that would not be received by holders of Shares.

    FEDERAL INCOME TAX CONSEQUENCES. The Offer is structured to be tax-free to holders of Shares, while the Revised BT Acquisition Proposal would result in holders of Shares being taxed on gain from the exchange to the extent of the cash received. In the opinion of Bryan Cave LLP, special counsel to WorldCom, exchanges of Shares for WorldCom Common Stock pursuant to the Offer and the Merger, as described below, should be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning the Code. Consequently, no gain or loss should be recognized by holders of Shares upon such exchanges, except with respect to the receipt of cash in lieu of fractional shares of WorldCom Common Stock.

    According to the Original BT/MCI Proxy Statement/Prospectus, a MCI stockholder exchanging Shares for Concert ADSs and cash would realize gain measured by the excess, if any, of (i) the sum of the amount in cash and the fair market value of the Concert ADSs received over (ii) such stockholder's tax basis in the Shares, which realized gain will be taxable to the extent of the cash received. ACCORDINGLY, EVEN IF THE MARKET VALUE OF THE REVISED BT ACQUISITION PROPOSAL WERE EQUAL TO THE MARKET VALUE OF THE OFFER, MCI STOCKHOLDERS WOULD RETAIN MORE VALUE UNDER THE OFFER BECAUSE OF ITS TAX-FREE NATURE.

    VALUE OF COMBINED COMPANY'S STOCK FOLLOWING THE TRANSACTION. As noted above, the Offer provides a substantial premium to holders of Shares in relation to the Revised BT Acquisition Proposal. However, MCI stockholders should also consider the prospects of the combined company that would result from each proposed transaction in assessing the likely value of each prospective combined company's stock after a combination with MCI. WorldCom believes that MCI stockholders would be better positioned to realize higher returns in the future through ownership of a WorldCom/MCI combined entity than through ownership of a BT/MCI combined entity.

    Historical returns realized by WorldCom shareholders (which are not necessarily indicative of future results) over the past decade have exceeded those realized by investors in all other U.S. telecommunications companies. Since 1989, WorldCom has provided investors a total return of 55.8%, compared to 4.3% for MCI and 9.4% for BT. As described below under "Strategic Fit," both MCI and WorldCom stockholders are expected to benefit from the opportunity to own an entrepreunerial telecommunications operator with a proven track record of shareholder value creation.

    According to the Original BT/MCI Proxy Statement/Prospectus, in considering the Original BT Acquisition Proposal, the MCI Board considered concerns expressed by members of MCI's management that BT's earnings forecasts indicated slow to moderate growth and that BT had been losing market share and could continue to do so in light of the new competitive environments in the U.K. and Europe. According to the Original BT/MCI Proxy Statement/Prospectus, in determining to approve the Original BT Acquisition Proposal despite these concerns, the MCI Board relied in part upon "the anticipated benefits to be received by the MCI stockholders in the proposed merger" (a consideration that MCI stockholders may now want to reevaluate given the significantly lower value of the Revised BT Acquisition Proposal as compared to the Original BT Acquisition Proposal) and the MCI Board's view at the time that it was unlikely that MCI would be able to "negotiate a combination with another company on terms superior to the proposed Merger with BT." Given the reduced value of the Revised BT Acquisition Proposal as compared to the Original BT Acquisition Proposal and the availability of the Offer--a merger proposal with a market value significantly in excess of the market value of the Revised BT Acquisition Proposal--as an alternative, WorldCom believes that the original rationale for combining with an entity whose future growth may be slow to moderate no longer applies.

    The Offer would permit MCI's stockholders to participate in the future results of the combined WorldCom/MCI entity with an approximately 45% ownership position in the combined entity (based on certain assumptions), while under the Revised BT Acquisition Proposal stockholders of MCI would only own about 25% of the combined entity. See "The Offer--General."

    SYNERGIES. WorldCom believes that MCI stockholders, as well as MCI's customers, employees and the communities it serves, would realize benefits from the Offer and the Merger that are greater than the benefits that would be realized if MCI either remains an independent entity or is acquired by BT. WorldCom believes such greater benefits would be realized through the following operational and structural synergies:

    - Operational cost savings. Operational cost savings are expected to be realized primarily in four areas: avoided costs in MCI local activities; reduced sales, general and administrative costs in the combined company's domestic operations; reduced domestic network costs; and reduced network costs associated with terminating international traffic.

    -- AVOIDED COSTS IN MCI'S LOCAL ACTIVITIES. As a result of WorldCom's existing extensive local network and operations, the combined company will be able to execute MCI's plans to expand in the local market at a lower cost than MCI would be able to on a standalone basis. The combined company will avoid the need to duplicate certain sales marketing and administrative functions and will enjoy reduced network costs resulting from the more rapid transfer to traffic to the combined company's network facilities.

    --  REDUCED SALES AND ADMINISTRATIVE COSTS IN THE COMBINED COMPANY'S
       DOMESTIC OPERATIONS. The increased scale of activities in the combined company's operations will result in opportunities to reduce costs by avoiding expenditures on duplicative activities, greater purchasing power and the adoption of best practices in cost containment across the entire company.

    -- REDUCED DOMESTIC NETWORK COSTS. As a result of WorldCom's existing extensive local network, the combined company will carry an increased proportion of its domestic traffic on its own local network facilities resulting in a reduction in leased line costs and access costs associated with switched traffic. By combining WorldCom's and MCI's traffic, a reduction in variable network costs such as in-WATS, out-WATS and directory services are expected as a result of the combined company's greater purchasing power.

    -- REDUCED COSTS OF TERMINATING INTERNATIONAL TRAFFIC. MCI currently enjoys more extensive settlement agreements for international traffic than does WorldCom. The combined company will benefit from terminating traffic on its facilities. In addition, as a result of WorldCom's construction of transatlantic facilities and network facilities in Europe, the combined company will be able to lower MCI's average costs of terminating certain traffic in Europe.

    Taking into account the costs expected to be incurred in achieving these potential operational savings and the time required to implement plans to lower costs, aggregate pre-tax operational costs savings (prior to interest and depreciation savings) of between $2.0 billion and $2.7 billion are expected in 1999 and between $4.0 billion and $4.6 billion in 2002.

    - Capital expenditure savings. Capital expenditure savings are expected to be realized primarily in two areas: the combined company's domestic long distance network activities and the combined company's local network buildout. Capital expenditures relating to the combined company's long distance activities will be reduced primarily as a result of avoided duplicative fixed capital expenses and the cost benefits realized from increased purchasing power. Capital expenditures relating to the combined company's local activities will be reduced primarily as a result of avoided duplicative capital expenditures.

    -- Taking into account the costs expected to be incurred in achieving these potential capital expenditure savings and the time required to implement plans to lower capital expenditures, aggregate capital expenditure savings of between $1.0 billion and $1.5 billion are expected in 1999 and between $1.5 billion and $1.6 billion in 2002.

    - Revenue benefits. WorldCom expects than the combined company will benefit from greater revenues than the two companies would enjoy on a standalone basis. This increase in revenues is expected to result primarily from a reduction in customer attrition and from cross-selling a broader range of products and services. Although WorldCom believes that the potential revenue benefits are substantial, no attempt has been made to quantify these potential benefits.

    WorldCom has a track record of successfully integrating acquisitions and has completed more than forty transactions over the past five years. The expertise WorldCom has gained from these transactions is expected to assist WorldCom and MCI in realizing the potential merger benefits. WorldCom's analyses of these potential savings and benefits was based on publicly available information, analysts' forecasts and WorldCom's knowledge of the telecommunications industry. See "Cautionary Statement Regarding Forward-Looking Statements."

    STRATEGIC FIT. The combination of MCI and WorldCom will accelerate competition--especially in local markets--by creating a company with the capital, marketing abilities and state-of-the-art network to compete against the incumbent network carriers, domestically and abroad.

    Unlike BT, WorldCom is already a seasoned competitor in the U.S. local market. WorldCom has an established presence in 52 markets. WorldCom's local network would both accelerate MCI's local strategy and result in significant savings for the combined company. Creating a stronger competitor in the local market helps fulfill the intent of the Telecom Act. Moreover, WorldCom believes that its extensive local network would solve the widely recognized local market entry problem facing MCI.

    Combining WorldCom's pan-European fiber network in 12 cities in Europe with MCI's international operations will create a leading alternative provider of telecommunications services in key markets abroad. WorldCom and MCI will bring complementary skills to compete in rapidly deregulating global markets.

    TIMING CONSIDERATIONS.  The Offer is currently scheduled to expire on
[      ]; however, it is WorldCom's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. WorldCom expects that the WorldCom Shareholder Approval Condition
will be satisfied by [      ] (the date by which it expects to hold a special
meeting of its shareholders to approve the issuance of shares of WorldCom Common Stock pursuant to the Offer and Merger) and that the other conditions to the Offer could be satisfied not later than the first quarter of 1998.

    With respect to FCC and state PUC approval, WorldCom will establish the Voting Trust to facilitate the transaction. As a result, WorldCom believes that it will be able to consummate the Offer prior to receipt of final FCC and state PUC approvals and that, accordingly, it could be in a position to consummate the Offer not later than the first quarter of 1998. Given that BT and MCI must recirculate proxy materials to MCI stockholders reflecting the Revised BT Acquisition Proposal and schedule a second stockholders meeting, any acquisition of MCI by BT could not be consummated prior to the latter half of the fourth quarter of 1997, at the earliest. Accordingly, WorldCom does not believe that the Revised BT Acquisition Proposal offers any significant advantage over the Offer in terms of timing of completion. While BT does have the ability under the terms of its Class A Common Stock to veto any second-step merger between a subsidiary of WorldCom and MCI until October 1998, BT's consent is not required in order for WorldCom to consummate the Offer. Since the Offer can be consummated without the need of any consent from BT and since the Offer is being made for all outstanding Shares, the ability of BT to block a second-step merger until October 1998 need not delay the receipt of WorldCom Common Stock by any holder of Shares.

LITIGATION

    On October 1, 1997, WorldCom filed a complaint in the Delaware Court of Chancery against MCI, the members of the MCI Board, BT and BT Sub. The complaint seeks, among other things, (i) preliminary and permanent injunctive relief enjoining MCI and its directors from breaching their fiduciary duty to their stockholders by entering into or consummating the Revised BT Acquisition Proposal without giving MCI stockholders an opportunity to accept the Offer and enjoining BT and BT Sub from aiding and abetting that breach, (ii) preliminary and permanent injunctive relief enjoining MCI and its directors from conducting any stockholder vote on the Revised BT Acquisition Proposal that differs procedurally from the stockholder votes contemplated by the BT/MCI Merger Agreement (prior to any amendments thereto) and enjoining BT and BT Sub from aiding and abetting the same, (iii) preliminary and permanent injunctive relief requiring MCI and the defendant directors to take all steps necessary to amend the Rights to make them inapplicable to the Offer, (iv) preliminary and permanent injunctive relief preventing MCI from otherwise taking actions that impede or delay the Offer, (v) preliminary and permanent injunctive relief enjoining defendants from enforcing the termination fee provisions of the BT/MCI Merger Agreement and (vi) an order declaring that the Offer does not constitute tortious interference with, or any other business-related tort in connection with, the proposed acquisition of MCI by BT.

                                   THE OFFER

GENERAL

    WorldCom hereby offers, upon the terms and subject to the conditions of the Offer, to exchange shares of WorldCom Common Stock for each outstanding Share (including the Shares into which the outstanding shares of Class A Common Stock would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares pursuant to the Offer) validly tendered on or prior to the Expiration Date and not withdrawn. The holder of each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $41.50 by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market (the "WorldCom Average Price") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided, that the Exchange Ratio shall not be less than 1.0375 nor greater than 1.2206. Accordingly, each Share will be exchanged for WorldCom Common Stock having a market value of $41.50 if the WorldCom Average Price is between $40.00 and $34.00. If the WorldCom Average Price is greater than $40.00, each Share will be exchanged for WorldCom Common Stock having a market value of more than $41.50, and, conversely, if the WorldCom Average Price is less than $34.00, each Share will be exchanged for WorldCom Common Stock having a market value of less than $41.50. Cash will be paid in lieu of any fractional shares of WorldCom Common
Stock. On [                 ], the closing price of WorldCom Common Stock as
reported in The Nasdaq National Market was $[      ]. Based on a WorldCom
Average Price equal to that amount, each Share would be exchanged for WorldCom
Common Stock having a market value of $      . The Exchange Ratio will change as
the market value of WorldCom Common Stock changes. The actual WorldCom Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time). The term "Expiration Date" shall mean 11:59 p.m., New York
City time, on [           ], 1997, unless and until WorldCom extends the period
of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by WorldCom, shall expire.

    Tendering stockholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of WorldCom.

    The purpose of the Offer is for WorldCom to obtain control of, and ultimately the entire common equity interest in, MCI. WorldCom will, as soon as practicable after consummation of the Offer, have MCI consummate the Merger in which each outstanding Share (except for Shares held in the treasury of MCI) would be converted into the right to receive the consideration that was payable in the Offer. Pursuant to the Restated Certificate of Incorporation of MCI, the consent of the holders of a majority of the shares of the Class A Common Stock is required for any "Business Combination" involving MCI (which, as defined, would include the Merger but would not include the exchange of shares pursuant to the Offer) to be effected prior to October 1998. As of the date hereof, WorldCom believes that all of the Class A Common Stock is held by BT. Accordingly, the consent of BT would be required in order to effect the Merger prior to October 1998. It is WorldCom's current intention to consummate the Offer as soon as the conditions to the Offer are satisfied and to consummate the Merger in October 1998, or earlier if the consent of BT is obtained. See "Purpose of the Offer; the Merger" and "Background of the Offer--Comparison of the Proposals."

    If WorldCom obtains all of the Shares pursuant to the Offer and/or if the Merger is consummated, former MCI stockholders would own approximately 45% of the outstanding shares of WorldCom Common Stock, based on (i) an assumed Exchange Ratio of 1.1731, (ii) the number of outstanding Shares as reported in MCI's Current Report on Form 8-K dated August 26, 1997 (without giving effect to the possible exercise of outstanding MCI stock options or the possible issuance of Shares pursuant to outstanding MCI incentive stock units), including the Shares into which the outstanding shares of Class A Common Stock would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares pursuant to the Offer and (iii) the number of outstanding shares of WorldCom Common Stock as of September 30, 1997 (without giving effect to possible conversion of outstanding shares of WorldCom preferred stock, the possible exercise of outstanding WorldCom stock options or the issuance of shares pursuant to the possible acquisitions of CompuServe or BFP). Based on the foregoing, if WorldCom obtains 51% of the Shares pursuant to the Offer, former MCI stockholders would own approximately 31% of the outstanding shares of WorldCom Common Stock.

    WorldCom's obligation to exchange shares of WorldCom Common Stock for Shares pursuant to the Offer is conditioned upon satisfaction or waiver, as applicable, of the Minimum Tender Condition, the WorldCom Shareholder Approval Condition, the Rights Plan Condition, the BT/MCI Merger Agreement Condition, the Voting Trust Condition, the Antitrust Condition and the other conditions to the Offer. See "Conditions of the Offer."

    Prior to the MCI Distribution Date (or earlier redemption or expiration of the Rights), the Rights are evidenced by the certificates for the Shares, and the tender by a stockholder of his or her Shares will also constitute a tender of the associated Rights. No separate payment will be made by WorldCom for the Rights pursuant to the Offer. Upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated persons (a "MCI Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Shares (20.1% or more of the outstanding Shares in the case of BT) or (ii) 10 business days (or such later date as may be determined by action of the MCI Board prior to such time as any person becomes a MCI Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding Shares (the earlier of such dates being the MCI Distribution Date), the MCI Rights Agreement provides that separate certificates evidencing the Rights will be mailed to holders of record of the Shares as of the close of business on the MCI Distribution Date and such separate Rights certificates alone will evidence the Rights.

    If the MCI Distribution Date occurs and separate certificates representing the Rights are distributed by MCI or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a book-entry confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the MCI Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described under "-- Procedure for Tendering" below.

    According to MCI's Current Report on Form 8-K dated August 26, 1997, as of August 19, 1997, there were 558,420,209 Shares outstanding, not including 135,998,932 Shares issuable upon conversion of the Class A Common Stock held by BT. As of the date of this Prospectus, WorldCom and its subsidiaries own 602 Shares.

    Requests will be made to MCI for use of a MCI stockholder list and security position listings for the purpose of communications with MCI stockholders and disseminating the Offer to holders of Shares. This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by WorldCom following receipt of such list or listings from MCI.

TIMING OF THE OFFER

    The Offer is currently scheduled to expire on [       ]; however, it is
WorldCom's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. WorldCom expects that the WorldCom Shareholder Approval Condition will be satisfied by
[      ] (the date by which it expects to hold a special meeting of its shareholders to approve the issuance of shares of WorldCom Common Stock pursuant to the Offer and Merger) and that the other conditions to the Offer could be satisfied not later than the first quarter of 1998.

    With respect to FCC and state PUC approval, WorldCom will establish the Voting Trust to facilitate the transaction. As a result, WorldCom believes that it will be able to consummate the Offer prior to receipt of final FCC and state PUC approvals and that, accordingly, it could be in a position to consummate the Offer not later than the first quarter of 1998. Given that BT and MCI must recirculate proxy materials to MCI stockholders reflecting the Revised BT Acquisition Proposal and schedule a second stockholders meeting, any acquisition of MCI by BT could not be consummated prior to the latter half of the fourth quarter of 1997, at the earliest. Accordingly, WorldCom does not believe that the Revised BT Acquisition Proposal offers any significant advantage over the Offer in terms of timing of completion. While BT does have the ability under the terms of its Class A Common Stock to veto any second-step merger between a subsidiary of WorldCom and MCI until October 1998, BT's consent is not required in order for WorldCom to consummate the Offer. Since the Offer can be consummated without the need of any consent from BT and since the Offer is being made for all outstanding Shares, the ability of BT to block a second-step merger until October 1998 need not delay the receipt of WorldCom Common Stock by any holder of Shares.

    MCI stockholders are expected to vote on the Revised BT Acquisition Proposal at a special meeting of stockholders of MCI to be scheduled in the latter half of the fourth quarter of 1997. Assuming MCI's stockholders disapprove the Revised BT Acquisition Proposal, the BT/MCI Merger Agreement Condition will then be satisfied. WorldCom believes that the MCI Board would at that point respect the vote of MCI's stockholders and remove the existing obstacles to the Offer and Merger, thereby satisfying the Rights Plan Condition. WorldCom also intends to pursue its currently pending litigation to satisfy the Rights Plan Condition. See "Conditions of the Offer--Rights Plan Condition."

EXTENSION, TERMINATION AND AMENDMENT

    WorldCom expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that WorldCom will exercise its right to extend the Offer. However, it is WorldCom's current intention to extend the Offer until all conditions have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her Shares. See "--Withdrawal Rights."

    Subject to the applicable rules and regulations of the Commission, WorldCom also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept for exchange, or exchange, any Shares not theretofore accepted for exchange or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the WorldCom Shareholder Approval Condition, the Voting Trust Condition, the Antitrust Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to MCI stockholders in connection with the Offer be promptly disseminated to MCI stockholders in a manner reasonably designed to inform MCI stockholders of such change) and without limiting the manner in which WorldCom may choose to make any public announcement, WorldCom shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    WorldCom confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, WorldCom will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, WorldCom shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and if, at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

EXCHANGE OF CERTIFICATES; DELIVERY OF WORLDCOM COMMON STOCK

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), WorldCom will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the Commission, WorldCom expressly reserves the right to delay acceptance of or the exchange of Shares in order to comply with any applicable law. In all cases, exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by the Exchange Agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares in the Exchange Agent's account at The Depository Trust Company, Midwest Securities Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

    For purposes of the Offer, WorldCom will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when WorldCom gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of WorldCom Common Stock in exchange for Shares pursuant to the Offer and cash in lieu of fractional shares of WorldCom Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering MCI stockholders for the purpose of receiving WorldCom Common Stock and cash to be paid in lieu of fractional shares of WorldCom Common Stock from WorldCom and transmitting such WorldCom Common Stock and cash to tendering MCI stockholders. Under no circumstances will interest with respect to fractional shares be paid by WorldCom by reason of any delay in making such exchange.

    If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unexchanged Shares will be returned without expense to the tendering MCI stockholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at a

Book-Entry Transfer Facility pursuant to the procedures set forth below under "--Procedure for Tendering," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF WORLDCOM COMMON STOCK

    No certificates representing fractional shares of WorldCom Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of WorldCom Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the closing price for shares of WorldCom Common Stock on The Nasdaq National Market on the date such stockholder's Shares are accepted for exchange by WorldCom.

WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by WorldCom for shares of WorldCom Common Stock pursuant to the Offer, may also be
withdrawn at any time after [           ], 1997.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the appropriate addresses set forth on the back cover of this Prospectus, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from that of the person who tendered such Shares.

    The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "--Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by WorldCom, in its sole discretion, which determination shall be final and binding. Neither WorldCom, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "--Procedure for Tendering" at any time prior to the Expiration Date.

PROCEDURE FOR TENDERING

    For a MCI stockholder to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) such MCI stockholder must comply with the guaranteed delivery procedure set forth below.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that WorldCom may enforce such agreement against such participant.

    Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the MCI Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights. If the MCI Distribution Date occurs and separate certificates representing the Rights are distributed by MCI or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the MCI Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. If Rights certificates are distributed but are not available to a stockholder prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering stockholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedure described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Rights certificates or a Book-Entry Confirmation for Rights (the "Rights Delivery Period"), Rights certificates representing a number of Rights equal to the number of Shares tendered. If Rights certificates are distributed, WorldCom will distribute a separate letter of transmittal for such Rights certificates. If Rights certificates are tendered separately from Shares, then a properly completed letter of transmittal for Rights certificates (or manually executed facsimile thereof) must be submitted with respect to such Rights. WorldCom reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange.

    Nevertheless, WorldCom will be entitled to accept for exchange Shares tendered by a stockholder prior to receipt of the Rights certificates required to be tendered with such Shares or a Book-Entry Confirmation with respect to such Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights or (ii) exchange Shares accepted for exchange pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights in reliance upon the guaranteed delivery procedure described below. In addition, after expiration of the Rights Delivery Period, WorldCom may instead elect to reject as invalid a tender of Shares with respect to which Rights certificates or a Book-Entry Confirmation for an equal number of Rights have not been received by the Exchange Agent. Any determination by WorldCom to make payment for Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Rights Delivery Period, to reject a tender as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of WorldCom.

    The Exchange Agent will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry

Transfer Facilities, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. No assurance can be given, however, that book-entry delivery of Rights will be available. If book-entry delivery is not available, a tending stockholder will be required to tender rights by means of delivery of Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

    No signature guarantee is required on the Letter of Transmittal in cases where (a) the Letter of Transmittal is signed by the registered holder(s) of the Shares (including any participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of Shares) tendered therewith and such holder(s) have not completed the instruction entitled "Special Issuance Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. Otherwise, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Shares or Rights (if any) are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares or Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF WORLDCOM COMMON STOCK, A STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH STOCKHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tenders are made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by WorldCom, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

    (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an

Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

    In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering MCI stockholders may receive shares of WorldCom Common Stock at different times depending upon when certificates for Shares or confirmations of book-entry transfers of such Shares are actually received by the Exchange Agent.

    By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of WorldCom as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for exchange by WorldCom and with respect to any and all other Shares and other securities issued or issuable in respect of the
Shares on or after [           ], 1997. Such appointment is effective, and
voting rights will be affected, when and only to the extent that WorldCom deposits the shares of WorldCom Common Stock for Shares tendered by such stockholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). WorldCom's designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such stockholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of MCI stockholders, by written consent in lieu of any such meeting or otherwise. WorldCom reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon WorldCom's exchange of such Shares, WorldCom must be able to exercise full voting rights with respect to such Shares.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by WorldCom, in its sole discretion, which determination shall be final and binding. WorldCom reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of WorldCom's counsel, be unlawful. WorldCom also reserves the absolute right to waive any of the conditions of the Offer (other than the WorldCom Shareholder Approval Condition, the Voting Trust Condition, the Antitrust Condition and the condition relating to the effectiveness of the Registration Statement), or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of Shares have been cured or waived. Neither WorldCom, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. WorldCom's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

    The tender of Shares and Rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between the tendering MCI stockholder and WorldCom upon the terms and subject to the conditions of the Offer.

                            CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, or any extensions thereof, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to WorldCom's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), WorldCom shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange of or exchange for tendered Shares, and may, in its sole discretion, terminate, extend or amend the Offer as to any Shares not then exchanged for tender if, at the Expiration Date, any of the following conditions (the "Offer Conditions") have not been satisfied or waived, prior to or concurrently with the consummation of the Offer:

MINIMUM TENDER CONDITION

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable or exchangeable for Shares (including the Class A Common Stock), other than the Rights, had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by WorldCom pursuant to the Offer. Based upon MCI's Current Report on Form 8-K dated August 26, 1997, as of August 19, 1997, there were 558,420,209 shares of MCI Common Stock outstanding and 135,998,932 shares of Class A Common Stock outstanding, 80,543,486 shares of MCI Common Stock reserved for issuance pursuant to MCI stock option plans and 5,570,012 shares of MCI Common Stock reserved for issuance under incentive stock units. Based on the foregoing, and assuming no options, warrants, rights or other securities convertible into or exercisable or exchangeable for Shares were issued or granted after August 19, 1997, WorldCom believes that the Minimum Tender Condition would be satisfied if at least an aggregate of 390,265,718 Shares are validly tendered pursuant to the Offer and not withdrawn. WorldCom reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to purchase fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer. In the event of such waiver or amendment, the Offer shall expire no sooner than ten business days after announcement thereof.

WORLDCOM SHAREHOLDER APPROVAL CONDITION

    The Offer is conditioned upon, among other things, approval of the issuance of shares of WorldCom Common Stock pursuant to the Offer and the Merger by the affirmative vote of the holders of shares of WorldCom capital stock representing a majority of the voting power of the shares of WorldCom capital stock that are duly voted at a meeting of such holders. According to the rules of The Nasdaq National Market, shareholder approval is required in connection with the acquisition of the stock of another company if the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash, has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares or common stock outstanding before the issuance of the stock or securities.

BT/MCI MERGER AGREEMENT CONDITION

    The Offer is conditioned upon, among other things, the stockholders of MCI having disapproved the BT/MCI Merger Agreement (as amended) at the special meeting of stockholders of MCI to be called to consider the Revised BT Acquisition Proposal.

RIGHTS PLAN CONDITION

    The Offer is conditioned upon, among other things, WorldCom being satisfied in its sole discretion that the Rights are invalid or are not applicable to the acquisition of the Shares pursuant to the Offer and the Merger. In order to satisfy the Rights Plan Condition, WorldCom has requested that MCI amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger. WorldCom believes that, given that the BT/MCI Merger Agreement constitutes a sale of control of MCI, it would constitute a breach of the fiduciary duties of the MCI Board for the MCI Board to fail to do so and thereby fail to obtain the highest possible price. In addition, WorldCom has commenced litigation in the Delaware Court of Chancery seeking, among other things, preliminary and permanent injunctive relief requiring MCI and its directors to amend the Rights Agreement to make the Rights inapplicable to the Offer.

    Set forth below is certain additional information concerning the Rights:

    On September 7, 1994, the Board of Directors of MCI declared a dividend of one Right for each outstanding share of MCI Common Stock and Class A Common Stock. The terms of the Rights are set forth in the MCI Rights Agreement. The following description of the Rights does not purport to be complete and is qualified in its entirety by reference to the MCI Rights Agreement. Each Right entitles the registered holder to purchase from MCI one one-hundredth of a share of Series E Junior Participating Preferred Stock, par value $.10 per share (the "Preferred Shares"), of MCI at a price of $100 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustments.

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (for purposes of this discussion, an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Shares (more than 20.1% of the outstanding Shares in the case of share acquisitions by BT) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of MCI prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Shares (more than 20.1% of the outstanding Shares in the case of a tender offer or exchange offer commenced or announced by BT) (the earlier of such dates being the "MCI Distribution Date"), the Rights will be evidenced, with respect to any of the Share certificates outstanding as of the Record Date, by such Share certificate. The Rights are not exercisable until the MCI Distribution Date. The Rights will expire on September 30, 2004, unless such date is extended or unless the Rights are earlier redeemed or exchanged by MCI.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise of the Right, at the then current exercise price of the Right, that number of Shares having a market value of two times the exercise price of the Right.

    In the event that, after a person or group has become an Acquiring Person, MCI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, at the then current exercise price of the Right, that number of shares of common stock of the person with whom MCI has engaged in the foregoing transaction which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time prior to the time an Acquiring Person become such, the Board of Directors of MCI may redeem the Rights in whole, but not in part, at a price of $.01 per Right (for purposes of this discussion, the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    For so long as Rights are then redeemable, MCI may, except with respect to the redemption price, amend the Rights in any manner. After the Rights are no longer redeemable MCI may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

VOTING TRUST CONDITION

    The Offer is conditioned on, among other things, the receipt of approval from the FCC to the Step I Transfer in accordance with the FCC's Policy Statement.

    The approval of the FCC, as well as other regulatory approvals, is required prior to the transfer of control of MCI to WorldCom. In order to permit the Offer to be consummated promptly without the delay that might otherwise be occasioned by these approval requirements, WorldCom has established a Voting Trust to hold the Shares to be acquired by WorldCom pursuant to the Offer. The Voting Trust has been established pursuant to existing FCC procedures which, upon receipt of the Step I Transfer approval, would permit the Offer to be consummated prior to the FCC's approval of the transfer of control of MCI to WorldCom. Pursuant to the Voting Trust Agreement, a Voting Trustee will hold the Shares acquired pursuant to the Offer until such time as the FCC has granted approval of the transfer of control of MCI to WorldCom, at which time the Voting Trustee will transfer the Shares to WorldCom (the "Step II Transfer").

    VOTING TRUST APPROVALS. The Step I Transfer of Shares to the Voting Trustee is subject to the approval of the FCC. Consistent with the Policy Statement, WorldCom is seeking Step I Transfer authority from the FCC for the Voting Trustee to hold a majority of the Shares and has asked that such authority be granted on an expedited basis pursuant to Special Temporary Authority ("STA"). The Policy Statement permits expedited action with respect to such a Step I Transfer in the case of a tender offer upon an FCC determination that the proposed Voting Trustee is qualified, that the Voting Trustee is independent and effectively insulated from the proposed acquiring company and its owners and managers, and that the Voting Trust generally comports with FCC requirements. Upon grant of the Step I Transfer by the FCC, the Offer may be consummated. See "Regulatory Filings and Approvals."

    Although WorldCom has no reason to believe that the FCC would not either timely grant the STA Application to permit expedited consideration or approve the Step I Transfer, there can be no assurance in this regard. The Step I Transfer will be subject to public comment, including the filing of oppositions and objections. WorldCom has structured the Voting Trust Condition in this way in an effort to comport with the FCC's prior practice with respect to tender offers for control of radio licensees. There can be no assurance that the FCC will approve this arrangement as currently structured or that an FCC decision to approve it would not be challenged in a court appeal.

    VOTING TRUST AGREEMENT. In the Voting Trust Agreement, the Voting Trustee agrees to act as an independent trustee in respect of the Voting Trust. The Voting Trust Agreement provides that the Voting Trustee will receive reasonable compensation and customary indemnification from WorldCom and may hire at WorldCom's expense such independent legal advisors as the Voting Trustee may deem necessary in the exercise of his reasonable discretion, provided that such legal advisors shall have no business, financial, familial or other relationship with WorldCom. Moreover, the Voting Trust Agreement is subject to such modification as may be required by the FCC or other regulatory agency of competent jurisdiction. Except as so required, the Voting Trust Agreement may not be modified or amended without the prior written consent of the Voting Trustee.

    In his capacity as Trustee, the Voting Trustee will, among other things, vote all the Shares accepted by WorldCom in the Offer (the "Trust Stock") in favor of any proposal necessary to effectuate the Offer and the Merger, and, during the term of the Voting Trust Agreement, against any other proposed stock exchange, merger, business combination or similar transaction inconsistent with the Offer. On other matters, the Voting Trustee will vote the Trust Stock in any manner necessary to elect or appoint himself or his nominees as members of the Board of Directors of MCI except that the aggregate of all directors so elected or appointed shall not constitute a majority of the Board of Directors of MCI (unless and until the appropriate FCC Step II Transfer approvals have been obtained). The Voting Trustee will vote the Trust Stock in any manner necessary to replace any director of MCI who resigns, or to remove and replace any officer or director of MCI opposing, impeding or impairing effectuation of the Offer, of wasting corporate assets or otherwise acting in a manner inconsistent with such director's fiduciary responsibilities. In all other respects, the Voting Trustee will vote the Trust Stock to maintain the present management and operations of MCI. Pending the termination of the Voting Trust, the Voting Trustee will pay over to WorldCom all dividends or other distributions (other than voting securities of MCI), if any, collected or received by the Voting Trustee with respect to the Trust Stock.

    In accordance with FCC requirements, the Voting Trust Agreement provides that the Voting Trustee shall generally act in the role of a caretaker and shall be independent of WorldCom. The Voting Trustee may from time to time provide written reports to WorldCom concerning the implementation of the Offer and the management and operations of MCI. WorldCom may not communicate with the Voting Trustee regarding the operation or management of MCI. WorldCom may, however, communicate with the Voting Trustee concerning the transfer of the Trust Stock or other information on the mechanics of implementing the Offer. All communications between the Voting Trustee and WorldCom must be in writing.

    WorldCom is seeking approval of the transactions contemplated by the Offer by filing such applications and notifications as may be required by the FCC and state PUCs. Pursuant to the Voting Trust Agreement, the Voting Trustee is to make or cause to be made such additional regulatory filings and take such actions related thereto as may be required by the FCC and state PUCs with respect to the performance by the Voting Trustee of its duties under the Voting Trust Agreement and the prosecution and consummation of the Offer and the Merger.

    The Voting Trust Agreement also provides that (1) at such time as the FCC has granted the Step II Transfer approval and such authority has become effective and the Voting Trustee receives a written certification from WorldCom that all other regulatory approvals which, if not obtained in connection with the Offer and the Merger, would have a material adverse effect on WorldCom's business, operations, assets, liabilities, financial condition or results of operations, have been obtained or (2) there has been a determination by the Voting Trustee that such delivery and transfer will not violate the Communications Act of 1934, as amended, or the Rules and Regulations of the FCC or the state PUCs, then the Voting Trustee will either transfer the Trust Stock to WorldCom or vote the Trust Stock in such a manner to effectuate the Offer and the Merger as described above.

    At the direction of WorldCom, the Voting Trustee shall grant a security interest to secure loans made by one or more financial institutions to WorldCom, to the extent the proceeds of such loans are used in connection with the acquisition of the Trust Stock, by delivery of the Voting Trust Certificates representing such Trust Stock to such financial institution(s). The Voting Trustee may execute a hypothecation agreement with respect to such Trust Stock provided that voting rights for any pledged stock remain with the Voting Trustee, even in the event of a default by WorldCom on the loans the pledged stock secures.

    Under the Voting Trust Agreement, if (i) an order is issued which is no longer subject to judicial or administrative review denying the Step II Transfer Approval, or (ii) WorldCom notifies the Voting Trustee in writing during the pendency of the regulatory approval process that it desires to sell the Trust Stock, and the Voting Trustee fails to disapprove such decision to sell, or
(iii) WorldCom notifies the Voting Trustee in writing that it has withdrawn its applications for regulatory approvals, or (iv) any other circumstances occur under which the Voting Trustee is required by law to sell the Shares, then the Voting Trustee, acting for the benefit of WorldCom, shall sell the Trust Stock as soon as practicable to one or more third parties in such manner as will maximize the proceeds to WorldCom. All such sales shall be conducted in compliance with applicable law. The proceeds of the sale will be distributed to WorldCom, after paying (or reserving for payment thereof) any expenses incurred under the Voting Trust Agreement. In the event of any such sale of the Trust Stock by the Voting Trustee, there can be no assurance that such sale would not have a material adverse effect on WorldCom or the value of the WorldCom Common Stock.

ANTITRUST CONDITION

    The Offer is conditioned on, among other things, the expiration or termination of any waiting period under the HSR Act applicable to the acquisition of Shares pursuant to the Offer and the Merger and the receipt of all requisite foreign antitrust approvals.

    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to the HSR Act.

    WorldCom intends to file with the DOJ and the FTC a Hart-Scott-Rodino Notification and Report Form (the "Notification Form") with respect to the Offer. Under the applicable provisions of the HSR Act, the purchase of Shares under the Offer could not be consummated until the expiration of a 30-day waiting period following the filing of the Notification Form by WorldCom, unless WorldCom receives a request for additional information or documentary material or the DOJ and the FTC terminate the waiting period thereto. If, within such 30-day waiting period, either the DOJ or the FTC requests additional information or material from WorldCom and/or MCI concerning the Offer, the waiting period will be extended for an additional 20 days after WorldCom has substantially complied with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of WorldCom.

    WorldCom will not accept for exchange Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

    Federal and state antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as WorldCom's acquisition of Shares pursuant to the Offer. At any time before or after WorldCom's acquisition of Shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by WorldCom or divestiture of substantial assets of WorldCom and/or MCI. Private parties may also bring legal action under the antitrust laws under certain circumstances.

    Certain foreign countries where WorldCom and/or MCI do business have antitrust laws that are comparable to the HSR Act. WorldCom intends to make such filings and notifications under foreign antitrust laws as may be required (including, if applicable, a filing with the European Commission).

    Based upon an examination of publicly available information relating to the businesses in which both WorldCom and MCI are engaged, WorldCom believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge is made, WorldCom will prevail.

CERTAIN OTHER CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to WorldCom's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), WorldCom shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange of or exchange for tendered Shares, and may, in its sole discretion, terminate, extend or amend the Offer as to any Shares not then exchanged for tender if, at the Expiration Date, any of the Offer Conditions have not been satisfied or waived or if, on or after the date of this Prospectus and at or prior to the time of exchange of any such Shares (whether or not any Shares have theretofore been accepted for exchange or exchanged pursuant to the Offer), any of the following events shall not have occurred:

    (a) The shares of WorldCom Common Stock which shall be issued to the MCI stockholders in the Offer and the Merger shall have been authorized for inclusion on The Nasdaq National Market, subject to official notice of issuance.

    (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

    (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Merger or any of the other transactions contemplated by this Prospectus shall be in effect.

    (d) Each of the representations and warranties of MCI set forth in the BT/MCI Merger Agreement that is qualified as to materiality shall have been true and correct on the date of Amendment Agreement No. 2 to that Agreement and shall, to the best knowledge of MCI after due inquiry, be true and correct on and as of the Expiration Date as if made on and as of the Expiration Date (other than (i) representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date, (ii) representations and warranties set forth in Section 3.1(j)(i) of the BT/MCI Merger Agreement, which shall not be untrue or incorrect as of the date of Amendment Agreement No. 2 as a result of any knowing and intentional or willful omission from, or misstatement in, the MCI Disclosure Schedule to the BT/MCI Merger Agreement (the "MCI Disclosure Schedule") by MCI and (iii) the MCI Limited Representations, which shall be true and correct as of the date of Amendment Agreement No. 2), and each of the representations and warranties of MCI that is not so qualified shall have been true and correct in all material respects on the date of Amendment Agreement No. 2 and shall, to the best knowledge of MCI after due inquiry, be true and correct in all material respects on and as of the Expiration Date as if made on and as of the Expiration Date (other than (i) representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date, (ii) representations and warranties set forth in Section 3.1(j)(i) of the BT/MCI Merger Agreement, which shall not be untrue or incorrect in any material respect as of the date of Amendment Agreement No. 2 as a result of any knowing and intentional or willful omission from, or misstatement in, the MCI Disclosure Schedule by MCI and (iii) the MCI Limited Representations, which shall be true and correct in all material respects as of the date of Amendment Agreement No. 2). For purposes of this condition, "MCI Limited Representations" means the representations and warranties contained in Section 3.1(d)(ii),
Section 3.1(f) (other than the last sentence of Section 3.1(f)), Section 3.1(g), Sections 3.1(h)(iv) and (v), the last sentence of Section 3.1(n)(i), Sections 3.1(o)(iii) and (iv) (other than the representations and warranties set forth in the first sentence of Section 3.1(o)(iv) confirming that MCI has made available to BT certain collective bargaining and other union contracts) and Section 3.1(r) of the BT/MCI Merger Agreement.

    (e) WorldCom shall have received the opinion of Bryan Cave LLP, special counsel to WorldCom, confirming that the description of the federal income tax consequences to holders of the Shares contained under the caption "Certain Federal Income Tax Consequences" is accurate and complete in all material respects.

    The foregoing Offer Conditions are for the sole benefit of WorldCom and may be asserted by WorldCom regardless of the circumstances giving rise to any such conditions (including any action or inaction by WorldCom) or may be waived by WorldCom in whole or in part. The determination as to whether any condition has been satisfied shall be in the sole judgment of WorldCom and WorldCom's determination shall be conclusive and binding. The failure by WorldCom at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that WorldCom reserves the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to exchange properly tendered Shares, WorldCom will either promptly exchange such Shares or promptly return such Shares.

                        PURPOSE OF THE OFFER; THE MERGER

    The purpose of the Offer is for WorldCom to obtain control of, and ultimately the entire common equity interest in, MCI. WorldCom will, as soon as practicable after consummation of the Offer, consummate the Merger. The Offer, as the first step in the acquisition of MCI, is intended to facilitate the acquisition of all Shares. Assuming the conditions to the Offer are satisfied or waived and WorldCom consummates the Offer, WorldCom could consummate the Merger without any additional vote of the holders of WorldCom Common Stock or any vote of MCI stockholders. Pursuant to the Restated Certificate of Incorporation of MCI, the consent of the holders of a majority of the shares of the Class A Common Stock is required for any "Business Combination" involving MCI (which, as defined, would include the Merger but would not include the exchange of shares pursuant to the Offer) to be effected prior to October 1998. As of the date hereof, WorldCom believes that all of the Class A Common Stock is held by BT. Accordingly, the consent of BT would be required in order to effect the Merger prior to October 1998. It is WorldCom's current intention to consummate the Offer as soon as the conditions to the Offer are satisfied and to consummate the Merger in October 1998, or earlier if the consent of BT is obtained.

    Holders of Shares do not have appraisal rights as a result of the Offer. However, in the event the Merger is consummated, and if, on the date fixed to determine stockholders entitled to vote on the Merger, the MCI Common Stock is no longer listed on a national securities exchange or designated as a National Market System security on an interdealer quotation system by the NASD and not held of record by more than 2,000 holders, or if the Merger is effected pursuant to a "short-form merger", holders of MCI Common Stock also will have appraisal rights under Section 262 of the DGCL. Additionally, in the event the Merger is consummated, under current Delaware law holders of Class A Common Stock will have appraisal rights pursuant to the provisions of Section 262 of the DGCL because the Class A Common Stock does not meet the public trading requirements described in the preceding sentence. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which WorldCom does not believe would be applicable to the Merger if the Merger occurred within one year of consummation of the Offer, would require, among other things, that certain financial information concerning MCI, and certain information relating to the fairness of the proposed transaction and the consideration offered to MCI stockholders therein, be filed with the Commission and disclosed to MCI stockholders prior to consummation of the Merger.

    WorldCom reserves the right to acquire, following the consummation or termination of the Offer, additional Shares through open-market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less favorable than those of the Offer. WorldCom and its affiliates also reserve the right to dispose of any or all Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

    In connection with the Offer, WorldCom has reviewed, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires all or substantially all of the common equity interest in MCI. Upon the completion of the Offer, WorldCom intends to elect nominees of its choice to the MCI Board if it has not already done so.

WorldCom also intends to conduct a detailed review of MCI and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider which changes, if any, would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in MCI's business, corporate structure, certificate of incorporation, bylaws, capitalization, the MCI board of directors or management, and consideration of disposition of certain assets or lines of business of MCI. See "Background of the Offer--Comparison of the Proposals."

    Except as noted herein, WorldCom does not have any current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving MCI or any of its subsidiaries, or any material changes in MCI's corporate structure or business or any change in its management. However, because WorldCom has not had access to MCI's books and records, one or more such transactions or changes may be considered after a full review of MCI's operations is completed.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Bryan Cave LLP, special counsel to WorldCom, the exchange of Shares for WorldCom Common Stock pursuant to the Offer and the Merger should be treated for federal income tax purposes as an exchange pursuant to a plan of reorganization within the meaning of Section 368(a) of the Code. Consequently, no gain or loss should be recognized by holders of Shares upon such exchange, except as described below under "Tax Consequences to Holders of Shares if the Offer and the Merger Qualify as a Reorganization." This opinion is based on Bryan Cave LLP's view that the Offer and the Merger should be treated as a single transaction and on certain assumptions, including that (a) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in WorldCom by holders owning a significant percentage of the Shares prior to the consummation of the Offer) will be satisfied, taking into account holders that exercise dissenters' rights, if any, (b) WorldCom (either directly or through a wholly-owned subsidiary) will continue MCI's historic business or will use a significant portion of MCI's historic business assets in a business, (c) since the Merger will be with a wholly-owned subsidiary of WorldCom, MCI, as the survivor, will continue to hold substantially all of its assets and WorldCom will have no plan to liquidate or merge MCI into any other entity, to dispose of its stock or to cause it to make distributions that would result in it ceasing to hold substantially all of its assets, and (d) the Offer and the Merger will generally be consummated as contemplated by this Prospectus.

    In rendering such opinion, Bryan Cave LLP has further assumed that the Merger will in fact be consummated no later than promptly after the October 1998 expiration of the requirement for BT's approval under the MCI Restated Certificate of Incorporation. A significant delay in the consummation of the Merger would substantially increase the risk that the Offer will not qualify as part of a reorganization within the meaning of Section 368(a) of the Code, and if the Merger does not occur the Offer will not be part of a reorganization. See "Cautionary Statement Regarding Forward-Looking Statements." The consequences of a failure to so qualify are discussed below under "--Tax Consequences to Holders of Shares if the Offer Does Not Qualify as Part of a Reorganization."

    In deciding whether two steps are part of a single transaction qualifying as a reorganization, some courts have applied the so-called "binding commitment" test. Under that test, two steps will be integrated only if, at the time that the first step is consummated, there is a binding commitment to consummate the second step. If the "binding commitment" test were applied to the Offer and the Merger and MCI has not at the time the Offer is consummated entered into an agreement with WorldCom requiring WorldCom to effect the Merger, the Offer and the Merger would not be treated as a single transaction, and the Offer would not qualify as part of a reorganization. Although the matter is not free from doubt, Bryan Cave LLP does not believe that the "binding commitment" test should be applied to determine whether the Offer and the Merger should be treated as a singe transaction.

    Assuming that the Merger qualifies as a reorganization under the Code, no gain or loss will be recognized by WorldCom or MCI as a result of the Offer and the Merger.

    This summary does not address any tax consequences of the Offer or the Merger to U.S. Holders (defined below) who exercise dissenters' rights, if any. It may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold Shares as part of a straddle or conversion transaction. In addition, this summary does not address state, local or foreign tax consequences of the Offer or the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer and the Merger to such holder.

    This summary is based on current law and the opinion of Bryan Cave LLP. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. The opinion of Bryan Cave LLP set forth in this summary is based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Offer and the Merger, which assumptions have been made with the consent of WorldCom. WorldCom will not request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Offer or the Merger. An opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking contrary positions.

TAX CONSEQUENCES TO HOLDERS OF SHARES IF THE OFFER AND THE MERGER QUALIFY AS A
  REORGANIZATION

    If the Offer and the Merger together qualify as a reorganization within the meaning of Section 368(a) of the Code, the material federal income tax consequences to holders who are (a) citizens or residents of the United States,
(b) domestic corporations or (c) otherwise subject to United States federal income tax on a net income basis in respect of the Shares ("U.S. Holders") who hold Shares as capital assets and who exchange such Shares pursuant to the Offer or the Merger, or both, will be as follows:

    (i) No gain or loss will be recognized by a U.S. Holder on the exchange of Shares for WorldCom Common Stock, except as described below with respect to cash received by a U.S. Holder in lieu of a fractional share of WorldCom Common Stock.

    (ii) The aggregate adjusted tax basis of shares of WorldCom Common Stock received by a U.S. Holder (including any fractional share of WorldCom Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Shares exchanged therefor.

    (iii) The holding period of shares of WorldCom Common Stock (including the holding period of fractional share of WorldCom Common Stock) received by a U.S. Holder will include the holding period of the Shares exchanged therefor.

    (iv) A U.S. Holder of Shares who receives cash in lieu of a fractional share of WorldCom Common Stock will be treated as having received such fractional share and then as having received such cash in redemption of such fractional share. Under Section 302 of the Code, provided that such deemed distribution is "not essentially equivalent to a dividend" with respect to such U.S. Holder after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in WorldCom Common Stock.

    In the discussion above concerning the exchange of Shares, references to Shares also include Rights that have not become exercisable. Bryan Cave LLP expresses no opinion as to the federal income tax consequences of the surrender pursuant to the Offer or the Merger of Rights that have become exercisable.

TAX CONSEQUENCES TO HOLDERS OF SHARES IF THE OFFER DOES NOT QUALIFY AS PART OF A
  REORGANIZATION

    If the Merger is not consummated, or if the Merger is consummated but the exchange of Shares pursuant to the Offer is treated as a separate transaction for federal income tax purposes, an exchange pursuant to the Offer will be a taxable transaction for federal income tax purposes. In that case, each U.S. Holder exchanging Shares for shares of WorldCom Common Stock pursuant to the Offer will recognize gain or loss for federal income tax purposes measured by the difference between such U.S. Holder's adjusted basis in the Shares exchanged and the sum of the fair market value of WorldCom Common Stock received by such U.S. Holder pursuant to the Offer and any cash received by such U.S. Holder in lieu of a fractional share of WorldCom Common Stock.

    If the exchange of Shares pursuant to the Offer is a taxable transaction, the Merger itself will continue to be considered a reorganization within the meaning of Section 368(a) of the Code if the requirements set forth in the opening paragraph of this section are generally satisfied. In that event, a U.S. Holder receiving WorldCom Common Stock in the Merger would be subject to the rules concerning reorganizations described above with respect to such WorldCom Common Stock, but not with respect to any WorldCom Common Stock received by such U.S. Holder pursuant to the Offer.

WITHHOLDING

    Unless a U.S. Holder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Offer and the Merger. Holders should consult their brokers or the Exchange Agent to ensure compliance with such procedures. Foreign stockholders should consult their own tax advisors regarding withholding taxes in general.

   EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

    The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. WorldCom believes that the Class A Common Stock is held by only BT and is not listed or included on any established trading market.

    The Shares are included and principally traded on The Nasdaq Stock Market. Depending upon the number of Shares exchanged pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in The Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which requires that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the shares would no longer be "qualified" for Nasdaq Stock Market reporting and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to MCI's Form 10-K for the fiscal year ended December 31, 1996, as of February 14, 1997, there were approximately 47,472 holders of record of Shares and according to MCI's Current Report on Form 8-K dated August 26, 1997, as of August 19, 1997, there were 558,420,209 shares of Common Stock outstanding. If, as a result of the exchange of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market, the market for Shares could be adversely affected.

    It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

    The Shares are "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Shares in the Merger, see "Purpose of the Offer; the Merger."

    The Shares are currently registered under the Exchange Act. Such registration may be terminated by MCI upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by MCI to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of MCI and persons holding "restricted securities" of MCI to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

    The Rights currently are registered under the Exchange Act, but currently are attached to the outstanding Shares and Class A Common Stock and are not separately transferable. If a MCI Distribution Date occurs, the Rights may become transferable apart from the Shares, unless previously redeemed. If the Rights are not redeemed or invalidated and WorldCom waives the Rights Plan Condition, then the foregoing discussion with respect to the effect of the Offer on the Shares would be similarly applicable to the Rights (although the continued listing criteria are different).

                        REGULATORY FILINGS AND APPROVALS

    FCC TRANSFER APPROVALS. Certain activities of WorldCom and MCI are regulated by the FCC. Provisions of Title 47 of the United States Code, including Sub-Titles II and III and the Cable Landing License Act, require the prior approval of the FCC for the acquisition of control of a company such as MCI that holds various licenses and authorizations issued by the FCC. The FCC traditionally grants approval of such transactions if it determines that the transfer of control is consistent with public interest, convenience and necessity, without consideration of the relative merits of such a transfer of control vis-a-vis those of any other possible transfers of control that may be pending or contemplated. Thus, consideration of the application by WorldCom for FCC approval of the Step II Transfer should be given independent consideration, without consideration of any possible transfer of control of MCI to BT. FCC approval is required for both the Step I Transfer to the Voting Trustee, who would receive an STA to acquire a majority of the Shares pursuant to the Offer, as well as for the Step II Transfer to permit the transfer of the Shares from the Voting Trustee to WorldCom. WorldCom is therefore requesting FCC approval for both stages of a two-step transfer of control of MCI to WorldCom that contemplates as a first step an interim Step I Transfer of control to the "caretaker" Voting Trustee empowered to acquire and hold shares of MCI tendered pursuant to the Offer until the Offer is terminated. However, the only condition to the consummation of the Offer is the FCC approval of the Step I Transfer. See "Conditions of the Offer--Voting Trust Condition--Voting Trust Approvals."

    With respect to the contemplated Step II Transfer of the Trust Stock from the Voting Trustee to WorldCom, WorldCom is also filing with the FCC an application under Section 214 of the Telecom Act and applications under Title III of the Telecom Act relating to MCI's radio licenses requesting authority for a Step II Transfer of control of MCI to WorldCom following the receipt by the Voting Trustee of sufficient shares of MCI to give the Voting Trustee control of MCI. WorldCom and its subsidiaries already hold certain authorizations issued by the FCC, and WorldCom believes it is likely that the Step II Transfer applications will be granted. However, the Step II Transfer applications are subject to public comment, petitions to deny, and informal objections by third parties. Accordingly, there can be no assurance that the FCC will timely grant the Step II Transfer applications. The Offer is not conditioned on receipt of approval of the Step II Transfer applications.

    STATE REGULATORY TRANSFER APPROVALS. WorldCom is notifying the relevant state PUCs of the Offer and the Voting Trust Agreement. WorldCom expects to file state applications (the "State Applications") that seek prior approval of the contemplated acquisition of control of MCI by WorldCom from multiple state PUCs whose governing statutes and rules require their consent for transfers of control of common carriers such as MCI that provide intrastate local and interexchange telecommunications services within their respective states. The state PUCs do not have specific policies and rules which provide for the use of two-stage procedures utilizing interim voting trust arrangements to provide for expedited action in the context of a stock tender offer, and WorldCom cannot predict whether the use of this procedure will be challenged by any of the state PUCs. However, WorldCom believes that there are strong constitutional and statutory bases for utilizing a Voting Trust.

    Moreover, the State Applications are subject to public comment and objections and oppositions of third parties, such as MCI and BT, which may interpose objections in an attempt to delay or impede approval by the state PUCs. Notwithstanding any such challenges, WorldCom believes it is likely that the state PUCs will grant all material State Applications, particularly given that WorldCom and its subsidiaries also hold authorizations from the state PUCs, and that most of those authorizations convey the same or similar authority as the corresponding authorizations held by MCI.

                               FEES AND EXPENSES

    WorldCom has retained MacKenzie Partners, Inc. (the "Information Agent") to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, fax, electronic mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will be paid a fee of
$[      ] for such services, plus reimbursement of reasonable out-of-pocket expenses, and WorldCom will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

    Pursuant to a letter agreement dated September 29, 1997 (the "Letter Agreement"), Salomon Brothers Inc ("Salomon") is providing certain financial advisory services to WorldCom in connection with the Offer. Under the Letter Agreement, WorldCom has agreed to pay Salomon for its financial advisory services (including services as Dealer Manager) in connection with the Offer,
(a) $2.0 million, payable following WorldCom's public announcement of an offer or proposal to MCI or any of its stockholders to effect the possible purchase by WorldCom of all or substantially all of the assets, or more than 50% of the equity securities, of MCI (an "Acquisition Transaction"); plus (b) an additional fee of $3.0 million contingent upon the termination of the BT/MCI Merger Agreement, and abandonment of any and all transactions whereby BT would acquire control of MCI or its assets, all on or before December 31, 1997; plus (c) a fee of $2.0 million to be paid if the aforesaid termination and abandonment has not occurred on or before December 31, 1997 and Salomon is still performing services under the Letter Agreement; plus (d) an additional fee of $5.0 million contingent upon execution of a definitive agreement to effect an Acquisition Transaction; plus (e) a fee of $32.5 million (less any fees paid under clauses
(a), (b), (c) and (d)), such fee to be contingent upon the consummation of an Acquisition Transaction. If in connection with the termination or abandonment of any proposed Acquisition Transaction, WorldCom receives a termination fee relating to MCI, Salomon will be entitled to a portion of the excess of such fee over certain expenses. WorldCom has also agreed to reimburse Salomon for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel incurred in connection with its engagement, and has agreed to indemnify each of Salomon and certain related persons and entities against certain liabilities and expenses in connection with Salomon's engagement, including certain liabilities under the federal securities laws. In connection with Salomon's engagement as financial advisor, WorldCom anticipates that certain employees of Salomon may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are MCI stockholders for the purpose of assisting in the solicitation of proxies from stockholders of MCI against approval and adoption of the BT/ MCI Merger Agreement. Salomon will not receive any fee for, or in connection, with such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above.

    In addition to the fees to be received by Salomon in connection with its engagement as financial advisor to WorldCom, Salomon has in the past rendered various investment banking and financial advisory services for WorldCom for which it has received customary compensation, and may continue to render such services in the future.

    WorldCom will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. WorldCom will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by WorldCom for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                              ACCOUNTING TREATMENT

    If the Offer and the Merger are consummated on the terms described in this Prospectus, then the Offer and the Merger will be treated as a purchase for financial accounting purposes. Accordingly, the aggregate Offer and Merger consideration will be allocated to the assets and liabilities of MCI based on their estimated fair value. Any excess of cost over the fair value of the net tangible assets of MCI acquired will be recorded as in-process research and development, goodwill and other intangible assets. WorldCom expects that goodwill and other intangible assets will be amortized over periods not to exceed 40 years. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma financial information appearing elsewhere in this Prospectus are preliminary and have been made solely for purposes of developing such pro forma condensed combined financial information. If the Offer and the Merger are treated as a purchase for financial reporting purposes, the results of operations of MCI will be included in the WorldCom consolidated statement of income following the effective time of the Offer, and the WorldCom financial statements for prior periods will not be restated as a result of the Merger or related transactions. See "Pro Forma Financial Information." However, WorldCom has expressed its willingness to meet promptly with MCI and BT to achieve a negotiated transaction that WorldCom believes could be structured as a pooling of interests.

                                 TRADING MARKET

    The WorldCom Common Stock is included on The Nasdaq Stock Market. Application will be made to include the WorldCom Common Stock to be issued pursuant to the Offer and the Merger on The Nasdaq Stock Market.

                   MATERIAL CONTACTS BETWEEN MCI AND WORLDCOM

    WorldCom and MCI have entered into certain interconnection or other services agreements with each other and certain of their affiliates in the ordinary course of their businesses, which agreements have been amended from time to time. In the six months ended June 30, 1997, fiscal 1996, fiscal 1995 and fiscal 1994, MCI and its subsidiaries and WorldCom and its subsidiaries have engaged in transactions aggregating $180.0 million, $418.0 million, $240.0 million and $180.0 million, respectively.

    Except as set forth herein, neither WorldCom nor, to the best of its knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of MCI. Except as set forth herein, neither WorldCom nor, to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

    Except as set forth herein, neither WorldCom nor, to the best of its knowledge, any of the persons listed in Schedule A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of MCI, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1994, between WorldCom or its subsidiaries or, to the best of its knowledge, any of the persons listed in Schedule A hereto, on the one hand, and MCI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither WorldCom nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has since January 1, 1994 engaged in any transaction with MCI or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer, except that an associate of Mr. John A. Porter, Phillips & Brooks Gladwin, Inc., sells pay phone equipment, installation and maintenance services to MCI in an annual amount of approximately $200,000.

                        PRO FORMA FINANCIAL INFORMATION

    The pro forma condensed combined financial statements combine the consolidated balance sheets and income statements of WorldCom and MCI as if the Offer and the Merger had occurred for the periods indicated. If the Offer and the Merger are consummated on the terms described in this Prospectus, then the Offer and the Merger will be treated as a purchase for financial accounting purposes. However, WorldCom has expressed its willingness to meet promptly with MCI and BT to achieve a negotiated transaction that WorldCom believes could be structured as a pooling of interests. Accordingly, the pro forma condensed combined financial statements reflect the basis of accounting for the Offer and the Merger as both a purchase and a pooling of interests.

                                    WORLDCOM
                          PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                                   (PURCHASE)

    The following unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1997 and unaudited Pro Forma Condensed Combined Income Statements for the six months ended June 30, 1997 and for the year ended December 31, 1996 illustrate the effect of the Offer and the Merger as if the Offer and the Merger had occurred on June 30, 1997 for the Pro Forma Condensed Combined Balance Sheet and as of the earliest date presented for the Pro Forma Condensed Combined Income Statements.

    Pursuant to the terms of the Offer and the Merger, each holder of MCI Common Stock (including the shares of MCI Common Stock into which the outstanding shares of Class A Common Stock would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares pursuant to the Offer), will be entitled to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. The pro forma financial statements have been prepared assuming the WorldCom Average Price to be $35.38 resulting in an assumed Exchange Ratio of 1.1731. The actual Exchange Ratio may vary as described herein. These pro forma financial statements are prepared under the assumption that the Offer and the Merger will be accounted for under the purchase method of accounting.

    These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of WorldCom and MCI which are incorporated by reference herein and the WorldCom Adjusted Historical Financial Statements which are set forth elsewhere herein.

    The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

            WORLDCOM PRO FORMA CONDENSED COMBINED BALANCE SHEET (1)
                                   (PURCHASE)

                              AS OF JUNE 30, 1997

                                 (IN THOUSANDS)

                                                                   WORLDCOM           MCI          PRO FORMA         PRO FORMA
                                                                HISTORICAL (2)   HISTORICAL (2)   ADJUSTMENTS        COMBINED
                                                                --------------   --------------   ------------      -----------
Current assets................................................   $   1,650,010    $   4,665,000   $    --           $ 6,315,010
Property, plant and equipment, net............................       4,816,343       13,286,000        --            18,102,343
Goodwill and other intangibles, net...........................      13,022,069        2,391,000     18,484,894(3)    33,897,963
Other assets..................................................         756,163        3,909,000        --             4,665,163
                                                                --------------   --------------   ------------      -----------
  Total assets................................................   $  20,244,585    $  24,251,000   $ 18,484,894      $62,980,479
                                                                --------------   --------------   ------------      -----------
                                                                --------------   --------------   ------------      -----------

Current liabilities...........................................   $   1,757,924    $   6,846,000   $    --           $ 8,603,924
Long-term debt................................................       5,056,514        3,259,000        --             8,315,514
Other liabilities.............................................         253,451        2,046,000        --             2,299,451
Mandatorily redeemable preferred stock........................        --                750,000        --               750,000
Shareholders' equity:
  Preferred stock.............................................             128         --              --                   128
  Class A common stock........................................        --                 14,000        (14,000)(4)      --
  Common stock................................................           8,994           60,000        (60,000)(4)       17,427
                                                                                                         8,433(5)
  Paid in capital.............................................      14,952,046        6,373,000     (6,373,000)(4)   44,778,507
                                                                                                    29,826,461(5)
  Retained earnings (deficit).................................      (1,818,945)       5,789,000     (5,789,000)(4)   (1,818,945)
  Other.......................................................          34,473         (886,000)       886,000(4)        34,473
                                                                --------------   --------------   ------------      -----------
  Total shareholders' equity..................................      13,176,696       11,350,000     18,484,894       43,011,590
                                                                --------------   --------------   ------------      -----------
  Total liabilities and shareholders' equity..................   $  20,244,585    $  24,251,000   $ 18,484,894      $62,980,479
                                                                --------------   --------------   ------------      -----------
                                                                --------------   --------------   ------------      -----------

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                                   (PURCHASE)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  WORLDCOM           MCI          PRO FORMA       PRO FORMA
                                                               HISTORICAL (2)   HISTORICAL (2)   ADJUSTMENTS      COMBINED
                                                               --------------   --------------   -----------     -----------
Revenues.....................................................    $3,447,323       $9,726,000      $(180,000)(6)  $12,993,323
Operating expenses:
  Line costs.................................................     1,833,913        5,072,000       (180,000)(6)    6,725,913
  Selling, general and administrative........................       753,004        2,584,000         --            3,337,004
  Depreciation and amortization..............................       450,676          932,000        231,061(7)     1,613,737
                                                               --------------   --------------   -----------     -----------
Operating income.............................................       409,730        1,138,000       (231,061)       1,316,669
Other income (expense):
  Interest expense...........................................      (153,160)        (116,000)        --             (269,160)
  Other......................................................        10,661          (58,000)        --              (47,339)
                                                               --------------   --------------   -----------     -----------
Income before income taxes...................................       267,231          964,000       (231,061)       1,000,170
Provision for income taxes...................................       138,960          359,000         --              497,960
                                                               --------------   --------------   -----------     -----------
Net income from continuing operations........................       128,271          605,000       (231,061)         502,210
Preferred dividend requirement...............................        13,221           30,000         --               43,221
                                                               --------------   --------------   -----------     -----------
Net income applicable to common shareholders.................    $  115,050       $  575,000      $(231,061)     $   458,989
                                                               --------------   --------------   -----------     -----------
                                                               --------------   --------------   -----------     -----------

Number of shares issued
  and oustanding:
  Primary....................................................       950,855          705,000                       1,777,891
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------
  Fully diluted..............................................       954,451          707,000                       1,783,833
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------

Earnings per share (8):
  Primary....................................................    $     0.13       $     0.82                     $      0.26
  Fully diluted..............................................    $     0.13       $     0.81                     $      0.26

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                                   (PURCHASE)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  WORLDCOM
                                                                  ADJUSTED           MCI          PRO FORMA       PRO FORMA
                                                               HISTORICAL (9)   HISTORICAL (2)   ADJUSTMENTS      COMBINED
                                                               --------------   --------------   -----------     -----------
Revenues.....................................................    $5,635,223       $ 18,494,000    $(418,000)(6)  $23,711,223
Operating expenses:
  Line costs.................................................     3,121,281          9,489,000     (360,000)(6)   12,250,281
  Selling, general and administrative........................     1,366,122          5,028,000       --            6,394,122
  Depreciation and amortization..............................       838,364          1,664,000      462,122(7)     2,964,486
  Other......................................................       600,148           --            (58,000)(6)      542,148
                                                               --------------   --------------   -----------     -----------
Operating income (loss)......................................      (290,692)         2,313,000     (462,122)       1,560,186
Other income (expense):
  Interest expense...........................................      (284,882)          (196,000)      --             (480,882)
  Other......................................................         4,169           (127,000)      --             (122,831)
                                                               --------------   --------------   -----------     -----------
Income (loss) before income taxes............................      (571,405)         1,990,000     (462,122)         956,473
Provision for income taxes...................................         5,000            753,000       --              758,000
                                                               --------------   --------------   -----------     -----------
Net income (loss) from continuing operations.................      (576,405)         1,237,000     (462,122)         198,473
Preferred dividend requirement...............................        30,289             35,000       --               65,289
                                                               --------------   --------------   -----------     -----------
Net income (loss) applicable to common shareholders..........    $ (606,694)      $  1,202,000    $(462,122)     $   133,184
                                                               --------------   --------------   -----------     -----------
                                                               --------------   --------------   -----------     -----------

Number of shares issued
  and outstanding:
  Primary....................................................       869,390            695,000                     1,700,767
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------
  Fully diluted..............................................       869,390            701,000                     1,708,426
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------

Earnings (loss) per share (8):
  Primary....................................................    $    (0.70)      $       1.73                   $      0.08
  Fully diluted..............................................    $    (0.70)      $       1.72                   $      0.08

                          NOTES TO WORLDCOM PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (PURCHASE)

1. The pro forma financial data do not give effect to any direct transaction costs, resulting restructuring costs, nor any potential synergies that could result from the Offer and the Merger. The pro forma financial data do not reflect the possible payment of a termination fee to BT. Also, the pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of MCI at the time of the Offer and the Merger. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Offer and the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

2. These columns represent historical results of operations and financial position.

3. This adjustment reflects the excess of cost over net tangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired, WorldCom has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of such acquisition costs being attributed to goodwill. It is WorldCom's intention to more fully evaluate the assets to be acquired and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. Goodwill associated with the Offer and the Merger is being amortized over a 40-year life.

4. These adjustments represent the elimination of MCI's stockholders' investment accounts.

5. These adjustments represent the issuance of approximately 843 million shares of WorldCom Common Stock, par value $.01 per share, in connection with the Offer and the Merger and an assumed Exchange Ratio of 1.1731 shares of WorldCom Common Stock for each share of MCI Common Stock (including the shares of MCI Common Stock into which the outstanding shares of Class A Common Stock would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares pursuant to the Offer) outstanding. The actual Exchange Ratio may vary as described herein. For purposes of these unaudited Pro Forma Condensed Combined Financial Statements, the WorldCom Average Price has been assumed to be $35.38 per share.

6. These estimated adjustments eliminate the revenues and corresponding line costs and other charges attributable to the intercompany transactions between WorldCom and MCI.

7. This entry reflects the adjustment to amortization for the effect of the intangible assets acquired in the Offer and the Merger.

8. Pro forma per share data are based on the number of WorldCom common and common equivalent shares that would have been outstanding had the Offer and the Merger occurred on the earliest date presented.

9. The WorldCom Adjusted Historical Financial Statement for the year ended December 31, 1996 includes the effect of WorldCom's acquisition of MFS in December 1996 and MFS's acquisition of UUNET in August 1996 as if those mergers had occurred on January 1, 1996. WorldCom's results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS's worldwide information system, the Internet network expansion system of UUNET and certain other identified research and development projects purchased in the MFS Merger. This charge has not been reflected in the accompanying financial statements as it is a non-recurring charge. See the "WorldCom Adjusted Historical Financial Statement" set forth elsewhere herein.

                                    WORLDCOM
                          PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                                   (POOLING)

    The following unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1997 and unaudited Pro Forma Condensed Combined Income Statements for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 illustrate the effect of the Offer and the Merger as if the Offer and the Merger had occurred on June 30, 1997 for the Pro Forma Condensed Combined Balance Sheet and as of the earliest date presented for the Pro Forma Condensed Combined Income Statements.

    Pursuant to the terms of the Offer and the Merger, each holder of MCI Common Stock (including the shares of MCI Common Stock into which the outstanding shares of Class A Common Stock would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such Shares pursuant to the Offer) will be entitled to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. The pro forma financial statements have been prepared assuming the WorldCom Average Price to be $35.38 resulting in an assumed Exchange Ratio of 1.1731. The actual Exchange Ratio may vary as described herein. These pro forma financial statements are prepared on the basis of accounting for the Offer and the Merger under the pooling-of-interests method and are based on the assumptions set forth in the notes thereto.

    These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of WorldCom and MCI which are incorporated by reference herein and the WorldCom Adjusted Historical Financial Statement which is set forth elsewhere herein.

    The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

            WORLDCOM PRO FORMA CONDENSED COMBINED BALANCE SHEET (1)
                                   (POOLING)

                              AS OF JUNE 30, 1997

                                 (IN THOUSANDS)

                                                                   WORLDCOM           MCI          PRO FORMA        PRO FORMA
                                                                HISTORICAL (2)   HISTORICAL (2)   ADJUSTMENTS       COMBINED
                                                                --------------   --------------   ------------     -----------
Current assets................................................   $   1,650,010    $   4,665,000   $    --          $ 6,315,010
Property, plant and equipment, net............................       4,816,343       13,286,000        --           18,102,343
Goodwill and other intangibles, net...........................      13,022,069        2,391,000        --           15,413,069
Other assets..................................................         756,163        3,909,000        --            4,665,163
                                                                --------------   --------------   ------------     -----------
  Total assets................................................   $  20,244,585    $  24,251,000   $    --          $44,495,585
                                                                --------------   --------------   ------------     -----------
                                                                --------------   --------------   ------------     -----------

Current liabilities...........................................   $   1,757,924    $   6,846,000   $    --          $ 8,603,924
Long-term debt................................................       5,056,514        3,259,000        --            8,315,514
Other liabilities.............................................         253,451        2,046,000        --            2,299,451
Mandatorily redeemable preferred stock........................        --                750,000        --              750,000
Shareholders' equity:
  Preferred stock.............................................             128         --              --                  128
  Class A common stock........................................        --                 14,000        (14,000)(3)     --
  Common stock................................................           8,994           60,000        (60,000)(3)      17,427
                                                                                                         8,433(4)
  Paid in capital.............................................      14,952,046        6,373,000     (6,373,000)(3)  20,504,613
                                                                                                     5,552,567(4)
  Retained earnings (deficit).................................      (1,818,945)       5,789,000        --            3,970,055
  Other.......................................................          34,473         (886,000)       886,000(3)       34,473
                                                                --------------   --------------   ------------     -----------
  Total shareholders' equity..................................      13,176,696       11,350,000        --           24,526,696
                                                                --------------   --------------   ------------     -----------
  Total liabilities and shareholders' equity..................   $  20,244,585    $  24,251,000   $    --          $44,495,585
                                                                --------------   --------------   ------------     -----------
                                                                --------------   --------------   ------------     -----------

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                                   (POOLING)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  WORLDCOM           MCI          PRO FORMA       PRO FORMA
                                                               HISTORICAL (2)   HISTORICAL (2)   ADJUSTMENTS      COMBINED
                                                               --------------   --------------   -----------     -----------
Revenues.....................................................    $3,447,323       $9,726,000      $(180,000)(5)  $12,993,323
Operating expenses:
  Line costs.................................................     1,833,913        5,072,000       (180,000)(5)    6,725,913
  Selling, general and administrative........................       753,004        2,584,000         --            3,337,004
  Depreciation and amortization..............................       450,676          932,000         --            1,382,676
                                                               --------------   --------------   -----------     -----------
Operating income.............................................       409,730        1,138,000         --            1,547,730
Other income (expense):
  Interest expense...........................................      (153,160)        (116,000)        --             (269,160)
  Other......................................................        10,661          (58,000)        --              (47,339)
                                                               --------------   --------------   -----------     -----------
Income before income taxes...................................       267,231          964,000         --            1,231,231
Provision for income taxes...................................       138,960          359,000         --              497,960
                                                               --------------   --------------   -----------     -----------
Net income from continuing operations........................       128,271          605,000         --              733,271
Preferred dividend requirement...............................        13,221           30,000         --               43,221
                                                               --------------   --------------   -----------     -----------
Net income applicable to common shareholders.................    $  115,050       $  575,000      $  --          $   690,050
                                                               --------------   --------------   -----------     -----------
                                                               --------------   --------------   -----------     -----------

Number of shares issued and outstanding:
  Primary....................................................       950,855          705,000                       1,777,891
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------
  Fully diluted..............................................       954,451          707,000                       1,783,833
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------

Earnings per share (6):
  Primary....................................................    $     0.13       $     0.82                     $      0.39
  Fully diluted..............................................    $     0.13       $     0.81                     $      0.39

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                                   (POOLING)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  WORLDCOM           MCI          PRO FORMA       PRO FORMA
                                                               HISTORICAL (2)   HISTORICAL (2)   ADJUSTMENTS      COMBINED
                                                               --------------   --------------   -----------     -----------
Revenues.....................................................    $2,107,598       $9,056,000      $(180,000)(5)  $10,983,598
Operating expenses:
  Line costs.................................................     1,147,463        4,686,000       (180,000)(5)    5,653,463
  Selling, general and administrative........................       390,429        2,414,000         --            2,804,429
  Depreciation and amortization..............................       155,598          793,000         --              948,598
  Other......................................................       402,000          --              --              402,000
                                                               --------------   --------------   -----------     -----------
Operating income.............................................        12,108        1,163,000         --            1,175,108
Other income (expense):
  Interest expense...........................................      (112,946)        (102,000)        --             (214,946)
  Other......................................................         4,149          (81,000)        --              (76,851)
                                                               --------------   --------------   -----------     -----------
Income (loss) before income taxes............................       (96,689)         980,000         --              883,311
Provision for income taxes...................................        60,172          380,000         --              440,172
                                                               --------------   --------------   -----------     -----------
Net income (loss) from continuing operations.................      (156,861)         600,000         --              443,139
Preferred dividend requirement...............................           860            5,000         --                5,860
                                                               --------------   --------------   -----------     -----------
Net income (loss) applicable to common shareholders..........    $ (157,721)      $  595,000      $  --          $   437,279
                                                               --------------   --------------   -----------     -----------
                                                               --------------   --------------   -----------     -----------

Number of shares issued and outstanding:
  Primary....................................................       389,363          698,000                       1,220,425
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------
  Fully diluted..............................................       389,363          698,000                       1,231,587
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------

Earnings (loss) per share(6):
  Primary....................................................    $    (0.41)      $     0.85                     $      0.36
  Fully diluted..............................................    $    (0.41)      $     0.85                     $      0.36

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                                   (POOLING)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  WORLDCOM
                                                                  ADJUSTED           MCI          PRO FORMA       PRO FORMA
                                                               HISTORICAL (7)   HISTORICAL (2)   ADJUSTMENTS      COMBINED
                                                               --------------   --------------   -----------     -----------
Revenues.....................................................    $5,635,223      $  18,494,000    $(418,000)(5)  $23,711,223
Operating expenses:
  Line costs.................................................     3,121,281          9,489,000     (360,000)(5)   12,250,281
  Selling, general and administrative........................     1,366,122          5,028,000       --            6,394,122
  Depreciation and amortization..............................       838,364          1,664,000       --            2,502,364
  Other......................................................       600,148           --            (58,000)(5)      542,148
                                                               --------------   --------------   -----------     -----------
Operating income (loss)......................................      (290,692)         2,313,000       --            2,022,308
Other income (expense):
  Interest expense...........................................      (284,882)          (196,000)      --             (480,882)
  Other......................................................         4,169           (127,000)      --             (122,831)
                                                               --------------   --------------   -----------     -----------
Income (loss) before income taxes............................      (571,405)         1,990,000       --            1,418,595
Provision for income taxes...................................         5,000            753,000       --              758,000
                                                               --------------   --------------   -----------     -----------
Net income (loss) from continuing operations.................      (576,405)         1,237,000       --              660,595
Preferred dividend requirement...............................        30,289             35,000       --               65,289
                                                               --------------   --------------   -----------     -----------
Net income (loss) applicable to common shareholders..........    $ (606,694)     $   1,202,000    $  --          $   595,306
                                                               --------------   --------------   -----------     -----------
                                                               --------------   --------------   -----------     -----------

Number of shares issued and outstanding:
  Primary....................................................       869,390            695,000                     1,700,767
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------
  Fully diluted..............................................       869,390            701,000                     1,708,426
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------

Earnings (loss) per share(6):
  Primary....................................................    $    (0.70)     $        1.73                   $      0.35
  Fully diluted..............................................    $    (0.70)     $        1.72                   $      0.35

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                                   (POOLING)

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  WORLDCOM           MCI          PRO FORMA       PRO FORMA
                                                               HISTORICAL (2)   HISTORICAL (2)   ADJUSTMENTS      COMBINED
                                                               --------------   --------------   -----------     -----------
Revenues.....................................................   $   3,696,345    $  15,265,000    $(240,000)(5)  $18,721,345
Operating expenses:
  Line costs.................................................       2,030,635        7,893,000     (240,000)(5)    9,683,635
  Selling, general and administrative........................         677,895        4,426,000       --            5,103,895
  Depreciation and amortization..............................         312,671        1,308,000       --            1,620,671
  Other......................................................        --                520,000       --              520,000
                                                               --------------   --------------   -----------     -----------
Operating income.............................................         675,144        1,118,000       --            1,793,144
Other income (expense):
  Interest expense...........................................        (249,216)        (149,000)      --             (398,216)
  Other......................................................          11,801          (72,000)      --              (60,199)
                                                               --------------   --------------   -----------     -----------
Income before income taxes...................................         437,729          897,000       --            1,334,729
Provision for income taxes...................................         171,458          349,000       --              520,458
                                                               --------------   --------------   -----------     -----------
Net income from continuing operations........................         266,271          548,000       --              814,271
Preferred dividend requirement...............................          33,191         --             --               33,191
                                                               --------------   --------------   -----------     -----------
Net income applicable to common shareholders.................   $     233,080    $     548,000    $  --          $   781,080
                                                               --------------   --------------   -----------     -----------
                                                               --------------   --------------   -----------     -----------

Number of shares issued and outstanding:
  Primary....................................................         386,898          687,000                     1,192,818
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------
  Fully diluted..............................................         402,990          694,000                     1,217,121
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------

Earnings per share(6):
  Primary....................................................   $        0.64    $        0.80                   $      0.65
  Fully diluted..............................................   $        0.64    $        0.79                   $      0.64

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                                   (POOLING)

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  WORLDCOM           MCI          PRO FORMA       PRO FORMA
                                                               HISTORICAL (2)   HISTORICAL (2)   ADJUSTMENTS      COMBINED
                                                               --------------   --------------   -----------     -----------
Revenues.....................................................   $ 2,245,663      $  13,338,000    $(180,000)(5)  $15,403,663
Operating expenses:
  Line costs.................................................     1,465,674          6,916,000     (180,000)(5)    8,201,674
  Selling, general and administrative........................       441,893          3,790,000       --            4,231,893
  Depreciation and amortization..............................       164,362          1,176,000       --            1,340,362
  Other......................................................       107,206           --             --              107,206
                                                               --------------   --------------   -----------     -----------
Operating income.............................................        66,528          1,456,000       --            1,522,528
Other income (expense):
  Interest expense...........................................       (47,303)          (153,000)      --             (200,303)
  Other......................................................       (69,922)           (23,000)      --              (92,922)
                                                               --------------   --------------   -----------     -----------
Income (loss) before income taxes............................       (50,697)         1,280,000       --            1,229,303
Provision for income taxes...................................        73,316            485,000       --              558,316
                                                               --------------   --------------   -----------     -----------
Net income (loss) from continuing operations.................      (124,013)           795,000       --              670,987
Preferred dividend requirement...............................        27,766              1,000       --               28,766
                                                               --------------   --------------   -----------     -----------
Net income (loss) applicable to common shareholders..........   $  (151,779)     $     794,000    $  --          $   642,221
                                                               --------------   --------------   -----------     -----------
                                                               --------------   --------------   -----------     -----------

Number of shares issued and outstanding:
  Primary....................................................       315,610            604,000                     1,036,606
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------
  Fully diluted..............................................       315,610            604,000                     1,045,369
                                                               --------------   --------------                   -----------
                                                               --------------   --------------                   -----------

Earnings (loss) per share(6):
  Primary....................................................   $     (0.48)     $        1.32                   $      0.62
  Fully diluted..............................................   $     (0.48)     $        1.32                   $      0.61

                          NOTES TO WORLDCOM PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (POOLING)

1. The pro forma financial data do not give effect to any direct transaction costs, resulting restructuring costs, nor any synergies that could result from the Offer and the Merger. The pro forma financial data do not reflect the possible payment of a termination fee to BT. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Offer and the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

2. These columns represent historical results of operations and financial position.

3. These adjustments represent the elimination of the common stock, paid-in-capital and treasury accounts of MCI.

4. These adjustments represent the issuance of approximately 843 million shares of WorldCom Common Stock, par value $.01 per share, in connection with the Offer and the Merger and an assumed Exchange Ratio of 1.1731 shares of WorldCom Common Stock for each share of MCI Common Stock (including the shares of MCI Common Stock into which the outstanding shares of Class A Common Stock would be automatically converted in accordance with the provisions of MCI's Restated Certificate of Incorporation upon the tender of such shares pursuant to the Offer). The actual Exchange Ratio may vary as described herein.

5. These estimated adjustments eliminate the revenues and corresponding line costs and other charges attributable to the intercompany transactions between WorldCom and MCI.

6. Pro forma per share data are based on the number of WorldCom common and common equivalent shares that would have been outstanding had the proposed merger occurred on the earliest date presented.

7. The WorldCom Adjusted Historical Financial Statement for the year ended December 31, 1996 includes the effect of WorldCom's acquisition of MFS in December 1996 and MFS's acquisition of UUNET in August 1996 as if those mergers had occurred on January 1, 1996. WorldCom's results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS's worldwide information system, the Internet network expansion system of UUNET and certain other identified research and development projects purchased in the MFS Merger. This charge has not been reflected in the accompanying financial statements as it is a non-recurring charge. See the "WorldCom Adjusted Historical Financial Statement" which is set forth elsewhere herein.

                WORLDCOM ADJUSTED HISTORICAL FINANCIAL STATEMENT

    The following unaudited WorldCom Adjusted Historical Income Statement for the year ended December 31, 1996 illustrates the effect of the MFS Merger as well as MFS's earlier acquisition of UUNET (the "UUNET Acquisition") as if the transactions had occurred on January 1, 1996.

    On December 31, 1996, WorldCom through a wholly owned subsidiary merged with MFS. As a result of the MFS Merger, each share of MFS common stock was converted into the right to receive 2.1 shares of WorldCom Common Stock or approximately
471.0 million shares of WorldCom Common Stock in the aggregate. Each share of MFS Series A 8% Cumulative Convertible Preferred Stock was converted into the right to receive one share of Series A 8% Cumulative Convertible Preferred Stock of WorldCom or 94,992 shares of WorldCom Series A Preferred Stock. Each share of MFS Series B Convertible Preferred Stock was converted into the right to receive one share of Series B Convertible Preferred Stock of WorldCom or approximately
12.7 million shares of WorldCom Series B Preferred Stock. In addition, each depositary share representing 1/100th of a share of MFS Series A Preferred Stock was exchanged for a depositary share representing 1/100th of a share of WorldCom Series A Preferred Stock.

    On August 12, 1996 and prior to the MFS Merger, MFS issued approximately 58 million shares of MFS common stock and options valued at approximately $2.1 billion in connection with its acquisition of UUNET.

    The WorldCom Adjusted Historical Income Statement should be read in conjunction with the historical financial statements of WorldCom, MFS and UUNET which are incorporated by reference herein.

    The WorldCom Adjusted Historical Income Statement is presented for comparative purposes only and is not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

               WORLDCOM ADJUSTED HISTORICAL INCOME STATEMENT (1)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    UUNET
                                                                                HISTORICAL(2)                      WORLDCOM
                                               WORLDCOM           MFS         JANUARY 1, 1996 -    PRO FORMA       ADJUSTED
                                            HISTORICAL (2)   HISTORICAL (2)    AUGUST 12, 1996    ADJUSTMENTS     HISTORICAL
                                            --------------   --------------   -----------------   -----------     ----------
Revenues..................................    $4,485,130       $1,115,006         $129,047         $ (93,960)(3)  $5,635,223
Operating expenses:
  Line costs..............................     2,457,102          687,034           71,105           (93,960)(3)   3,121,281
  Selling general and administrative......       828,673          493,346           44,103            --           1,366,122
  Depreciation and amortization...........       303,301          286,131           11,811           237,121(4)      838,364
  Other...................................       600,148          --               --                 --             600,148
                                            --------------   --------------       --------        -----------     ----------
Operating income (loss)...................       295,906         (351,505)           2,028          (237,121)       (290,692)
Other income (expense):
  Interest expense........................      (221,801)         (62,161)            (920)           --            (284,882)
  Other...................................         6,479           (2,652)             342            --               4,169
                                            --------------   --------------       --------        -----------     ----------
Income (loss) before income taxes.........        80,584         (416,318)           1,450          (237,121)       (571,405)
Provision for income taxes................       129,528              500               94          (125,122)(5)       5,000
                                            --------------   --------------       --------        -----------     ----------
Net income (loss) from continuing                (48,944)        (416,818)           1,356          (111,999)       (576,405)
  operations..............................
Preferred dividend requirement............           860           29,429          --                 --              30,289
                                            --------------   --------------       --------        -----------     ----------
Net income (loss) applicable to common        $  (49,804)      $ (446,247)        $  1,356         $(111,999)     $ (606,694)
  shareholders............................
                                            --------------   --------------       --------        -----------     ----------
                                            --------------   --------------       --------        -----------     ----------

Number of shares issued and outstanding:
  Primary.................................       397,890         N/M              N/M                                869,390
                                            --------------                                                        ----------
                                            --------------                                                        ----------
  Fully diluted...........................       397,890         N/M              N/M                                869,390
                                            --------------                                                        ----------
                                            --------------                                                        ----------

Earnings (loss) per share (6):
  Primary.................................    $    (0.13)        N/M              N/M                             $    (0.70)
  Fully diluted...........................    $    (0.13)        N/M              N/M                             $    (0.70)

                               NOTES TO WORLDCOM
                    ADJUSTED HISTORICAL FINANCIAL STATEMENT

1. The adjusted historical financial data do not give effect to any potential cost savings and synergies that could result from the MFS Merger and UUNET Acquisition. WorldCom's results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS's worldwide information system, the Internet network expansion system of UUNET and certain other identified research and development projects purchased in the MFS Merger. This expense has not been reflected in the accompanying WorldCom Adjusted Historical Income Statement as it is a non-recurring charge. Had these charges been reflected, loss per share would be ($5.50). Charges related to extraordinary items of $24.4 million, net of taxes, have also not been included in the accompanying WorldCom Adjusted Historical Income Statement. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the MFS Merger and UUNET Acquisition been consummated at the date indicated, nor necessarily indicative of future operating results or financial position.

2.  These columns represent historical results of operations.

3. These adjustments eliminate the revenues, corresponding line costs and other charges attributable to the intercompany transactions among WorldCom, MFS and UUNET.

4. This entry reflects the adjustment to amortization for the effect of the intangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired, the carrying value of the acquired assets approximated their fair value, with all of the excess of such acquisition costs being attributed to R&D in-process (network design and development projects in-process), goodwill, network technology and assembled workforce. It is WorldCom's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. Goodwill attributable to MFS is being amortized over 40 years while goodwill attributable to UUNET is being amortized over 5 years. Network technology and assembled work force are being amortized over 5 years and 10 years, respectively.

5. These entries represent the tax effect of adjustments due to inclusion of the acquired operations.

6. Pro forma per share data is based on the number of shares of WorldCom Common Stock that would have been outstanding had the MFS Merger and UUNET Acquisition occurred on the earliest date presented.

                           INFORMATION REGARDING MCI

    The following brief description of the business of MCI has been prepared on the basis of information filed by MCI with the Commission. Additional information regarding MCI is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

    MCI is one of the world's leading providers of communication services. It is the second largest carrier of long-distance telecommunication services in the United States and the third largest carrier of international long-distance telecommunication services in the world.

    MCI provides a broad range of communication services, including long-distance telecommunications services, local and wireless services, Internet/intranet services and information technology and outsourcing services. The provision of long-distance telecommunication services is MCI's core business. Long-distance communication services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone services, data communication services, teleconferencing services, data communication services, teleconferencing services and electronic messaging services. During each of the last three years, more than 90% of MCI's operating revenues and operating income were derived from its core business.

    MCI has its principal executive offices at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number (202) 872-1600).

                         INFORMATION REGARDING WORLDCOM

    The following briefly describes the business and management of WorldCom. Additional information regarding WorldCom is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

BUSINESS OF WORLDCOM

    WorldCom is one of the four largest long distance telecommunications companies in the United States serving local, long distance and Internet customers domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

    WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service and interconnection via Network Access Points to Internet service providers.

    WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

RECENT DEVELOPMENTS

    BFP ACQUISITION

    On October 1, 1997, WorldCom announced that it had entered into the BFP Merger Agreement with BFP, under which WorldCom would acquire BFP through a merger of a subsidiary of WorldCom into BFP.

Each outstanding share of BFP common stock would be converted into the right to receive 1.65 shares of WorldCom Common Stock, subject to adjustment as provided in the BFP Merger Agreement. The transaction has been structured to qualify as a pooling of interests. Consummation of the BFP merger is subject to the satisfaction of certain conditions, including the expiration or termination of any applicable waiting periods under the HSR Act, the receipt of other required regulatory approvals and the absence of certain material adverse changes. Consummation of the BFP merger is also subject to the approval and adoption of the BFP Merger Agreement by stockholders of BFP. The closing of the BFP merger is expected to occur as soon as practicable after satisfaction of the conditions set forth in the BFP Merger Agreement.

    The following information concerning BFP has been prepared on the basis of information filed by BFP with the Commission.

    BFP, founded in 1993, is a leading facilities-based provider of competitive local telecommunications services in selected markets within the United States. BFP competes with ILECs by providing high quality, integrated local telecommunications services over fiber optic digital networks to meet the voice, data and video transmission needs of its customers. BFP's customers are principally IXCs, ISPs, wireless carriers, telecommunications-intensive business, government, and institutional end users, and residential customers.

    BFP's goal is to become the primary full-service provider of competitive local telecommunications services to its customers in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of BFP's strategy include targeting selected U.S. markets with an emphasis on second-and third-tier markets, aggressively pursuing switched services opportunities, further building out existing systems and expanding service offerings. As of June 30, 1997, BFP had networks in operation or under construction in a total of 44 U.S. cities, and planned to expand its network operations to have systems in operation or under construction in a total of 50 cities by the end of 1998. As of June 30, 1997, BFP had a total of 22 digital telephone switches installed serving a total of 26 of its operating networks. BFP plans to offer local dial tone, switched access termination and origination services, centrex and desktop products in all of its operating networks. BFP is also expanding its capabilities to provide enhanced services such as high speed video transport, frame relay and ATM-based packet transport services and Internet access products. BFP is currently offering such services in certain markets and expects to offer such services in all of its currently operating networks by the end of 1997.

    The Offer is not conditioned upon the consummation of the BFP merger, and the BFP merger is not conditioned upon the consummation of the Offer.

    COMPUSERVE ACQUISITION

    On September 7, 1997, WorldCom entered into the CompuServe Merger Agreement with Block, H&R Block Group, Inc., a wholly-owned subsidiary of Block, CompuServe Corporation and WorldCom Sub, a wholly-owned acquisition subsidiary of WorldCom. Pursuant to the CompuServe Merger Agreement, WorldCom would acquire CompuServe through the CompuServe Merger in accordance with the laws of the State of Delaware and the provisions of the CompuServe Merger Agreement. Pursuant to the CompuServe Merger Agreement, each of the CompuServe Common Shares will be converted into the right to receive 0.40625 of a share of WorldCom Common Stock, subject to adjustment as provided in the CompuServe Merger Agreement. Consummation of the CompuServe Merger is subject to the satisfaction of certain conditions, including, among others, the expiration or termination of any applicable waiting periods under the HSR Act and any foreign competition law or similar law, the receipt of other required regulatory approvals and the absence of certain material adverse changes. Consummation of the CompuServe Merger is also subject to the approval and adoption of the CompuServe Merger Agreement by the requisite number of CompuServe Common Shares. Block has agreed to vote all of the shares directly or indirectly owned by it in favor of approval of the CompuServe Merger Agreement, which number of shares is sufficient to approve the CompuServe Merger Agreement and the CompuServe Merger. The closing of the CompuServe Merger is expected to occur as soon as practicable after the satisfaction of all the conditions set forth in the CompuServe Merger Agreement.

    The Offer is not conditioned upon the consummation of the CompuServe Merger, and the CompuServe Merger is not conditioned upon the consummation of the Offer.

    CompuServe operates primarily through two divisions: Interactive Services and Network Services. Interactive Services offers worldwide online and Internet access services for customers, while Network Services provide worldwide network access, management and applications, and Internet services to businesses.

    AOL PURCHASE AND SALE AGREEMENT

    On September 7, 1997, WorldCom also entered into the AOL Purchase and Sale Agreement by and among WorldCom, AOL and ANS, a wholly-owned subsidiary of AOL, pursuant to which WorldCom agreed to (a) transfer to AOL the on-line services business of CompuServe, which it will acquire as a result of the CompuServe Merger Agreement, and $175 million in cash, subject to certain adjustments, and
(b) acquire all outstanding shares of ANS. Consummation of the AOL Purchase and Sale Agreement is subject to the satisfaction of certain conditions, including, among others, the expiration or termination of any applicable waiting periods under the HSR Act, and any foreign competition law or similar law, the receipt of other required regulatory approvals, and the absence of certain adverse changes. Consummation of the AOL Purchase and Sale Agreement is also subject to the consummation of the CompuServe Merger.

    ON-LINE SERVICES BUSINESS

    The on-line services business of ANS to be acquired under the Purchase and Sale Agreement, as well as CNS to be acquired under the CompuServe Merger Agreement, are expected to be combined with the business of UUNET, a wholly-owned subsidiary of WorldCom.

    UUNET is a leading worldwide provider of a comprehensive range of Internet access options, applications, and consulting services to businesses, professionals and on-line services providers, providing both dedicated and dial-up access and other applications and services which include Web server hosting and integration services, client software and security products, training and network integration and consulting services. UUNET is the world's largest provider of Internet services, with over 1,000 PoPs throughout the United States and in Canada, Europe and the Asia-Pacific region.

    According to CompuServe's Annual Report on Form 10-K for the fiscal year ending April 30, 1997, CNS provides virtual private networking, Internet, Intranet and Extranet services plus groupware application and web hosting services to corporate clients around the world. In addition to providing network connectivity and Internet access for CompuServe's CSi and SPRYNET services, CNS offers dial and dedicated connectivity solutions that allow corporate customers' dispersed users to gain secure, seamless access to IP-based applications as well as proprietary systems. At the end of fiscal year 1997 CNS had a client base of 1,200 corporate customers.

    According to AOL's Annual Report on Form 10-K for the fiscal year ending June 30, 1997, ANS designs, develops and operates high performance wide-area networks for business, research, education and governmental organizations. The ANS backbone, built on the proprietary expertise developed by ANS as the principal architect of the National Science Foundation Backbone Network Service, was the first and remains one of the largest and fastest public TCP/IP data networks in the world. Through this network, ANS delivers Internet, Intranet and virtual private data network services to enterprises.

MANAGEMENT

    INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

    Certain information regarding the directors and executive officers of WorldCom is set forth on Schedule A annexed hereto.

    The Audit Committee of the WorldCom Board of Directors consists of Max E. Bobbitt (Chairman), Francesco Galesi, David C. McCourt and Richard R. Jaros. The Compensation and Stock Option Committee of the WorldCom Board of Directors consists of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt and Lawrence C. Tucker. The Nominating Committee of the WorldCom Board of Directors consisting of John A. Porter (Chairman), Carl J. Aycock and Richard R. Jaros.

    WorldCom anticipates that Mr. Ebbers and Mr. Sullivan will receive payments of $13.0 million and $3.5 million, respectively, in the fourth quarter of 1997 pursuant to the WorldCom Performance Bonus Plan approved by WorldCom shareholders on May 22, 1997.

    SECURITY OWNERSHIP AND MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    As of September 30, 1997, the following persons, individually or as a group, were known to WorldCom to be deemed to be the beneficial owners of more than five percent of the issued and outstanding WorldCom Common Stock, each of which persons has sole voting and investment power over such WorldCom Common Stock, except as set forth in the footnotes hereto:

                                                                                     AMOUNT AND
                                                                                 NATURE OF EXISTING
                             NAME AND ADDRESS OF                                     BENEFICIAL            PERCENT
                              BENEFICIAL OWNER                                      OWNERSHIP(1)         OF CLASS(1)
                      ---------------------------------                        ----------------------  ---------------
FMR Corp.                                                                              70,566,021(2)            7.7%
82 Devonshire Street
Boston, Massachusetts 02104

------------------------

(1) Based upon 907,159,586 shares of WorldCom Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after September 30, 1997.

(2) Based upon shares owned as of March 6, 1997, as provided by FMR Corp., including 60,322,566 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 9,390,385 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 853,070 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-United States investment companies.

   The number of shares beneficially owned by Fidelity includes 4,301,357 shares issuable upon conversion of WorldCom Series A Preferred Stock. The number of shares beneficially owned by Fidelity Management Trust Company includes 267,839 shares issuable upon conversion of WorldCom Series A Preferred Stock. FMR Corp. has sole voting power with respect to 5,627,963 shares and sole dispositive power with respect to 69,712,951 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.

    To the knowledge of WorldCom, 7,791 shares, or approximately 8.2% of the 94,992 outstanding shares of WorldCom Series A Preferred Stock are beneficially owned by Salomon, a wholly owned subsidiary of

Salomon Brothers Holding Company ("SBHC") which is in turn a wholly owned subsidiary of Salomon Inc. The principal address of Salomon is Seven World Trade Center, New York, New York 10048. As of September 30, 1997, the 7,791 outstanding shares of WorldCom Series A Preferred Stock owned by Salomon were convertible into 2,682,238 shares of WorldCom Common Stock, representing less than one percent of the outstanding WorldCom Common Stock.

    The following table sets forth the beneficial ownership of WorldCom Common Stock and WorldCom Series B Preferred Stock, as of September 30, 1997, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of WorldCom. No person listed on the following table is the beneficial owner of any shares of WorldCom Series A Preferred Stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his name except as set forth in the footnotes hereto.

                                                                            NUMBER OF SHARES
                                                                              BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                        OWNED(1)         PERCENT OF CLASS(1)
------------------------------------------------------------------------  --------------------  ---------------------
Carl J. Aycock                                                                     709,438(2)             *
Max E. Bobbitt                                                                     156,292(3)             *
Bernard J. Ebbers                                                               15,819,993(4)               1.7%
Francesco Galesi                                                                 3,522,108(5)             *
Richard R. Jaros                                                                   781,536(6)             *
Stiles A. Kellett, Jr.                                                           3,507,176(7)             *
David C. McCourt                                                                   824,423(8)             *
John A. Porter                                                                   4,668,053(9)             *
John W. Sidgmore                                                                 3,139,399(10)            *
Scott D. Sullivan                                                                    3,571                *
Lawrence C. Tucker                                                               3,170,096(11)            *
All Directors and Current Executive Officers as a Group (11 persons)....        36,302,085(12)              4.0%

------------------------

*   Less than one percent.

 (1) Based upon 907,159,586 shares of WorldCom Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after September 30, 1997.

 (2) Includes 5,576 shares owned by Mr. Aycock's spouse; 73,048 shares purchasable upon exercise of options; and 3,312 shares held as custodian for children.

 (3) Includes 38,512 shares purchasable upon exercise of options; and 117,780 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.

 (4) Includes 36,432 shares held as custodian for children; 1,775,696 shares purchasable upon exercise of options; and 855,448 shares owned by Mr. Ebbers' spouse, as to which Mr. Ebbers shares voting and investment power.

 (5) Consists of 3,483,596 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 38,512 shares purchasable upon exercise of options.

 (6) Includes 6,449 shares issuable upon conversion of WorldCom Series B Preferred Stock; 5,000 shares purchasable upon exercise of options; and 15,930 shares held as custodian for Mr. Jaros' children as to which Mr. Jaros disclaims beneficial ownership.

 (7) Includes 16,000 shares owned by Mr. Kellett's spouse; 860 shares held as custodian for minor daughter; 400,000 shares owned by a family partnership; and 90,316 shares purchasable upon exercise of options.

 (8) Includes 95 shares issuable upon conversion of WorldCom Series B Preferred Stock; and 5,000 shares purchasable upon exercise of options.

 (9) Includes 167,578 shares held as custodian or trustee for minor children; 73,048 shares purchasable upon exercise of options; 218,000 shares owned by Mr. Porter's spouse, as to which beneficial ownership is disclaimed; 85,812 shares held in trust for son of majority age, as to which beneficial ownership is also disclaimed; 5,700 shares held in a trust of which Mr. Porter is trustee with sole voting and dispositive power; and 3,250 shares held in trust for employees of Mr. Porter.

(10) Includes 35,371 shares purchasable upon exercise of options; and 15,266 shares held in a trust of which Mr. Sidgmore is sole trustee with sole voting and dispositive power.

(11) A total of 3,131,828 of these shares are beneficially owned by The 1818 Fund, L.P., and The 1818 Fund II, L.P. (collectively, "The 1818 Funds"). Mr. Tucker is the general and managing partner of The 1818 Funds and Mr. Tucker, as a general partner of Brown Brothers Harriman & Co., shares voting and investment power with respect to such securities. Also includes 38,268 shares purchasable upon exercise of options.

(12) Includes 2,179,315 shares purchasable upon exercise of options or conversion of WorldCom Series B Preferred Stock.

                     DESCRIPTION OF WORLDCOM CAPITAL STOCK

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the GBCC, the WorldCom Articles, the Deposit Agreement (referred to below), and the WorldCom Rights Agreement. The WorldCom Articles, the Deposit Agreement and the WorldCom Rights Agreement are included in or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

    The authorized capital stock of WorldCom consists of 2,500,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of September 30, 1997, there were 907,159,586 shares of WorldCom Common Stock issued and outstanding, 94,992 shares of WorldCom Series A Stock and 12,445,113 shares of WorldCom Series B Preferred Stock issued and outstanding. All the shares of WorldCom Series A Preferred Stock are held by The Bank of New York as Depositary for the holders of WorldCom Depositary Shares.

COMMON STOCK

    All of the outstanding shares of WorldCom Common Stock are fully paid and nonassessable. Subject to the prior rights of the holders of preferred stock which may be issued and outstanding, the holders of WorldCom Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, dissolution or winding up of WorldCom, to share ratably in all assets remaining after payment of liabilities. Subject to the prior rights of the holders of preferred stock, each holder of WorldCom Common Stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of WorldCom Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional shares of authorized WorldCom Common Stock may be issued without shareholder approval.

    The transfer agent and registrar for the WorldCom Common Stock is The Bank of New York, 101 Barclay Street -- 12W, New York, NY 10286.

PREFERRED STOCK

    The authorized but unissued preferred stock of WorldCom is available for issuance from time to time at the discretion of the WorldCom Board of Directors without shareholder approval. The WorldCom Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number, designation, preferences, limitations and relative rights of the shares of such series, subject to applicable law and the provisions of any outstanding series of preferred stock. The terms of any series of preferred stock including, but not limited to, dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on dividends on the WorldCom Common Stock if dividends on the preferred stock are in arrears, dilution of the voting power of other shareholders to the extent a series of the preferred stock has voting rights, and reduction of amounts available on liquidation as a result of any liquidation preference granted to any series of preferred stock.

SERIES A PREFERRED STOCK

    The following description of WorldCom represented by the WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles. Each of the WorldCom Depositary Shares represents a one one-hundredth interest in a share of WorldCom Series A Preferred Stock and entitles the owner to such proportion of all the rights, preferences and privileges of the shares of WorldCom Series A Preferred Stock represented thereby. See "-- Depositary Shares" below.

    DIVIDENDS

    The holders of shares of WorldCom Series A Preferred Stock are entitled to receive cumulative preferential dividends from the issue date of the WorldCom Series A Preferred Stock, accruing at the rate per share of $268.00 per annum or $67.00 per quarter (equivalent to $2.68 per annum or $.67 per quarter for each WorldCom Depositary Share), payable quarterly in arrears. Dividends are payable in cash or in shares of WorldCom Common Stock, at the election of the WorldCom Board of Directors. WorldCom intends to pay dividends in shares of WorldCom Common Stock on each dividend payment date to the extent that it is unable to pay dividends in cash. If the dividends are paid in shares of WorldCom Common Stock, the number of shares of WorldCom Common Stock to be issued on each dividend payment date will be determined by dividing the total dividend to be paid on each WorldCom Depositary Share by 90% of the average of the high and low sales prices of the WorldCom Common Stock as reported by The Nasdaq Stock Market or any national securities exchange upon which the WorldCom Common Stock is then listed or included, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the record date for such dividend.

    Unless all accumulated dividends on the Series A Preferred Stock have been paid, (i) no dividend (other than a dividend payable solely in shares of junior stock (as defined in the WorldCom Articles)) may be paid on the Common Stock,
(ii) no other distribution shall be made upon any shares of junior stock; (iii) no shares of junior stock or any series of WorldCom preferred stock shall be purchased, redeemed, or otherwise acquired for cash or other property (excluding junior stock or the WorldCom Series B Preferred Stock) by WorldCom or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of junior stock by WorldCom or any of its subsidiaries.

    MANDATORY CONVERSION OF WORLDCOM SERIES A PREFERRED STOCK

    On May 31, 1999 (the "Mandatory Conversion Date"), subject to the optional conversion rights referred to below, each outstanding share of WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) will convert automatically into shares of WorldCom Common Stock at the Common Equivalent Rate (as defined below) in effect on such date and the holder will also be entitled to receive accrued and unpaid dividends thereon. The "Common Equivalent Rate" is initially four hundred twenty shares (420) of WorldCom Common Stock for each share of WorldCom Series A Preferred Stock (equivalent to 4.2 shares of WorldCom Common Stock for each WorldCom Depositary Share), subject to adjustment for certain capital events.

    RIGHT TO REDEEM WORLDCOM SERIES A PREFERRED STOCK

    The WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) are not redeemable by WorldCom prior to May 31, 1998 (the "Initial Redemption Date"). On or after the Initial Redemption Date and prior to the Mandatory Conversion Date, WorldCom may redeem the WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares), in whole or in part. Upon any such redemption, the holder of record of shares of WorldCom Series A Preferred Stock will receive shares of WorldCom Common Stock equal to the call price of the WorldCom Series A Preferred Stock in effect on the date of redemption (the "Call Price") divided by the Current Market Price (as defined in the WorldCom Articles) of the WorldCom Common Stock. The Call Price of each WorldCom Series A Preferred Stock is (i) $3,417.00 ($34.170 per WorldCom Depositary Share) on and after the Initial Redemption Date through August 30, 1998, $3,400.25 ($34.003 per WorldCom Depositary Share) on and after August 31, 1998 through November 29, 1998, $3,383.50 ($33.835 per WorldCom Depositary Share) on and after November 30, 1998 through February 27, 1999, $3,366.75 ($33.668 per WorldCom Depositary

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Share) on and after February 28, 1999 through April 29, 1999, and $3,350.00
($33.500 per WorldCom Depositary Share) on and after April 30, 1999 until the Mandatory Conversion Date, plus (ii) all accrued and unpaid dividends thereon to the date fixed for redemption.

    CONVERSION AT OPTION OF HOLDER

    The WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares) are convertible, in whole or in part, at the option of the holder thereof, at any time prior to the Mandatory Conversion Date, into shares of WorldCom Common Stock at a rate of 344.274 shares of WorldCom Common Stock for each WorldCom Series A Preferred Stock (equivalent to 3.443 shares of WorldCom Common Stock for each WorldCom Depositary Share and equivalent to a conversion price of $9.73 per share of WorldCom Common Stock), subject to adjustment for certain capital events. The right to convert WorldCom Series A Preferred Stock called for redemption will terminate at the close of business on the redemption date.

    ADJUSTMENT FOR CONSOLIDATION OR MERGER

    In the case of certain mergers, consolidations or other capital transactions, certain customary provisions are required to be made relating to the terms of conversion and redemption applicable to the WorldCom Series A Preferred Stock in order to protect the interests of the holders thereof.

    LIQUIDATION RIGHTS

    In the event of the liquidation, dissolution, or winding up of the business of WorldCom, the holders of WorldCom Series A Preferred Stock are entitled to receive a liquidation preference for each share of WorldCom Series A Preferred Stock in an amount equal to the greater of (i) the sum of (a) $3,350 and (b) all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up and (ii) the value of the shares of WorldCom Common Stock into which such shares of WorldCom Series A Preferred Stock are convertible on the date of such liquidation, dissolution or winding up.

    VOTING RIGHTS

    Each share of WorldCom Series A Preferred Stock is entitled to ten votes per share (equivalent to 0.1 of a vote for each WorldCom Depositary Share) with respect to all matters. The holders of the WorldCom Series A Preferred Stock and the holders of WorldCom Common Stock will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of more than two-thirds of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series A Preferred Stock is required for any amendment to the WorldCom Articles that materially adversely changes the rights, preferences or privileges of the WorldCom Series A Preferred Stock. The holders of the outstanding shares of WorldCom Series A Preferred Stock shall also have the right, voting together with the holders of any other outstanding shares of Voting Preferred Stock (as hereinafter defined) as a separate voting group, to elect two members of the WorldCom Board of Directors at any time six or more quarterly dividends on any shares of Voting Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof. For this purpose, "Voting Preferred Stock" shall mean the shares of WorldCom Series A Preferred Stock and each other series of WorldCom Preferred Stock which shall have substantially similar voting rights (including voting as one voting group with other shares of Voting Preferred Stock) with respect to the election of directors upon substantially similar arrearages of dividends.

SERIES B PREFERRED STOCK

    The following description of WorldCom Series B Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles.

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    DIVIDENDS

    The holders of WorldCom Series B Preferred Stock are entitled to receive cumulative dividends from the issue date of the WorldCom Series B Preferred Stock, accruing at the rate per share of $.0775 per annum, payable when and as the WorldCom Board of Directors may determine, in cash, before any dividends shall be set apart for or paid upon the WorldCom Common Stock or any other stock ranking as to dividends junior to the WorldCom Series B Preferred Stock in any year. Notwithstanding the foregoing, WorldCom may declare, set apart and pay dividends on shares of the WorldCom Series A Preferred Stock whether or not dividends have been declared, set apart or paid on the shares of WorldCom Series B Preferred Stock. Dividends are only payable in cash, except for payment of accrued but unpaid dividends upon conversion, redemption or liquidation of the WorldCom Series B Preferred Stock, as the case may be, as described below.

    WorldCom is not permitted to set apart for or pay upon the WorldCom Common Stock any Extraordinary Cash Dividend (as defined below) unless, at the same time, WorldCom shall have set apart for or paid upon all shares of WorldCom Series B Preferred Stock an amount of cash per share of WorldCom Series B Preferred Stock equal to the Extraordinary Cash Dividend that would have been paid in respect of such share if the holder of such share of WorldCom Series B Preferred Stock had converted such share into shares of WorldCom Common Stock immediately prior to the record date for such Extraordinary Cash Dividend. The term "Extraordinary Cash Dividend" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the WorldCom Common Stock paid during the consecutive 12-month period ending on and including such date exceeds, on a per share of WorldCom Common Stock basis, 10% of the average daily closing price of the WorldCom Common Stock over such 12-month period.

    CONVERSION AT OPTION OF HOLDER

    The shares of WorldCom Series B Preferred Stock are convertible, in whole or in part, at the option of the holder thereof, at any time, unless previously redeemed, into shares of WorldCom Common Stock at a rate of 0.0973912 shares of WorldCom Common Stock for each share of WorldCom Series B Preferred Stock (equivalent to an initial conversion price of $10.268 per share of WorldCom Common Stock), subject to adjustment for certain capital events, and the holder will also be entitled to receive accrued and unpaid dividends payable in cash or, at the option of WorldCom, in shares of WorldCom Common Stock, based on the Fair Market Value thereof (as defined in the WorldCom Articles).

    RIGHT TO REDEEM WORLDCOM SERIES B PREFERRED STOCK

    The WorldCom Series B Preferred Stock is not redeemable by WorldCom prior to September 30, 2001. Thereafter, WorldCom has the right to redeem the shares of WorldCom Series B Preferred Stock, in whole or in part at a redemption price of $1.00 per share plus accrued and unpaid dividends thereon (the "Redemption Price"); provided, that all or any portion of the Redemption Price may be paid in shares of WorldCom Common Stock as determined by the WorldCom Board of Directors based on the Fair Market Value (as defined in the WorldCom Articles).

    ADJUSTMENT FOR CONSOLIDATION OR MERGER

    In the case of certain mergers, consolidations or other capital transactions, certain customary provisions are required to be made relating to the terms of conversion and redemption applicable to the WorldCom Series B Preferred Stock in order to protect the interests of the holders thereof.

    LIQUIDATION RIGHTS

    In the event of the liquidation, dissolution, or winding up of the business of WorldCom, the holders of WorldCom Series B Preferred Stock are entitled to receive a liquidation preference for each share of

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WorldCom Series B Preferred Stock in an amount equal to the sum of $1.00 plus all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up.

    VOTING RIGHTS

    Each share of WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters. The holders of the WorldCom Series B Preferred Stock and the holders of WorldCom Common Stock (and WorldCom Series A Preferred Stock) will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of at least a majority of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series B Preferred Stock is required to adversely change the rights, preferences or privileges of the WorldCom Series B Preferred Stock. For this purpose, the authorization or issuance of any series of preferred stock with preference or priority over, or being on a parity with the WorldCom Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of WorldCom shall not be deemed to affect adversely the WorldCom Series B Preferred Stock. In case WorldCom shall at any time prior to March 23, 1999 subdivide (whether by stock dividend, stock split or otherwise) its outstanding shares of WorldCom Common Stock into a greater number of shares (each a "Subdivision"), the voting rights of each share of WorldCom Series B Preferred Stock will be adjusted to provide that the percentage of the aggregate voting power of the WorldCom Common Stock represented by the WorldCom Series B Preferred Stock, shall be the same as such percentage immediately prior to such Subdivision, with the holder of each share of WorldCom Series B Preferred Stock being entitled to the number of votes proportionate to such adjustment. Such adjustments made pursuant to a Subdivision will become effective immediately after the effective date of the Subdivision.

DEPOSITARY SHARES

    Each WorldCom Depositary Share represents a one-hundredth interest in a share of WorldCom Series A Preferred Stock deposited under the Deposit Agreement (the "Deposit Agreement"), by and among WorldCom, The Bank of New York, as Depositary (the "Depositary"), and the holders from time to time of Depositary Receipts issued thereunder. Subject to the terms of the Deposit Agreement, each owner of a WorldCom Depositary Share is entitled proportionately to all of the rights and preferences of the shares of WorldCom Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the WorldCom Articles and summarized above under "Description of WorldCom Capital Stock -- Preferred Stock," and "-- Series A Preferred Stock."

    The WorldCom Depositary Shares are evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). The following description of WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement.

    MANDATORY CONVERSION, OR CALL. As described under "Description of WorldCom Capital Stock -- Preferred Stock -- Series A Preferred Stock," the WorldCom Series A Preferred Stock is subject to mandatory conversion into shares of WorldCom Common Stock on the Mandatory Conversion Date, and to the right of WorldCom to call the WorldCom Series A Preferred Stock at WorldCom's option, for redemption on or after the Initial Redemption Date and before the Mandatory Conversion Date. The WorldCom Depositary Shares are subject to mandatory conversion or call upon substantially the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each share of WorldCom Series A Preferred Stock divided by one hundred.

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    CONVERSION AT THE OPTION OF HOLDER.  As described under "Description of
WorldCom Capital Stock -- Preferred Stock -- Series A Preferred Stock," the WorldCom Series A Preferred Stock may be converted, in whole or in part, into shares of WorldCom Common Stock at the option of the holders of WorldCom Series A Preferred Stock at any time before the Mandatory Conversion Date, unless previously redeemed. The WorldCom Depositary Shares may, at the option of holders thereof, be converted into shares of WorldCom Common Stock upon the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon conversion of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon conversion of each share of WorldCom Series A Preferred Stock divided by one hundred.

    VOTING OF WORLDCOM SERIES A PREFERRED STOCK. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the WorldCom Series A Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of WorldCom Series A Preferred Stock represented by such holder's WorldCom Depositary Shares. The Depositary will abstain from voting WorldCom Series A Preferred Stock to the extent it does not receive specific written voting instructions from the holders of Depositary Receipts representing such WorldCom Series A Preferred Stock.

    TERMINATION OF DEPOSIT AGREEMENT. The Deposit Agreement is subject to termination by WorldCom, or, if the Depositary resigns and no successor depositary is properly appointed and accepted, by the Depositary. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the WorldCom Series A Preferred Stock and any other distributions with respect thereto and
(ii) to deliver the WorldCom Series A Preferred Stock and any money and other property represented by Depositary Shares upon surrender thereof by the holders thereof. WorldCom does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated, WorldCom has agreed to use its best efforts to list the WorldCom Series A Preferred Stock on The Nasdaq National Market.

WORLDCOM SERIES 3 PREFERRED STOCK

    In connection with the implementation of the WorldCom Rights Plan, the WorldCom Board of Directors has authorized 2,500,000 shares of preferred stock to be issued as Series 3 Junior Participating Preferred Stock (the "WorldCom Series 3 Preferred Stock"), a description of the terms of which is set forth below under "-- Preferred Stock Purchase Rights."

PREFERRED STOCK PURCHASE RIGHTS

    On August 25, 1996, WorldCom adopted the WorldCom Rights Plan and in connection therewith entered into the WorldCom Rights Agreement. To implement the WorldCom Rights Plan, the WorldCom Board of Directors authorized the issuance of one preferred share purchase right (a "WorldCom Right") for each outstanding share of WorldCom Common Stock outstanding as of September 6, 1996 and issued thereafter until the Distribution Date, as defined in the WorldCom Rights Agreement (the "WorldCom Distribution Date"). Each WorldCom Right entitles the registered holder to purchase from WorldCom one one-thousandth of a share of Series 3 Preferred Stock at an initial price of $160.00 per one one-thousandth of such share, subject to adjustment as described in the WorldCom Rights Agreement.

    The WorldCom Rights will be evidenced by the WorldCom Common Stock and a WorldCom Distribution Date will occur upon the earlier of ten business days following public disclosure or the date on which WorldCom first determines that certain persons or groups (a "WorldCom Acquiring Person") have

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become the beneficial owner of 15% or more of the outstanding shares of voting stock of WorldCom (the "Stock Acquisition Date") or ten business days (or such later date as may be determined by action of the Board of Directors but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer that would result in certain persons or groups becoming a WorldCom Acquiring Person. Pursuant to the WorldCom Rights Plan, as amended, the WorldCom Rights are not exercisable until the WorldCom Distribution Date and will expire, if not previously exercised, on September 6, 2001, unless such final expiration date is extended (subject to shareholder approval) or unless the WorldCom Rights are earlier redeemed or exchanged by WorldCom.

    Upon the occurrence of a WorldCom Distribution Date, each holder of a WorldCom Right, except for an Acquiring Person, has the right to acquire, upon exercise of the WorldCom Right, WorldCom Common Stock having a value equal to two times the exercise price of the WorldCom Right. If a person becomes a WorldCom Acquiring Person and (i) WorldCom is acquired in a merger or other business combination transaction in which either WorldCom is not the surviving corporation or WorldCom Common Stock is exchanged or changed, or (ii) 50% or more of WorldCom's assets or earnings power is sold in one or several transactions, each holder of a WorldCom Right, except for an Acquiring Person, would acquire, upon exercise of the WorldCom Right, such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current exercise price for a WorldCom Right by the number one one-thousandths of a share of WorldCom Series 3 Preferred Stock for which a WorldCom Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

    If a certain person or group acquires more than 15% but less than 50% of the outstanding WorldCom Common Stock, WorldCom can exchange each WorldCom Right, except those held by such persons, for one share of WorldCom Common Stock.

    The WorldCom Series 3 Preferred Stock will be nonredeemable and junior to any other series of WorldCom preferred stock (unless otherwise provided in the terms of such WorldCom preferred stock). Each share of WorldCom Series 3 Preferred Stock will have a preferential dividend in an amount equal to 1,000 times any dividend declared on each share of WorldCom Common Stock. In the event of liquidation, the holders of the WorldCom Series 3 Preferred Stock will receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of WorldCom Common Stock. Each share of WorldCom Series 3 Preferred Stock will have 1,000 votes, voting together with the WorldCom Common Stock. In the event of any merger, consolidation or other transaction in which shares of WorldCom Common Stock are converted or exchanged, each share of WorldCom Series 3 Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of WorldCom Common Stock. The rights of the WorldCom Series 3 Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

    At any time prior to the time a WorldCom Acquiring Person becomes such, WorldCom may redeem the WorldCom Rights in whole, but not in part, at a price of $.01 per WorldCom Right. The redemption of the WorldCom Rights may be made effective at such time, on such basis and with such conditions as the WorldCom Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the WorldCom Rights, the right to exercise the WorldCom Rights will terminate and the only right of the holders of WorldCom Rights will be to receive the redemption price.

    The terms of the WorldCom Rights may be amended by the WorldCom Board of Directors without the consent of the holders of the WorldCom Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of WorldCom then known to WorldCom to be beneficially owned by certain persons or groups and (ii) 10%, except that from and after such time as any person or group of affiliated or

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associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the WorldCom Rights.

    The WorldCom Rights have certain anti-takeover effects. The WorldCom Rights will cause substantial dilution to a person or group that attempts to acquire or merge with WorldCom in certain circumstances. Accordingly, the existence of the WorldCom Rights may deter certain potential acquirors from making certain takeover proposals or tender offers. The WorldCom Rights should not interfere with any merger or other business combination approved by the WorldCom Board of Directors since WorldCom may redeem the WorldCom Rights as described above.

CERTAIN CHARTER AND BYLAW PROVISIONS

    In addition to the WorldCom Rights Agreement described above, the WorldCom Articles and the WorldCom Bylaws contain certain provisions, which are referred to below and which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of WorldCom. Reference is made to the full text of the WorldCom Articles and the WorldCom Bylaws, which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. See "Comparative Rights of Shareholders -- Election of Directors," "-- Special Meetings of Shareholders," "-- Special Redemption Provisions" and "-- Business Combination Restrictions." In addition, one of the effects of the existence of unissued and unreserved WorldCom Common Stock and preferred stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of WorldCom by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of WorldCom's management and possibly deprive the shareholders of opportunities to sell their shares of WorldCom Common Stock at prices higher than the prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of WorldCom.

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                       COMPARATIVE RIGHTS OF SHAREHOLDERS

    As a result of the Merger, the stockholders of MCI, whose rights are currently governed by Delaware law and the MCI Restated Certificate of Incorporation and the by-laws of MCI (the "MCI By-laws"), will become shareholders of WorldCom, whose rights are governed by Georgia law and the WorldCom Articles and Bylaws. The following discussion is intended only to highlight certain material differences between the rights of corporate shareholders under Georgia law and Delaware law generally and specifically with respect to stockholders of MCI and shareholders of WorldCom pursuant to their respective charters and bylaws. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the GBCC, the DGCL, the MCI Restated Certificate of Incorporation and Bylaws and the WorldCom Articles and Bylaws, and MCI stockholders are referred to the GBCC, the DGCL, the MCI Restated Certificate of Incorporation and By-laws and the WorldCom Articles and Bylaws for detailed information concerning this subject.

ELECTION OF DIRECTORS

    Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The MCI By-laws provide for a classified Board of Directors (for directors other than Class A Directors) consisting of three classes of directors, each class elected for a term of three years. Class A Directors are not classified and are elected to one-year terms. Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The MCI Restated Certificate of Incorporation provides for cumulative voting at all elections of directors.

    Upon consummation of the Merger, the former stockholders of MCI will have rights under Georgia law in the election of directors similar to those provided by Delaware law. Directors, unless their terms are staggered pursuant to the corporation's articles of incorporation or bylaws, are elected at each annual shareholder meeting under Georgia law, and vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The articles of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors. Currently, the WorldCom Bylaws provide that the number of members of the WorldCom Board of Directors shall be fixed by the WorldCom Board of Directors but shall not be less than three. The WorldCom Articles and the WorldCom Bylaws do not provide for a staggered board of directors. Subject to certain restrictions, nominations to the WorldCom Board of Directors may be made by either the Board or shareholders, if delivered to WorldCom not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of WorldCom shareholders. Under Georgia law, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The WorldCom Articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS

    Under Delaware law, classified directors of a corporation may only be removed for cause, by the holders of a majority of the shares entitled to vote at an election, unless the certificate of incorporation of the corporation specifically provides that such directors can be removed without cause. The MCI Restated Certificate of Incorporation provides that directors (other than Class A Directors) may be removed only

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for cause and only by a vote of the holders of at least four-fifths of the outstanding shares entitled to vote thereon.

    Georgia law provides that, unless director terms are staggered, directors may be removed with or without cause by a majority of the votes entitled to be cast, unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause, provided, however, that if a director is elected by a particular voting class of shareholders, that director may only be removed by the vote of that voting group. The WorldCom Articles and the WorldCom Bylaws contain no provisions that a director may be removed only for cause and, because director terms are not staggered, directors of WorldCom may be removed with or without cause.

ACTION BY WRITTEN CONSENT

    Delaware law provides that, unless limited by the certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the MCI Restated Certificate of Incorporation, MCI stockholders may not take any action required to be taken at a meeting of stockholders, or any other action which may be taken at a meeting of the stockholders, without a meeting, without prior notice or without a vote, and the right to act by written consent of stockholders in lieu of a meeting is specifically denied.

    Georgia law provides that any action which might be taken by the shareholders at a meeting may be taken by the shareholders without a meeting if evidenced by one or more written consents describing the action taken, signed by all shareholders, or, if the articles of incorporation provide for less than all shareholders, by the number of shareholders required by the corporation's articles. The WorldCom Articles do not provide for the consent of a lesser number of shareholders with respect to an action by written consent; thus the written consent of all shareholders of WorldCom would be required in order to take such an action without a meeting of shareholders.

AMENDMENTS TO CHARTER

    Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. Under the MCI Restated Certificate of Incorporation the affirmative vote of the holders of not less than four-fifths of the outstanding MCI shares entitled to vote thereon, voting as a single class, is required in order to amend the provisions of the Restated Certificate of Incorporation relating to cumulative voting, by-law amendments, calling of special meetings of stockholders and amendments to the Restated Certificate of Incorporation.

    Georgia law provides that, unless a corporation's articles of incorporation provide otherwise, directors may make only certain relatively technical amendments to a corporation's articles of incorporation. Otherwise, only the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment may amend a Georgia corporation's articles of incorporation.

AMENDMENTS TO BYLAWS

    Under Delaware law, a corporation's board of directors may propose, and its stockholders may adopt, one or more amendments to the corporation's by-laws. Under Delaware law, the power to amend the by-laws of a corporation is vested in the stockholders, but a corporation in its certificate of incorporation may also confer such power upon the board of directors. Under MCI's Restated Certificate of Incorporation, the board of directors is authorized to amend the MCI By-laws, and stockholders may amend the MCI By-

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laws only upon the affirmative vote of the holders of not less than four-fifths of the outstanding shares entitled to vote.

    Georgia law provides that, unless a corporation's articles of incorporation, applicable law or a particular bylaw approved by the corporation's shareholders provides otherwise, either the corporation's directors or its shareholders may amend that corporation's bylaws. The WorldCom Bylaws allow the directors or shareholders to amend or repeal the WorldCom Bylaws unless the WorldCom Articles or applicable law reserves the power to amend or repeal a particular bylaw exclusively to the shareholders or unless the shareholders, in amending or repealing a particular bylaw, provide expressly that the directors may not amend or repeal that bylaw.

SPECIAL MEETINGS OF SHAREHOLDERS

    Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The MCI By-laws provide that a special meeting of stockholders may be called by the Chairman of the Board, a majority of the whole Board of Directors or by stockholders owning at least two-thirds of the issued and outstanding shares of capital stock of the corporation entitled to vote in the election of directors.

    Georgia law permits the board of directors or any person specified in the corporation's articles of incorporation or bylaws to call special meetings of shareholders. A special meeting may also be called by holders of shares representing at least 25% or such greater or lesser percentage of all the votes entitled to be cast on any issue proposed to be considered at the special meeting as is designated in the corporation's articles of incorporation or bylaws. The WorldCom Bylaws provide that a special meeting may be called by the WorldCom Board of Directors, the President of WorldCom or the holders of shares representing not less than 40% of all the votes entitled to be cast on the issue proposed to be considered at the proposed special meeting.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

    Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the Board of Directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to MCI and its stockholders.

    Georgia law is similar to Delaware law in that, except as described below with respect to "business combinations," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation, a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation requires the affirmative vote of the Board of Directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

DIVIDENDS

    Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

    Georgia law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the directors of a corporation may authorize the payment of dividends to that corporation's shareholders, provided that no such dividend may be paid if, after giving effect to such payment, (a) the corporation would be unable to pay its debts as they come due in the ordinary course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus any preferential liquidation amounts payable to shareholders whose preferential rights on dissolution are superior to those of the shareholders receiving the dividend. Other than the preferential rights of the holders of WorldCom preferred stock with respect to dividends, the WorldCom Articles contain no additional restrictions on the declaration or payment of dividends.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

    Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he or she holds, is a party. However, this right to demand appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; or
(2) the shares held by the stockholders are of a class or series registered on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in (i), (ii) and (iii).

    A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or a sale of all or substantially all of the assets of the corporation.

    Georgia law provides that shareholders are entitled to have their shares appraised if shareholders are permitted to dissent and dissent from mergers, share exchanges, sales or exchanges of all or substantially all of the corporation's assets, or an amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares. However, unless the corporation's articles of incorporation otherwise provide, appraisal rights are not available: (i) to holders of shares of any class of shares not entitled to vote on the merger, share exchange or sale or exchange of all or substantially all of a corporation's assets; (ii) in a sale or exchange of all or substantially all of the property of the corporation pursuant to court order; (iii) in a sale for cash, where all or substantially all of the net proceeds will be distributed to the shareholders within one year; or (iv) to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(a) in the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (b) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

WorldCom shareholders are not entitled to dissenters' or appraisal rights in connection with the Merger. Appraisal rights under Georgia law differ from appraisal rights under Delaware law in that, under Georgia law, shareholders have appraisal rights for more types of transactions than under Delaware law, and unlike the appraisal rights provisions under Delaware law, under Georgia law, the board of directors may voluntarily extend appraisal rights to shareholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

    Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The MCI Restated Certificate of Incorporation eliminates a director's monetary liability in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation to the full extent permitted by Delaware law.

    Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him or her who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the Board of Directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise. MCI has entered into contracts with each of its independent directors requiring MCI to indemnify such persons and to advance litigation expenses to such persons to the fullest extent permitted by applicable law.

    Georgia law permits corporations to adopt a provision in their articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's duty of care or other duties as directors. Georgia law does not permit the elimination or limitation of monetary liability in the event of (i) misappropriation of corporate business opportunities; (ii) intentional misconduct or knowing violation of the law; (iii) unlawful distributions; or

(iv) improper personal benefit. The WorldCom Articles limit the personal liability of directors for monetary damages to the fullest extent permissible under applicable law.

    Georgia law permits WorldCom to indemnify any director or officer of WorldCom for any liability and expense that may be incurred in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of WorldCom), in which he or she may become involved by reason of his or her being or having been a director or officer of WorldCom, provided that such person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of WorldCom, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Except where an individual is successful on the merits or otherwise in defense of any such action, suit or proceeding, in which case indemnification is as of right, the determination of whether the director has met the requisite standard of conduct for indemnification may be made by (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or
(iv) the shareholders, excluding shares owned by or voted under the control of directors who are at that time parties to the suit. If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders, a corporation may indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation unless the director is adjudged liable: (1) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (2) for acts which involve intentional misconduct or a knowing violation of law; (3) for unlawful distributions; or (4) for any transaction from which he received an improper personal benefit. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition if the director certifies that he or she has met the standards of conduct under Georgia law and the director agrees to repay any advances if it is ultimately determined that he or she is not entitled to indemnification. Under Georgia law, a corporation's authority to indemnify officers, unlike directors, is restricted only by public policy. A person who is both an officer and a director is treated, for indemnification purposes, as a director. The WorldCom Articles and the WorldCom Bylaws authorize indemnification of its officers and directors to the fullest extent permitted by Georgia law.

PREEMPTIVE RIGHTS

    Neither Delaware nor Georgia law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the shareholders in a corporation's certificate or articles of incorporation. Neither the WorldCom Articles nor the MCI Restated Certificate of Incorporation provides for preemptive rights.

SPECIAL REDEMPTION PROVISIONS

    The WorldCom Articles contain provisions permitting WorldCom to redeem shares of its capital stock from certain foreign shareholders in order to enable it to continue to hold certain common carrier radio licenses. These provisions are intended to cause WorldCom to remain in compliance with the Communications Act of 1934, as amended, and the regulations of the FCC promulgated thereunder. Under these provisions, at such time as the percentage of capital stock owned by foreign shareholders or certain affiliates thereof exceeds 20%, WorldCom has the right to redeem the "excess shares" held by such persons at the fair market value thereof. Following any determination that such excess shares exist, such excess shares shall not be deemed outstanding for purposes of determining the vote required on any matter presented to the shareholders of WorldCom and such excess shares shall have no right to receive any dividends or other distributions, including distributions in liquidation. If such shares are traded on a national securities exchange or in the over-the-counter market, such fair market value is the average closing price for the 45 trading days immediately preceding the date of redemption. If such shares are not so traded, such fair market value shall be established by the WorldCom Board of Directors. In the event there is a foreign shareholder who acquired shares within 120 days of the date of redemption, however, the redemption price shall not exceed the price per share paid by such shareholder. At least 30 days' notice of redemption must be given, and the redemption price may be paid in cash, securities or any combination thereof. WorldCom may require confirmation of citizenship from any record or beneficial owner of shares of its capital stock, and from any transferee thereof, as a condition to the registration or transfer of those shares.

    The MCI Restated Certificate of Incorporation provides that outstanding shares of stock of MCI held by "Disqualified Holders" are subject to redemption to the extent necessary, in the judgment of the MCI Board, to prevent the loss or secure the renewal or reinstatement of any license or franchise from any governmental agency held by MCI or any of its subsidiaries. The redemption price will be the average of the daily closing prices on The Nasdaq National Market for such a share for the 20 consecutive trading days commencing on the 22nd trading day prior to the date on which notice of redemption is given. A "Disqualified Holder" is defined as any holder of shares of any class or series of stock of MCI whose continued holding of such stock, either individually or taken together with the holding of shares of stock of MCI by any other holder or holders of shares of stock of MCI, may result, in the judgment of the MCI Board, in the loss of, or the failure to secure the renewal or reinstatement of, any license or franchise from any governmental agency held by MCI or any of its subsidiaries to conduct any portion of the business of MCI or any of its subsidiaries.

BUSINESS COMBINATION RESTRICTIONS

    In general, Delaware law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of such corporation) to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to certain transfers in a conversion or exchange or a pro rata distribution to all stockholders of the corporation or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary which is owned by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the Interested Stockholder); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

    The three-year moratorium may be avoided if: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the corporation by action by the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve
(12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders. The statute also does not apply to certain Business Combinations with an Interested Stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with Board of Director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Stockholder during the previous three years. MCI is subject to the terms of this statute.

    Under Georgia law, Georgia corporations may adopt a provision in their bylaws requiring that "Business Combinations" be approved by a special vote of the board of directors and/or the shareholders unless certain fair pricing criteria are met. Georgia corporations may also adopt a provision in their articles of incorporation or bylaws which requires that "Business Combinations" with "Interested Shareholders" be approved by a super majority vote. These provisions, neither of which has been adopted by WorldCom, are described below. Also described below is the business combination restriction contained in the WorldCom Articles.

    Georgia's "fair price" statute authorizes a corporation to adopt a bylaw provision which requires special approval by the board of directors and/or shareholders for "Business Combinations" unless certain "fair price" criteria are met. Generally, for purposes of this statute, "Business Combination" is defined to include mergers, sales of assets out of the ordinary course of business, liquidations, and certain issuances of securities involving the corporation and any "Interested Shareholder." For purposes of this statute, an "Interested Shareholder" is defined as a person or entity that is the beneficial owner of 10% or more of the outstanding shares of the corporation's voting stock, or a person or entity that is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the then outstanding shares of the corporation's voting stock. A Business Combination with an Interested Shareholder must meet one of three criteria: (i) the transaction must be unanimously approved by the "Continuing Directors" (directors who served as directors immediately prior to the date the Interested Shareholder first became an Interested Shareholder and who are not affiliates or associates of the Interested Shareholder), provided that the Continuing Directors constitute at least three members of the board of directors at the time of such approval; (ii) the transaction must be recommended by at least two-thirds of the Continuing Directors and approved by a majority of the votes entitled to be cast by holders of voting shares, excluding shares held by the Interested Shareholder; or (iii) the terms of the transaction must meet fair pricing criteria and certain other tests intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party.

    Georgia's "business combination" statute authorizes a corporation to adopt a bylaw provision which prohibits "Business Combinations" with "Interested Shareholders" occurring within five years of the date a person first becomes an Interested Shareholder, unless special approval of the transaction is obtained. For purposes of this statute, "Business Combination" is defined to include mergers, sales of 10% or more of the corporation's net assets, and certain issuances of securities involving the corporation and any "Interested Shareholder." "Interested Shareholder" has the same definition as under the Georgia "fair price" statute. Any Business Combination with an Interested Shareholder within five years of the date such person first became an Interested Shareholder requires approval in one of three ways: (i) prior to such person becoming an Interested Shareholder, the corporation's board of directors must have approved the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) the Interested Shareholder acquires at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors and their affiliates and associates) in the same transaction in which such person becomes an Interested Shareholder; or
(iii) subsequent to becoming an Interested Shareholder, such person acquires additional shares resulting in ownership of at least 90% of the outstanding shares (other than shares owned by officers, directors and their affiliates and associates), and obtains the approval of the Business Combination by the holders of a majority of the remaining shares.

    The WorldCom Articles contain a provision that requires the approval by the holders of at least 70% of the voting power of the outstanding shares of any class of stock of WorldCom entitled to vote generally in the election of directors as a condition for Business Transactions (defined below) involving WorldCom and a Related Person (defined below) or in which a Related Person has an interest, unless (a) the Business Transaction is approved by at least a majority of WorldCom's Continuing Directors (defined below) then serving on the Board of Directors, but if the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such transaction must have been approved by the unanimous vote of such Continuing Directors so long as there were at least three such Continuing Directors serving on the Board of Directors at the time of such unanimous vote, provided that no such Continuing Director is a Related Person who has an interest in the Business Transaction (other than a proportionate interest as a shareholder of WorldCom), or (b) certain minimum price and procedural requirements are met. A "Business Transaction" is defined to mean: (i) any merger, share exchange or consolidation involving WorldCom or any of its subsidiaries; (ii) any sale, lease, exchange, transfer or other disposition by WorldCom or any of its subsidiaries of more than 20% of its assets; (iii) any sale, lease, exchange, transfer or disposition of more than 20% of the assets of an entity to WorldCom or a subsidiary of WorldCom; (iv) the issuance, sale, exchange, transfer or other disposition by WorldCom or a subsidiary of WorldCom of any securities of WorldCom or any subsidiary in exchange for cash, securities or other properties having an aggregate fair market value of $15.0 million or more; (v) any merger, share exchange or consolidation between WorldCom and any subsidiary of WorldCom in which WorldCom is not the survivor and the charter of the surviving corporation does not contain provisions similar to this provision; (vi) any recapitalization or reorganization of WorldCom or reclassification of its securities which would have the effect of increasing the voting power of a Related Person; (vii) any liquidation, spin off, split off, split up or dissolution of WorldCom; and
(viii) any agreement, contract or other arrangement providing for any of the Business Transactions defined or having a similar purpose or effect. A "Related Person" is defined to mean a beneficial owner which, together with its Affiliates and Associates (defined below), beneficially own 10% or more of WorldCom's outstanding voting stock or who had such level of beneficial ownership: (a) at the time of entering into the definitive agreement providing for the Business Transaction; (b) at the time of adoption by the Board of Directors of a resolution approving such transaction; or (c) as of the record date for the determination of shareholders entitled to vote on or consent to the Business Transaction. A "Continuing Director" is a director of WorldCom who either was a member of the Board of Directors on September 15, 1993, or who became a director of WorldCom subsequent to such date and whose election, or nomination for election by the shareholders, was approved by at least a majority of the

Continuing Directors then on the Board of Directors. If the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such election or nomination must have been approved by the unanimous vote of the Continuing Directors so long as there were at least three such Continuing Directors on the Board of Directors at the time of such unanimous vote. An "Affiliate" is defined to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. An "Associate" is defined to mean: (a) any corporation, partnership or other organization of which such specified person is an officer or partner; (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity; (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of WorldCom or any of its subsidiaries; and (d) any person who is a director, officer or partner of such specified person or of any corporation (other than WorldCom or any wholly owned subsidiary of WorldCom), partnership or other entity which is an Affiliate of such specified person.

                          MARKET PRICES AND DIVIDENDS

    Each of the WorldCom Common Stock, MCI Common Stock and the WorldCom Depositary Shares is traded on The Nasdaq Stock Market under the symbol "WCOM," "MCIC" and "WCOMP," respectively. The following table sets forth the high and low intra-day sales prices per share of such stock as reported on The Nasdaq Stock Market based on published financial sources, for the periods indicated. WorldCom has never paid any cash dividends on its common stock. MCI paid cash dividends of $.025 per share of MCI Common Stock in July and December of 1995 and 1996 and an equivalent cash dividend on the shares of Class A Common Stock. The per share information presented below and elsewhere in this Prospectus has been adjusted to reflect all stock splits and stock dividends of WorldCom and MCI.

                                              WORLDCOM                MCI
                                            COMMON STOCK          COMMON STOCK           WORLDCOM DEPOSITARY SHARES
                                        --------------------  --------------------  -------------------------------------
                                          HIGH        LOW       HIGH        LOW        HIGH        LOW      DIVIDENDS(1)
                                        ---------  ---------  ---------  ---------  ----------  ----------  -------------
1995:
  First Quarter.......................  $   13.13  $    9.56  $   21.25  $   17.38  $       --  $       --    $      --
  Second Quarter......................      13.69      11.56      23.13      19.11          --          --           --
  Third Quarter.......................      17.06      13.38      27.13      20.88          --          --           --
  Fourth Quarter......................      17.94      14.88      27.50      23.75          --          --           --
1996:
  First Quarter.......................      23.31      16.25      31.13      25.63          --          --           --
  Second Quarter......................      27.72      21.31      30.38      24.88          --          --           --
  Third Quarter.......................      28.88      18.38      28.13      22.38          --          --           --
  Fourth Quarter......................      26.13      21.00      33.88      23.88          --          --           --
1997:
  First Quarter.......................      27.88      21.75      38.75      32.38       98.63       78.25          .68
  Second Quarter......................      32.97      21.25      41.88      35.63      114.50       78.19          .68
  Third Quarter (through September 30,
    1997).............................      37.75      29.88      43.38      27.31      129.88      106.25          .68

------------------------

(1) The WorldCom Depositary Shares are entitled to receive dividends, when, as and if they are declared by the WorldCom Board of Directors, accruing at the rate of $2.68 per share per annum, payable quarterly in arrears on each February 28, May 31, August 31 and November 30. Dividends are payable in cash or in shares of WorldCom Common Stock, at the election of WorldCom. WorldCom paid the dividends on February 28, 1997 and May 31, 1997 in cash and expects to continue to pay dividends in cash on the Depositary Shares.

    Dividends on the WorldCom Series B Preferred Stock accrue at the rate of $0.0775 per share per annum and are payable in cash. Dividends will be paid only when, as and if declared by the WorldCom Board of Directors. WorldCom anticipates that dividends on the WorldCom Series B Preferred Stock will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or shares of Common Stock at WorldCom's election.

                                 LEGAL MATTERS

    The validity of the shares of WorldCom offered hereby will be passed upon
for WorldCom by [          ]. Certain tax matters with respect to the Merger
will be passed upon for WorldCom by Bryan Cave LLP, St. Louis, Missouri.

                                    EXPERTS

    The consolidated financial statements and schedule of WorldCom as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements and schedule of WorldCom as of December 31, 1996 and for the period then ended (See Note 1 to the WorldCom Form 10-K), and for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in the WorldCom Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements of WorldCom as of December 31, 1995 and 1994 and for each of the three years in a period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement and the consolidated financial statements of WorldCom as of December 31, 1995 and for the two years in the period ended December 31, 1995 included in the WorldCom Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference in this registration statement, have been incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of UUNET as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                                   SCHEDULE A
                  DIRECTORS AND EXECUTIVE OFFICERS OF WORLDCOM

    The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of WorldCom are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with WorldCom. Each director and executive officer listed below is a citizen of the United States.

                                                                POSITION WITH          PRINCIPAL OCCUPATION; FIVE-
NAME                                   ADDRESS                     COMPANY               YEAR EMPLOYMENT HISTORY
---------------------------  ----------------------------  -----------------------  ---------------------------------
Carl J. Aycock               123 South Railroad            Director                 Self-employed as a financial
                             Avenue                                                 administrator since 1992;
                             Brookhaven, MS 39601                                   Secretary of WorldCom from 1987
                                                                                    to 1995; Secretary and Chief
                                                                                    Financial Officer of Master
                                                                                    Corporation, a motel management
                                                                                    and ownership company, from 1989
                                                                                    until 1992

Max E. Bobbitt               Metromedia Asia Corporation   Director                 President and Chief Executive
                             110 East 42nd St.                                      Officer, Metromedia Asia
                             Suite 1501                                             Corporation, a telecommunications
                             New York, NY 10017                                     company; from 1996 until February
                                                                                    1997, President and Chief
                                                                                    Executive Officer of Asian
                                                                                    American Telecommunications
                                                                                    Corporation; prior to 1996,
                                                                                    various positions, including
                                                                                    President and Chief Operating
                                                                                    Officer and director of ALLTEL
                                                                                    Corporation, a telecommunications
                                                                                    company

Bernard J. Ebbers            515 East Amite Street         Director, Chairman,      Chairman of the Board of WorldCom
                             Jackson, MS 39201-2702        President and Chief      since September 1997; President
                                                           Executive Officer        and Chief Executive Officer of
                                                                                    WorldCom, since 1985

Francesco Galesi             The Galesi Group              Director                 Chairman and Chief Executive
                             435 East 52nd Street                                   Officer, The Galesi Group, which
                             New York, NY 10022                                     includes companies engaged in
                                                                                    distribution, manufacturing, real
                                                                                    estate and telecommunications.

                                                                POSITION WITH          PRINCIPAL OCCUPATION; FIVE-
NAME                                   ADDRESS                     COMPANY               YEAR EMPLOYMENT HISTORY
---------------------------  ----------------------------  -----------------------  ---------------------------------
Richard R. Jaros             515 East Amite Street         Director                 Private investor; from July 1996
                             Jackson, MS 39201-2702                                 to July, 1997, President of
                                                                                    Kiewit Diversified Group, Inc., a
                                                                                    coal mining and
                                                                                    telecommunications company from
                                                                                    April 1993 to July, 1997,
                                                                                    Executive Vice President and
                                                                                    Chief Financial Officer of Peter
                                                                                    Kiewit Sons' ("PKS"), a
                                                                                    construction and mining company,
                                                                                    and Vice President of PKS from
                                                                                    1990 until 1992.

Stiles A. Kellet, Jr.        Kellet Investment Corp.       Director                 Chairman of Kellet Investment
                             200 Galleria Parkway,                                  Corp. since 1995; from 1978 to
                             Suite 1800                                             1995, Chairman of the Board of
                             Atlanta, GA 30339                                      Directors of Convalescent
                                                                                    Services, Inc., a long-term
                                                                                    health care company in Atlanta,
                                                                                    Georgia

David C. McCourt             C-TEC Corporation             Director                 Chairman of the Board and Chief
                             105 Carnegie Center                                    Executive Officer, C- TEC
                             Princeton, NJ 08540                                    Corporation, a telecommunications
                                                                                    company, since October 1993;
                                                                                    currently also President of
                                                                                    Kiewit Telecom Holdings, Inc.;
                                                                                    has served as President of
                                                                                    Metropolitan Fiber Systems/
                                                                                    McCourt, Inc., a subsidiary of
                                                                                    MFS Telecom, since 1988

John A. Porter               295 Bay Street                Director                 Chairman of the Board of
                             Suite #2                                               Directors and Chief Executive
                             Easton, MD 21601                                       Officer, Industrial Electric
                                                                                    Manufacturing, Inc., a
                                                                                    manufacturer of electrical power
                                                                                    distribution products, from May
                                                                                    1995 until the present; Mr.
                                                                                    Porter was previously President
                                                                                    and sole shareholder of P.M.
                                                                                    Restaurant Group, Inc. which
                                                                                    filed for protection under
                                                                                    Chapter 11 of the U.S. Bankruptcy
                                                                                    Code in March 1995; subsequent to
                                                                                    March 1995, Mr. Porter sold all
                                                                                    of his shares in P.M. Restaurant
                                                                                    Group, Inc.,

                                                                POSITION WITH          PRINCIPAL OCCUPATION; FIVE-
NAME                                   ADDRESS                     COMPANY               YEAR EMPLOYMENT HISTORY
---------------------------  ----------------------------  -----------------------  ---------------------------------
John W. Sidgmore             UUNET Technologies, Inc.      Director, Vice Chairman  Vice Chairman of the Board and
                             3060 Williams Drive Fairfax,  of the Board and Chief   Chief Operations Officer,
                             VA 22031                      Operations Officer       WorldCom, Inc.; President and
                                                                                    Chief Operating Officer of MFS
                                                                                    from August 1996 until the MFS
                                                                                    merger; and President, Chief
                                                                                    Executive Officer and director of
                                                                                    UUNET from June 1994 to the
                                                                                    present; from 1989 to 1994,
                                                                                    President and Chief Executive
                                                                                    Officer of CSC Intelicom

Scott D. Sullivan            515 East Amite Street         Director, Chief          Chief Financial Officer and
                             Jackson, MS 39201-2702        Financial Officer and    Secretary, WorldCom; from the ATC
                                                           Secretary                Merger until December 1994, Vice
                                                                                    President and Assistant Treasurer
                                                                                    of WorldCom; from 1989 until
                                                                                    1992, served as an executive
                                                                                    officer of two long distance
                                                                                    companies, including ATC; from
                                                                                    1983 to 1989, served in various
                                                                                    capacities with KPMG Peat Marwick
                                                                                    LLP

Lawrence C. Tucker           Brown Brothers Harriman &     Director                 General Partner, Brown Brothers
                             Co.                                                    Harriman & Co., which is the
                             59 Wall Street                                         general and managing partner of
                             New York, NY 10005                                     The 1818 Fund, L.P. and The 1818
                                                                                    Fund II, L.P.

            SHARES TENDERED, TOGETHER WITH THE REQUISITE LETTERS OF
TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, MUST BE DELIVERED TO THE EXCHANGE
                                     AGENT,

                                [EXCHANGE AGENT]

 BY REGISTERED OR CERTIFIED     HAND DELIVERY OR OVERNIGHT            BY FACSIMILE:
             MAIL:                       DELIVERY:                   (XXX) XXX-XXXX

                                                                  Confirm by telephone:
                                                                     (xxx) xxx-xxxx

ANY QUESTIONS CONCERNING TENDER PROCEDURES OR REQUESTS FOR ADDITIONAL COPIES OF
 THIS PROSPECTUS, THE LETTERS OF TRANSMITTAL, OR NOTICES OF GUARANTEED DELIVERY
                  SHOULD BE DIRECTED TO THE INFORMATION AGENT,

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                            (212) 929-5500 (collect)
                           (800) 322-2885 (toll free)

                      THE DEALER MANAGER FOR THE OFFER IS:

                              SALOMON BROTHERS INC

                            SEVEN WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048
                        (212) [              ] (collect)
                          (800) [        ] (toll free)

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director, and does not relieve a director from liability arising from his role as an officer or in any other capacity.

    The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

    Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he is made a party by reason of being a director of WorldCom and for directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of WorldCom and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to WorldCom in a derivative action or on the basis that personal benefit was improperly received by him, the director is not entitled to indemnification by the corporation; provided that the director may be entitled to indemnification for reasonable expenses as determined by a court in accordance with the provisions of Section 14-2-854, or unless WorldCom's Second Amended and Restated Articles of Incorporation or Bylaws, or a contract or resolutions approved by WorldCom's shareholders pursuant to Section 14-2-856, authorizes indemnification. Section 14-2-852 of the Georgia Code provides that unless limited by the articles of incorporation, directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) by the majority vote of a quorum of the members of the board of directors not a party to such action at that time, (ii) if a quorum cannot be obtained, by a committee thereof duly designated by the board of directors, consisting of two or more directors not a party to such action at that time,
(iii) by duly selected special legal counsel, or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted.

    Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

    The indemnification provisions of Article X of WorldCom's Bylaws and Article Twelve of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

ITEM 21(A). EXHIBITS.

    See Exhibit Index.

ITEM 21(B). FINANCIAL STATEMENT SCHEDULES.

    All financial statement schedules of WorldCom and MCI which are required to be included herein are included in the Annual Report of WorldCom on Form 10-K for the fiscal year ended December 31, 1996 or the Annual Report on Form 10-K of MCI for the fiscal year ended December 31, 1996, respectively, which are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs 5(a)(i) and 5(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d)of the Exchange Act that are incorporated by reference in the registration statement.

        (b) That for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (7) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on the first day of October, 1997.

                                WORLDCOM, INC.

                                By:  /S/ BERNARD J. EBBERS
                                     Bernard J. Ebbers
                                     Chairman of the Board, President
                                     and Chief Executive Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, John W. Sidgmore, Scott D. Sullivan, and Charles T. Cannada and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       NAME                                         TITLE                           DATE
---------------------------------------------------  ------------------------------------  ----------------------

                /s/ CARL J. AYCOCK                   Director                                 October 1, 1997
     ----------------------------------------
                   Carl J. Aycock

                /s/ MAX E. BOBBITT                   Director                                 October 1, 1997
     ----------------------------------------
                   Max E. Bobbitt

               /s/ BERNARD J. EBBERS                 Chairman, President and Chief            October 1, 1997
     ----------------------------------------          Executive Officer and Director
                  Bernard J. Ebbers                    (Principal Executive Officer)

               /s/ FRANCESCO GALESI                  Director                                 October 1, 1997
     ----------------------------------------
                  Francesco Galesi

               /s/ RICHARD R. JAROS                  Director                                 October 1, 1997
     ----------------------------------------
                  Richard R. Jaros

                       NAME                                         TITLE                           DATE
---------------------------------------------------  ------------------------------------  ----------------------
            /s/ STILES A. KELLETT, JR.               Director                                 October 1, 1997
     ----------------------------------------
               Stiles A. Kellett, Jr.

               /s/ DAVID C. MCCOURT                  Director                                 October 1, 1997
     ----------------------------------------
                  David C. McCourt

                /s/ JOHN A. PORTER                   Director                                 October 1, 1997
     ----------------------------------------
                   John A. Porter

               /s/ JOHN W. SIDGMORE                  Vice Chairman of the Board, Chief        October 1, 1997
     ----------------------------------------          Operations Officer and Director
                  John W. Sidgmore

               /s/ SCOTT D. SULLIVAN                 Chief Financial Officer and Director     October 1, 1997
     ----------------------------------------          (Principal Financial Officer and
                  Scott D. Sullivan                    Principal Accounting Officer)

              /s/ LAWRENCE C. TUCKER                 Director                                 October 1, 1997
     ----------------------------------------
                 Lawrence C. Tucker

                                 EXHIBIT INDEX

EXHIBIT NO.                                             DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
       1.1   Letter Agreement dated September 29, 1997, by and between WorldCom, Inc. ("WorldCom" or the
             "Company") and Salomon Brothers Inc**

       1.2   Form of Dealer/Manager Agreement dated [      ], 1997 by and between WorldCom and Salomon
             Brothers Inc**

       2.1   Form of Voting Trust Agreement dated [      ], 1997 by and between WorldCom and
             [      ]**

       2.2   Agreement and Plan of Merger by and among WorldCom, H&R Block, Inc., H&R Block Group, Inc.,
             CompuServe Corporation, Inc. ("CompuServe") and Walnut Acquisition Company, L.L.C. dated as of
             September 7, 1997 (incorporated herein by reference to Exhibit 2.1 to the Company's Current
             Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))*

       2.3   Stockholders Agreement by and among H&R Block, Inc., H&R Block Group, Inc., and the Company dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.2 to the Company's Current
             Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))

       2.4   Standstill Agreement by and among WorldCom, H&R Block, Inc., H&R Block Group, Inc. and WorldCom
             dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.3 to the Company's
             Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))

       2.5   Purchase and Sale Agreement by and among AOL, Inc., ANS, Inc. and WorldCom dated as of September
             7, 1997 (incorporated herein by reference to Exhibit 2.4 to the Company's Current Report on Form
             8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))*

       4.1   Second Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations) as of December 31, 1996 (incorporated herein by reference to Exhibit 3.1 to the
             Company's Current Report on Form 8-K, dated December 31, 1996 (File No. 0-11258]))

       4.2   Restated Bylaws of WorldCom (incorporated herein by reference to Exhibit 4.2 to WorldCom's Annual
             Report on Form 10-K (File No. 0-11258) for the year ended December 31, 1996)

       4.3   Deposit Agreement between WorldCom, The Bank of New York and the holders from to time of the
             Depositary Shares representing 1/100 of a share of WorldCom Series A Preferred Stock (the
             "WorldCom Depositary Shares") (incorporated herein by reference to Exhibit 4.5 to WorldCom's
             Registration Statement on Form S-4 (File No. 333-16015))

       4.4   Form of certificate representing WorldCom Depositary Shares (attached as Exhibit A to the Deposit
             Agreement filed as Exhibit 4.3 hereto)

EXHIBIT NO.                                             DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------
       4.5   Rights Agreement dated as of August 25, 1996 between WorldCom and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior
             Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights
             Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C
             (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August 26,
             1996 (as amended) filed by WorldCom with the Securities and Exchange Commission on August 26,
             1996 (File No. 0-11258)

       4.6   Amendment No. 1 To Rights Agreement dated as of May 22, 1997 by and between the Company. and The
             Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.2 to the
             Company's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997) (File No. 0-11258)

       4.7   Form of 7.55% Senior Note due 2004 (incorporated herein by reference to Exhibit 4.1 to the
             Company's Current Report on Form 8-K dated March 26, 1997 (File No. 0-11258))

       4.8   Form of 7.75% Senior Note due 2007 (incorporated herein by reference to Exhibit 4.2 to the
             Company's Current Report on Form 8-K dated March 26, 1997 (File No. 0-11258))

       4.9   Form of 7.75% Senior Note due 2027 (incorporated herein by reference to Exhibit 4.3 to the
             Company's Current Report on Form 8-K dated March 26, 1997 (File No. 0-11258))

       4.10  Senior Indenture dated March 1, 1997 by and between WorldCom, Inc. and Mellon Bank, N.A., as trustee (incorporated herein by reference to Exhibit 4.6 to the Company's Form 10-Q for the period ended March 31, 1997 (File No. 0-11258))

       4.11  Form of First Supplemental Indenture of WorldCom to Mellon Bank, N.A. relating to 9 3/8% Notes
             Due 2004 and 8 7/8% Senior Notes Due 2006 (including form of 9 3/8% Senior Note Due 2004 attached as Exhibit A thereto and form of 8 7/8% Senior Note Due 2006 attached as Exhibit B thereto)
             (incorporated herein by reference to Exhibit 4.9 to the Company's Registration Statement on Form
             S-4 (Registration No. 333-27345))

       4.12  Facility A Revolving Credit Agreement among WorldCom, Inc., NationsBank of Texas, N.A. (Managing
             Agent and Administrative Agent), Bank of America NT & SA, Bank of Montreal, The Bank of New York,
             The Bank of Nova Scotia, Bank of Tokyo-Mitsubishi Trust Company, Barclays Bank PLC, Canadian
             Imperial Bank of Commerce, The Chase Manhattan Bank, Citibank, N.A., Credit Lyonnais New York
             Branch, First Union National Bank, Fleet National Bank, The Industrial Bank of Japan, Limited,
             Atlanta Agency, Morgan Guaranty Trust Company of New York, Royal Bank of Canada, and Toronto
             Dominion (Texas), Inc. (Agents) and the Lenders named therein (Facility A Lenders), dated as of
             July 3, 1997 (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on
             Form 8-K dated June 30, 1997 (File No. 0-11258))

EXHIBIT NO.                                             DESCRIPTION
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
       4.13  Facility B Revolving Credit and Term Loan Agreement among WorldCom, Inc., NationsBank of Texas,
             N.A. (Managing Agent and Administrative Agent), Bank of America NT & SA, Bank of Montreal, The
             Bank of New York, The Bank of Nova Scotia, Bank of Tokyo-Mitsubishi Trust Company, Barclays Bank
             PLC, Canadian Imperial Bank of Commerce, The Chase Manhattan Bank, Citibank, N.A., Credit
             Lyonnais New York Branch, First Union National Bank, Fleet National Bank, The Industrial Bank of
             Japan, Limited, Atlanta Agency, Morgan Guaranty Trust Company of New York, Royal Bank of Canada,
             and Toronto Dominion (Texas), Inc. (Agents) and the Lenders named therein (Facility B Lenders), dated as of July 3, 1997 (incorporated herein by reference to Exhibit 10.2 to the Company's
             Current Report on Form 8-K dated June 30, 1997 (File No. 0-11258))

       5.1   Legality Opinion of Legal Counsel**

       8.1   Tax Opinion of Bryan Cave LLP**

      23.1   Consent of Arthur Andersen LLP

      23.2   Consent of Arthur Andersen LLP

      23.3   Consent of Coopers & Lybrand LLP

      23.4   Consent of Arthur Andersen LLP

      23.5   Consent of Legal Counsel (included in Exhibit 5.1)

      23.6   Consent of Bryan Cave LLP (included in Exhibit 8.1)

      24.1   Power of Attorney (included in Signature Page)

      99.1   Form of Letter of Transmittal**

      99.2   Form of Notice of Guaranteed Delivery**

      99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees**

      99.4   Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and
             Other Nominees**

      99.5   Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9**

      99.6   Form of Summary Advertisement**

------------------------

* The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.

**  To be filed by amendment.

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